As filed with the Securities and Exchange Commission on February 23, 1999


                                           Registration Statement No. 333-66103
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM F-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                             NUR MACROPRINTERS LTD.
             (Exact name of registrant as specified in its charter)

          Israel                        3555                    Not Applicable
(State or other jurisdiction      (Primary Standard            (I.R.S. Employer
     of incorporation or      Industrial Classification     Identification Number)
        organization)                Code Number)

                           --------------------------
                              5 David Navon Street
                         Moshav Magshimim 56910, Israel
                              (011) 972-3-908-7676
   (Address and telephone number of Registrant's principal executive offices)
                              CT Corporation System
                                  1633 Broadway
                            New York, New York 10019
                                 (212) 246-5070
            (Name, address and telephone number of agent for service)
                           --------------------------
                                    Copy to:
                             Rubi Finkelstein, Esq.
                       Orrick, Herrington & Sutcliffe LLP
                              30 Rockefeller Plaza
                            New York, New York 10112

                   (212) 506-5000 (Phone) (212) 506-3730 (Fax)

                           --------------------------
Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                 CALCULATION OF REGISTRATION FEE

--------------------------- ---------------- ------------------- ------------------ -------------
  Title of Each Class of     Amount to be     Proposed Maximum   Proposed Maximum    Amount of
        Securities            Registered       Offering Price        Aggregate      Registration
     to be Registered                           Per Share(1)     Offering Price(1)      Fee
-------------------------------------------------------------------------------------------------
Ordinary Shares nominal       6,759,444         $3.0625           $20,700,797.25     $5,754.82
value NIS 1.0 per share       Shares
-------------------------------------------------------------------------------------------------
Ordinary Shares Issuable      555,000           $3.0625           $ 1,699,687.50     $  472.51
Upon Exercise of Warrants     Shares
-------------------------------------------------------------------------------------------------
Ordinary Shares Issuable      1,805,039         $3.0625           $ 5,527,931.94     $1,536.77
Upon Exercise of Options      Shares
-------------------------------------------------------------------------------------------------
Total Registration Fee                                            $27,928,416.69     $7,764.10(2)
-------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee based upon the average of the closing bid and ask prices for the Ordinary Shares on February 18, 1999 on the Nasdaq National Market, in accordance with Rule 457(c).
(2) The Company has previously paid $3,893.72 towards this amount on October 26, 1998.

                           --------------------------
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                             NUR MACROPRINTERS LTD.

             Cross-Reference Sheet Showing Location in Prospectus of
               Information Required by Items in Part I of Form F-1


       Registration Statement Item Number and Caption          Caption or Location in Prospectus
       ----------------------------------------------          ---------------------------------
1.      Front of Registration Statement Outside Front
          Cover of Prospectus............................      Cover page

2.      Inside Front Cover and Outside Back Cover Pages
          of Prospectus .................................      Inside Front and Outside Back; Back Cover
                                                                 Pages

3.      Summary Information and Risk Factors.............      Prospectus Summary; Risk Factors

4.      Use of Proceeds..................................      Use of Proceeds

5.      Determination of Offering Price..................      Not Applicable

6.      Dilution.........................................      Not Applicable

7.      Selling Security Holders.........................      Selling Security Holders

8.      Plan of Distribution.............................      Plan of Distribution

9.      Legal Proceedings................................      Business-Legal Proceedings

10.     Directors, Executive Officers, Promoters and
          Control Persons................................      Management

11.     Security Ownership of  Certain Beneficial Owners
          and Management.................................      Principal Shareholders

12.     Description of Securities........................      Description of Ordinary Securities

13.     Interest of Named Experts and Counsel............      Experts; Legal Matters

14.     Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities.      Commission Position on Indemnification
                                                                 for Securities Act Liabilities.

15.     Organization Within Last Five Years..............      Not Applicable

16.     Description of Business..........................      Business

17.     Management's Discussion and Analysis or Plan of
          Operation......................................      Management's Discussion and Analysis
                                                                 of Financial Condition and Results

18.     Description of Property..........................      Business--Facilities

19.     Certain Relationships and Related Transactions...      Certain Transactions

20.     Market for Common Equity and Related Stockholder
          Matters........................................      Risk Factors; Market for Common
                                                                 Equity; Dividend Policy; Principal
                                                                 Shareholders

21.     Executive Compensations..........................      Management

22.     Financial Statements.............................      Financial Statements

23.     Changes in and Disagreements with Accountants on
          Accounting and Financial Disclosure............      Not Applicable

                 SUBJECT TO COMPLETION, DATED FEBRUARY 23, 1999

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitatation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                            Shelf Registration
                                                          Preliminary Prospectus


                             NUR MACROPRINTERS LTD.

                            9,119,483 Ordinary Shares

Nur Macroprinters Ltd.                            We develop, manufacture, assemble through a
5 David Navon Street                              subcontractor, sell, and service digital color
Moshav Magshimim 56910                            printers for the printing of large images such as
Israel                                            billboards, posters, and banners. Our primary
                                                  customers include commercial printers, design
                                                  firms, and billboard companies.

The Offering
o   Ordinary shares            6,759,444          We are registering shares currently owned by
                                                  shareholders of the company to enable them to sell
o   Ordinary shares issuable                      their shares without certain securities law
    upon exercise of warrants                     restrictions at prevailing market or negotiated
                                 555,000          prices. We will not receive any money from this
o   Ordinary shares issuable                      offering.
    upon exercise of options
                               1,805,039
                               ---------

Total Ordinary shares          9,119,483
                               =========

                               Trading Information
                      Nasdaq National Market Symbol: NURTF
          Last reported bid price on February 18, 1999: $3.00 per share

                         ------------------------------

This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See "Risk Factors," Page 8.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


The Securities Authority of the State of Israel has granted us an exemption from Israel's publication requirements applicable to this Prospectus. The grant of such exemption should not be construed as a determination that this Prospectus is truthful or complete or as an opinion on the quality of the securities offered in this Prospectus.
                         ------------------------------

                                February 23, 1999

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information you should consider before investing in our stock. Therefore, you should read the entire prospectus carefully.

                             Nur Macroprinters Ltd.

Introduction


      Nur Macroprinters Ltd. is a world leader in the market for the sale of very large format digital printing systems. We develop, manufacture, assemble through a subcontractor, sell, and service digital color printers for the printing of large images such as billboards, posters, and banners. We also supply our customers with the inks, solvents, and print substrates for use with our printers.

      On October 6, 1995, we completed our initial public offering and our shares currently trade on the Nasdaq National Market under the symbol NURTF. There is no non-United States trading market for our shares.


Our Products

      Our printers allow customers to print large color images on demand, generally in substantially less time, with less labor, and at a lower cost than traditional methods of printing.


      One of our principal products is the Blueboard printer, a second generation very large format printer introduced in early 1997. The Blueboard printer can print in variable widths from 0.9 to 5 meters (approximately 3 to 16.4 feet). The Blueboard printer is based on our own continuous ink-jet digital printing technology and is designed to improve quality and ease of use.


      In April 1998, we introduced a faster version of the Blueboard printer, the Blueboard 2, in response to demand from our customers for increased productivity. The Blueboard 2 is now also one of our main products. In September 1998, we acquired rights to a certain piezo drop on demand digital printing technology which we plan to incorporate into a new printer.


      Our main product until the end of 1995 was the Outboard printer, which is capable of printing in widths of up to 1.6 meters (approximately 5.25 feet). At the end of 1995 we introduced the Wideboard printer, a first generation very large format printer capable of printing in variable widths of up to 5 meters.

      The ink we sell to our customers for use with our printers is resistant to water and ultraviolet rays and is well suited for indoor and outdoor use. The substrates we sell to our customers are also suitable for indoor and outdoor use and are made of vinyl, PVC, paper, and mesh.


Our Customers

      We sell our printers and related products primarily to commercial printers, design and service firms, screen printers, outdoor media companies, and trade shops. Our customers use our products to print large images such as billboards, posters, banners, and point of purchase displays for advertising, as well as decorations and backdrops for showrooms, museums, and exhibits.

Our Strategy

        Our strategy is to:

o strengthen our position as a world leader in the very large format printing market by supplying the most productive and cost-effective very large format digital printers;

o introduce large format digital ink jet printers to replace current large format screen printers;

o be our customers' vendor of choice for all of their ink and substrate needs;

o enable our customers to develop new ways to profit from our printing systems; and

o     provide our customers with state of the art service and supplies.


      Where you can obtain additional information:

                Mailing Address                                  Executive Office
                 P.O. Box 8440                                 5 David Navon Street
             Moshav Magshimim 56910                           Moshav Magshimim 56910
                     Israel                                           Israel

             Phone: 972-3-908-7676                         Website: http://www.nur.com


      The information on our website is not a part of this Prospectus.

                                  The Offering

Shares offered assuming exercise of all
  warrants and options....................   9,119,483

Shares outstanding before offering........   10,880,000

Shares outstanding after offering assuming
  exercise of all warrants and options....   13,240,039

Nasdaq National Market
  Trading Symbol..........................   NURTF

Selling Security Holders..................   See "Selling Security Holders," page 49.

Use of Proceeds...........................   The selling security holders will receive all of the
                                             proceeds from the sale of their shares to the public.
                                             Nur Macroprinters Ltd. will not receive any proceeds
                                             from the sale of the shares. We will, however, receive
                                             some proceeds if stockholders exercise their warrants
                                             and options. These proceeds will be used for working
                                             capital and general corporate purposes. See "Use of
                                             Proceeds," page 16.

Plan of Distribution......................   We are not aware of any specific plan the selling
                                             security holders may have to sell their shares. We
                                             believe that the selling security holders will sell
                                             their shares at prevailing market prices on the Nasdaq
                                             National Market, without payment of any underwriting
                                             commissions or discounts other than ordinary transaction
                                             costs. We are paying for the preparation of this
                                             Prospectus and the related Registration Statement.

Risk Factors..............................   Investing in our shares is very risky. You should be
                                             able to bear a complete loss of your investment. See
                                             "Risk Factors," page 8.

                   Summary Consolidated Financial Information
               (in thousands, except per share and operating data)

The following selected consolidated financial data as of December 31, 1996 and 1997 and for the years ended December 31, 1996 and 1997 and the selected financial data for the year ended December 31, 1995 have been derived from the Company's Consolidated Financial Statements, set forth elsewhere in this prospectus. These financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Israel. The selected financial data as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 have been derived from audited financial statements not included herein, which have also been prepared in accordance with Israeli GAAP. As applicable to the Company's Consolidated Financial Statements, U.S. GAAP and Israeli GAAP are identical in all material respects. The selected consolidated financial data as of September 30, 1998 and for the nine-months period ended September 30, 1997 and 1998 are derived from the Company's unaudited consolidated financial statements. The selected Consolidated Financial Statements set forth below should be read in conjunction with and are qualified by reference to "Management's Discussions and Analysis of Financial Condition and Results of Operations", and the Company's Consolidated Financial Statements included elsewhere in this prospectus.

                                                                                            Nine Months Ended
                                                    Years Ended December 31,                   September 30,
                                                    ------------------------                -----------------
                                         1993       1994      1995      1996*     1997*      1997*      1998*
                                         ----       ----      ----      -----     -----      -----      -----
Revenues:
Sales of printers and related
products                                $6,880    $10,010   $13,824    $13,639   $18,874    $12,660   $22,824
Sales of printed materials                  --         --        --      2,998     3,085      2,171     3,110
                                        ------    -------   -------    -------   -------    -------   -------
                                         6,880     10,010    13,824     16,637    21,959     14,831    25,934
                                        ------    -------   -------    -------   -------    -------   -------

Cost of revenues:
Cost of sales of printers and
related products                         4,861      6,939     9,374     11,528     9,627      6,697    11,283

Cost of sales of printed materials          --         --          --    2,008     1,684      1,182     2,036
                                        ------    -------   -------    -------   -------    -------   -------
                                         4,861      6,939     9,374     13,536    11,311      7,879    13,319
                                        ------    -------   -------    -------   -------    -------   -------

Gross profit                             2,019      3,071     4,450      3,101    10,648      6,952    12,615
                                        ------    -------   -------    -------   -------    -------   -------

Research & development expenses            739        497     1,040      1,530     1,726      1,096     3,965
Less royalty-bearing grants                144        161       306        372        43        127       480
                                        ------    -------   -------    -------   -------    -------   -------
Research & development expenses, net       595        336       734      1,158     1,683        969     3,485
                                        ------    -------   -------    -------   -------    -------   -------

Selling and marketing expenses, net        867        715     1,039      4,823     4,620      2,936     4,347
General & administrative expenses          520      1,099     1,187      2,560     3,439      2,706     3,753
Write-off of debts from related
parties                                     --         --        --      3,757        --         99        --
                                        ------    -------   -------    -------   -------    -------   -------
                                         1,387      1,814     2,226     11,140     8,059      5,741     8,100
                                        ------    -------   -------    -------   -------    -------   -------

Operating income (loss)                     37        921     1,490     (9,197)      906        242     1,030
Financial expenses, net                    243         65       205        589       320        207       433
Gain (loss) on marketable securities       251        (40)       12         22        --         --       (29)
Other income (expenses), net                 --        --       110         76        (8)        --        (6)
                                        ------    -------   -------    -------   -------    -------   -------

-----------------------

* Represents financial information for Nur Macroprinters Ltd. together with its subsidiaries, Nur Media Solutions S.A. ("Nur Media Solutions"), Nur America Inc. ("Nur America"), Nur Advanced Technologies (Europe) S.A. ("Nur Europe"), and Nur Marketing and Communication GmbH ("Nur Germany").

                                                                                              Nine Months Ended
                                                       Years Ended December 31,                 September 30,
                                                       ------------------------               -----------------
                                          1993       1994     1995       1996*      1997*      1997*      1998*
                                          ----       ----     ----       -----      -----      -----      -----
Income (loss) before taxes on income        45        816     1,407     (9,688)      578         35       562
Taxes on income                             60         25       221        400        67         --       227
                                     ---------  --------- ---------  --------- ---------  --------- ---------
Income (loss) after taxes on income        (15)       791     1,186    (10,088)      511         35       335
Minority interest in earnings of
subsidiary                                  --         --        --         --       (26)        --       (30)

Equity in losses of 50% owned joint
venture                                   (528)      (987)   (1,125)        --        --         --        --
                                     ---------  --------- ---------  --------- ---------  --------- ---------
Net income (loss) for the period        $ (543)    $ (196)    $  61   $(10,088)    $ 485      $  35     $ 305
                                     ---------  --------- ---------  --------- ---------  --------- ---------
Basic and diluted earnings (loss)
per share                               $(0.15)    $(0.05)    $0.01   $  (1.47)    $0.07      $0.01     $0.03
                                     ---------  --------- ---------  --------- ---------  --------- ---------
Weighted average number of shares
used in computing basic and diluted
earnings (loss) per share            3,624,708  4,123,082 4,904,118  6,880,000 7,293,640  6,880,000 10,880,000
                                     =========  ========= =========  ========= =========  ========= ==========

                                      Balance Sheet Data
                                      (In U.S. Dollars)

                                          December 31,                       September 30,
                                --------------------------------          -------------------
                                1995         1996*         1997*          1997*         1998*
                                ----         -----         -----          -----         -----
Working capital...........    $10,597      $    690       $ 4,674       $ 2,475        $ 4,307
Total assets..............     16,759        12,161        13,783        11,862         20,200
Total liabilities.........      4,945        10,325         7,998         8,906         14,166
Total shareholders' equity    $11,814      $  1,836       $ 5,785       $ 2,956        $ 5,975

*Represents financial information for Nur Macroprinters Ltd. together with its subsidiaries, Nur Media Solutions, Nur America, Nur Europe, and Nur Germany.

                                  RISK FACTORS

      Investing in our shares is very risky. You should be able to bear a complete loss of your investment. To understand the level of risk, you should carefully consider the following risk factors, as well as the other information found in this prospectus.


We need additional financing.       We believe that our revenues from operations
                                    together with our capital resources and
                                    credit facilities will be enough to fund our
                                    current activities at their present rate
                                    through April 2000. If we want to proceed
We need to raise more money to      with the expansion of our operations, we
successfully run our business.      will require additional funds, to be raised
                                    through public or private financing of debt
                                    or equity, to ensure our ability to
                                    maintain our planned operations, after April
                                    1999. If we are unable to raise such funds,
                                    we will have to reduce or eliminate certain
                                    planned expenditures for research and
                                    development, production, or marketing of our
                                    products, any one of which could have a
                                    negative impact on our financial results. In
                                    this regard, how much money we will need
                                    depends on numerous factors, including the
                                    success of our marketing and customer
                                    service efforts, our research and
                                    development activities, and the demand for
                                    our products and services. We cannot
                                    guarantee that additional financing will be
                                    available or that, if available, it will be
                                    obtained on terms we find favorable. We
                                    currently have no commitments for additional
                                    financing.

We depend on a few key products     We are highly dependent on the sal  of our
in a business subject to rapid      principal products, the Blueboard and
technological change.               Blueboard 2 printers and related supplies.
                                    Rapid changes in technology, customer
                                    preferences and evolving industry standards
                                    increasingly characterize the market for our
                                    printers. As a result of these factors, our
                                    growth and future financial performance will
                                    depend upon our ability to develop and
                                    market new products and keep pace with the
                                    latest technological advances in the
                                    industry. We must also improve our existing
                                    products to accommodate technological
Our success depends on the          advances and customer preferences. During
research and development of new     1997 and through the first nine months of
products.                           1998, we invested approximately $5.7
                                    million in research and development projects
                                    of which $1.6 million is related to the
                                    acquisition of technology that caused a one-
                                    time write-off assigned to research and
                                    development. Our business could seriously
                                    suffer if we fail to anticipate or respond
                                    adequately to changes in technology and
                                    customer preferences, or if our products
                                    are delayed in their development or
                                    introduction. Other events beyond our
                                    control could also hurt our business. For
                                    example, one of our competitors could
                                    develop and market a printer that customers
                                    prefer over our printers. We can not assure
                                    you that we will successfully develop any
                                    new products. Finally, we cannot predict how
                                    the introduction of new products by our
                                    competitors will affect sales of our
                                    existing products.

Over the next three years we will   In September 1998 we acquired all rights to a
make significant royalty payments.  certain drop on demand inkjet technology suitable for large format digital printers.
                                    Over the next three years we must pay
                                    royalty payments to the seller of up to $1.3
                                    million. If we do not make certain minimum
                                    royalty payments, the Seller of the
                                    technology will have the option to buy-back
                                    the technology. See "Management's Discussion
                                    and Analysis of Financial Condition and
                                    Results of Operations--General--Certain
                                    Royalty Obligations."

Our success depends on our          We currently purchase all of the ink and
suppliers and subcontractors.       ink-jets used in our printers from one
                                    supplier, Imaje, a French manufacturer of
                                    ink-related products. We have a written
                                    agreement for the supply of the ink, but the
                                    agreement for the supply of the ink-jets is
                                    being re-negotiated. We have been able to
                                    obtain adequate supplies of ink and ink-jets
                                    in the past, although Imaje has occasionally
                                    delivered the supplies late. If this sole
                                    supplier experiences

                                    any problem that results in production
Imaje is our only supplier of ink   delays, our sales to new customers and
and ink-jets.                       existing customers that rely on our ink to
                                    operate their printers could be hurt.
                                    Because the success of our business depends
                                    on the sale of our printers, such a supply
                                    problem could have a severe effect on our
                                    financial results. Also, if Imaje reduces or
                                    changes the credit or payment terms it
                                    extends to us, our business could be hurt.

We rely on a limited number of      We employ a limited  number of  unaffiliated
subcontractors.                     subcontractors to manufacture components for
                                    our printers. We currently employ one
                                    independent sub-contractor to assemble our
                                    Blueboard printers. Our subcontractors have,
                                    in the past, been late in delivering
                                    components. We have, however, been able to
                                    obtain adequate supplies of the components
                                    and raw materials necessary to produce our
                                    printers and we have not had any serious
                                    problems with our subcontractors. Because we
                                    rely on subcontractors, we cannot be sure
                                    that we will be able to maintain an adequate
                                    supply of components. Moreover, we cannot be
                                    sure that any of the components we purchase
                                    will satisfy our quality standards and be
                                    delivered on time. Our business could
                                    suffer if we fail to maintain our
                                    relationships with our subcontractors or
                                    fail to develop alternative sources for our
                                    printer components. Also, as our business
                                    grows, we will need to purchase greater
                                    quantities of components on a timely basis,
                                    and any delay in supply could hurt our
                                    sales. We cannot guarantee that we will
                                    develop alternative sources of production
                                    for our products or that we would be able to
                                    replace the sub-contractor that assembles
                                    our Blueboard printers, if required.

We are replacing our largest        Scitex Corporation and its subsidiaries
distributor with our own            were, through 1998, the most significant
operations.                         outside distributors of our products,
                                    concentrating in the Far East and the Middle
                                    East. In the fiscal year ended December 31,
                                    1997, and the nine months ended September
                                    30, 1998, our sales to Scitex Corporation
                                    and its subsidiaries accounted for about 10%
                                    and 9% of our total sales. In the first six
                                    months of 1999, we plan to replace Scitex
                                    and its subsidiaries with our own
                                    distribution operations in Shanghai, China
                                    and Tel-Aviv, Israel. We anticipate opening
                                    our distribution operations in Shanghai and
                                    Tel Aviv during the first quarter of 1999.
                                    In the interim, we continue to distribute
                                    our products through Scitex Corporation. Our
                                    business could suffer as we make such
                                    transition due to increased costs and
                                    uncertainties associated with the
                                    development of such business. Our business
                                    could also suffer if our efforts prove
                                    unsuccessful.

Our business is extremely           The printing equipment industry is extremely
competitive.                        competitive and many of our competitors
                                    have greater management, financial,
                                    technical, manufacturing, marketing, sales,
                                    distribution, and other resources than we
                                    do. Our ability to compete depends on
                                    factors both within and outside of our
                                    control, including the performance and
                                    acceptance of our current printers and any
                                    products we develop in the future. We
We have numerous competitors in     compete against several companies that
the market for our printers.        market digital printing systems based on
                                    electrostatic, drop-on-demand, airbrush, and
                                    other technologies. We also face competition
                                    from existing conventional large format
                                    printing methods, including hand painting,
                                    silk screening, and offset printing. Our
                                    competitors could develop new products, with
                                    existing or new technology, that could be
                                    competitive in price and performance with
                                    our printers. We can offer no assurance that
                                    we can compete effectively with any such
                                    products.

We also face competition in the     We also compete with independent
market for printing supplies.       manufacturers in the market for printer
                                    supplies, in particular, the inks we
                                    supply. In 1997, and the first nine months
                                    of 1998, ink sales accounted for 21% and 23%
                                    of our total sales, respectively. We cannot
                                    guarantee that we will be able to remain the

                                    exclusive or even principal ink manufacturer for our printers. We recently entered the substrate business, which is also highly competitive and characterized by a large number of suppliers worldwide. We are developing substrates through subcontractors that have a high added-value when used with our printers. We believe we are well positioned, both in our technical knowledge and in the minds of our customers, to succeed in selling high value-added substrates to our customers. We can not assure you that we will be able to compete effectively or achieve significant revenues in the substrate business.

We depend on our key employees.     Our success depends to a significant extent
                                    upon the contributions of key personnel and
                                    our senior executives. Our business could
                                    seriously suffer if one or more of our key
                                    personnel or senior executives were to leave
                                    our company. In addition, we do not have,
                                    and do not contemplate getting, "key-man"
                                    life insurance for any of our key employees.
                                    Our future success will also depend in part
                                    on our continuing ability to retain our key
                                    personnel and senior executives and to
                                    attract other highly qualified employees.
                                    We cannot assure our continued success in
                                    attracting or retaining highly qualified
                                    personnel.


We rely on trade secrets, patents   We rely on a combination of trade secrets,
and proprietary rights.             licenses, patents, and non-disclosure and
                                    confidentiality agreements to establish and
                                    protect our proprietary rights in our
                                    products. We cannot guarantee that our
                                    existing patents or any future patents will
                                    not be challenged, invalidated, or
                                    circumvented, or that our competitors will
                                    not independently develop or patent
                                    technologies that are substantially
                                    equivalent or superior to our technology. We
                                    cannot be sure that we will receive further
                                    patent protection in Israel, the United
                                    States, or elsewhere, for existing or new
                                    products or applications. Even if we do
                                    secure further patent protection, we cannot
                                    guarantee it will be effective. In some
                                    countries, meaningful patent protection is
                                    not available. We are not aware of any
                                    infringement claims against us involving our
                                    proprietary rights. Third parties may assert
                                    infringement claims against us in the
                                    future, and the cost of responding to such
                                    assertions, regardless of their validity,
                                    could be significant. In addition, such
                                    claims could be found to be valid and result
                                    in large judgments against us. Even if such
                                    claims are not valid, the cost could be
                                    substantial to protect our patent rights.
                                    See "Business--Legal Proceedings."

It is difficult to protect our      We believe that our success is less
proprietary rights.                 dependent upon the legal protection
                                    afforded by patent and other proprietary
                                    rights than on the knowledge, ability,
                                    experience, and technological expertise of
                                    our employees and our key suppliers. Our
                                    policy is to have employees sign
                                    confidentiality agreements, to have selected
                                    parties, including key suppliers,
                                    sub-contractors, and distributors, sign
                                    non-competition agreements, and to have
                                    third parties that we deal with sign
                                    non-disclosure agreements. Although we take
                                    precautionary measures to protect our trade
                                    secrets, we cannot guarantee that others
                                    will not acquire equivalent trade secrets or
                                    steal our exclusive technology. Moreover, we
                                    may not be able to meaningfully protect our
                                    rights that are not protected by patents.

We rely on international sales.     Our printers and supplies are sold
                                    worldwide, with revenues generated in
                                    various currencies. There are a number of
                                    risks inherent in international business
                                    activities, including unexpected changes in
                                    regulatory requirements, political
                                    instability, tariffs and other trade
                                    barriers, as well as the burdens of
                                    complying with different foreign laws. To
                                    date, fortunately, these risks have not
                                    materially affected our business or
                                    financial situation. We cannot predict,
                                    however, when exchange or price

                                    controls or other restrictions on the
                                    conversion of foreign currencies could
                                    impact our business.

Currency fluctuations are a risk    Because we have revenues and expenses in
we face on a daily basis.           various currencies, including the U.S.
                                    dollar, the NIS, and certain European
                                    currencies, our financial results are
                                    subject to the effects of fluctuations of
                                    foreign currency exchange rates. In the
                                    future, currency fluctuations could hurt
                                    our profitability. We do not hedge against
                                    fluctuations in currency exchange rates, but
                                    we may do so in the future.

Environmental concerns.             We mix athe ink used in our printers with a
                                    methylethyl-keton ("MEK") solvent. MEK is a
                                    hazardous substance and is subject to
                                    various government regulations relating to
                                    its transfer, handling, packaging, use, and
                                    disposal. We store the ink at warehouses in
                                    Europe, the United States and in Israel,
                                    and a shipping company ships it at our
                                    direction. We face potential responsibility
                                    for problems that may arise when we ship the
                                    ink to customers. We believe that we are in
                                    material compliance with all applicable
                                    environmental laws and regulations. If we
                                    fail to comply with these laws or an
                                    accident involving our ink waste or MEK
                                    occurs then our business and financial
                                    results could be adversely affected.

We rely on government grants, tax   We receive grants and tax benefits from the
benefits, and other funding from    Israeli government, which also sponsors
third parties.                      programs in which we participate. The
                                    Government of Israel, through the Office
                                    of the Chief Scientist (the "OCS"),
                                    encourages research and development projects
                                    oriented toward products for export. Since
                                    our inception we have used grants from the
                                    OCS to develop our products. Under our
                                    agreement with the OCS, we pay royalties to
                                    the OCS generally at a rate of 2% to 3% on
                                    sales of products developed with the help of
                                    OCS funds. The royalties end when 100% to
                                    150% of the dollar value of the grant is
                                    repaid. During the years ended December 31,
                                    1995, 1996 and 1997 and the nine months
                                    ended September 30, 1998, the OCS provided
                                    us with grants for research and development
                                    expenses in the amounts of $0.31 million,
                                    $0.37 million, $0.04 million, and $0
                                    million, respectively. These grants amounted
                                    to approximately 29%, 24%, 2.5%, and 0%,
                                    respectively, of our total research and
                                    development expenses. During 1995, we paid
                                    approximately $0.10 million in royalties to
                                    the OCS. We did not pay royalties in the
                                    years ended December 31, 1996 and 1997 and
                                    during the nine months ended September 30,
                                    1998. As of September 30, 1998, we had a
                                    contingent liability to pay the OCS $0.993
                                    million in future royalty payments.

The Israeli government has          The Israeli Government, through the Fund for
subsidized our international        the Encouragement of Marketing Activities of
marketing expenses.                 the Ministry of Industry and Commerce (the
                                    "Marketing Fund"), awards participation
                                    grants for marketing expenses incurred
                                    overseas. We received grants from the
                                    Marketing Fund totaling approximately $0.253
                                    million in 1995 for the promotion of our
                                    printers and another product that has since
                                    been discontinued. We did not receive any
                                    grants in 1996, but the Marketing Fund
                                    approved grants of up to $0.2 million for
                                    our account in 1997 and $0.4 million for our
                                    account for the nine-month period ended
                                    September 30, 1998. We did receive $0.2
                                    million during the nine-months period ended
                                    for September 30, 1998 out

                                    of the $0.6 million allocated to us during 1997 and 1998. We may not be eligible for additional grants from the Marketing Fund in the future due to our reaching the maximum allowed export revenues. We are obligated to pay a royalty of 3% of the export added value of our products to the Marketing Fund until 100% of the grants have been repaid.
                                    The principal amount of the grants are
                                    linked to the U.S. dollar. As of September
                                    30, 1998, we had made royalty payments to the Marketing Fund totaling $0.08 million, and have a contingent liability to pay the Marketing Fund $0.43 million in future royalty payments.

We receive tax benefits from the    Pursuant to the Law of Encouragement of
Israeli government.                 Capital Investments, the Israeli government
                                    has granted "Approved Enterprise" status to
                                    some of our production facilities.
                                    Consequently, these facilities are eligible
                                    for certain tax benefits for the first
                                    several years in which they generate taxable
                                    income. If we fail to obtain additional
                                    grants, or if our tax benefits are
                                    significantly reduced, our financial
                                    condition could suffer.

We must comply with conditions to   In order to receive grants and tax benefits,
receive grants and tax benefits.    we must comply with a number of conditions.
                                    If we fail to comply with these conditions
                                    and criteria, the grants and tax benefits
                                    that we receive could be partially or fully
                                    canceled and we would be forced to refund
                                    the amount of the canceled benefits
                                    received, adjusted for inflation and
                                    interest. We believe that we have operated
                                    and will continue to operate in compliance
                                    with the required conditions, although we
                                    cannot be sure. We further believe that the
                                    likelihood is remote that we will be
                                    required to refund grants or tax benefits
                                    that we receive from the OCS, the Marketing
                                    Fund, and under our "Approved Enterprise"
                                    status.

We also receive grants from the     Nur Europe has secured two non-related
Government of Belgium               grants from local authorities in Belgium.
                                    The first grant will provide up to
                                    approximately $0.5 million, provided Nur
                                    Europe completes an approximately $3.0
                                    million investment program and employs at
                                    least 21 full time employees in Belgium by
                                    December 31, 1999. The second grant provides
                                    reimbursement of up to 70% of our research
                                    and development investment in Belgium. The
                                    maximum amount of this grant is
                                    approximately $1.0 million. If we do not
                                    derive revenue or develop products as a
                                    result of our investment in Belgium, then we
                                    do not have to repay the grant; otherwise,
                                    we will repay the grant over 5 years. See
                                    "Business--Research and Development."

We have experienced financial       In the past we experienced financial
difficulties in the past.           difficulties. As of December 31, 1996, we
                                    have written off $3.7 million due to
                                    outstanding debts owed to us by Moshe Nur,
                                    our previous Chairman of the Board and major
                                    shareholder, and companies controlled by Mr.
                                    Nur. These companies are now in various
                                    insolvency proceedings. The written off
                                    debts resulted, in part, from ineffective
                                    controls, which failed to prevent
                                    unauthorized transactions and the
                                    misappropriation of funds. These
                                    difficulties resulted in losses of $10.1
                                    million in the year ended December 31, 1996,
                                    and reduced our shareholders' equity to
                                    approximately $1.8 million at such date. In
                                    April 1997, Moshe Nur transferred control of
                                    the Company and subsequently resigned from
                                    the Board of Directors. We have reached a
                                    settlement agreement resolving all
                                    outstanding material claims related to the
                                    insolvency proceedings of Moshe Nur and his
                                    companies. Despite this settlement, in the
                                    future we may be exposed to claims arising
                                    from Moshe Nur's actions. Liabilities
                                    arising from any such claims and the cost to
                                    defend our company may be substantial.

We have recently changed our        In April 1997, when Moshe Nur transferred
leadership and have limited         control of Nur Macroprinters Ltd., we
management resources to manage      replaced most of the members of our Board of
future growth.                      Directors. We also made several management
                                    changes at such time and recently changed
                                    our Chief Financial Officer. Our recent
                                    growth has placed, and will continue to
                                    place, a significant strain on our
                                    management team, facilities, and other
                                    resources. In order to support our growth,
                                    our new leadership adopted financial
                                    controls and reporting systems and expanded
                                    our management, facilities, financial, and
                                    other resources. To avoid any negative
                                    effects on our business, we must
                                    successfully implement financial controls,
                                    expand our manufacturing, sales, marketing,
                                    and service organizations, and update our
                                    accounting, operational, and management
                                    information systems. Failure to do so
                                    effectively could have a material adverse
                                    effect on our business and financial
                                    results.

Our operating results tend to       Our revenues may vary significantly from
fluctuate.                          quarter to quarter as a result of, among
                                    other factors, the timing of new product
                                    announcements and releases by our
                                    competitors and us. We do not typically have
                                    a material backlog of orders at the
                                    beginning of each quarter. We generally ship
                                    and record a significant portion of our
                                    revenues for orders placed within the same
                                    quarter, primarily in the last month of
                                    the quarter. We may not learn of shortfalls
                                    in sales until late in, or shortly after the
                                    end of, such fiscal period. As a result, our
                                    quarterly earnings may be subject to
                                    significant variations.

We have an uneven history of        We have an uneven history of incurred an
financial results.                  operating loss of approximately $0.32
                                    million in 1991 and $0.22 million in 1992.
                                    In 1993 we made an operating profit for the
                                    first time, earning approximately $0.04
                                    million, which increased to approximately
                                    $0.92 million in 1994, and to $1.49 million
                                    in 1995. In 1996 we incurred an operating
                                    loss of $9.2 million. In 1997 we achieved
                                    an operating income of $0.91 million and in
                                    the nine months ended September 30, 1998 had
                                    operating income of $1.03 million. We cannot
                                    assure profitability in the future.

Important facilities and            Our most important facilities and operations
operations are located in Israel.   and many of our subcontractors are located
                                    entirely in the State of Israel. Political
                                    and military conditions in Israel directly
                                    affect operations. Since Israel was
                                    established in 1948, a state of hostility
                                    has existed, varying in degree and
                                    intensity, between Israel and certain Arab
                                    countries. Although Israel has entered into
                                    agreements with some of these countries, the
                                    Palestine Liberation Organization and the
                                    Palestinian Authority, and the feuding
                                    parties have signed various declarations in
                                    hopes of resolving some of the hostilities,
                                    we cannot predict the future of the
                                    volatile Middle East and of Israel in
                                    particular. To date, Israel has not entered
                                    into a peace treaty with Lebanon or Syria,
                                    with whom Israel shares its northern
                                    borders, or with certain other Arab
                                    countries with whom a state of hostility
                                    exists. Any major hostilities involving
                                    Israel, the Palestinian Authority, or Arab
                                    countries in the Middle East could have a
                                    serious negative impact on our business
                                    operations.

Some of our officers and            Furthermore, all nonexempt male adult
employees are on military           citizens of Israel, employees are on
reserve.                            military reserve. including some of our
                                    officers and employees, are obligated to
                                    perform military reserve duty and are
                                    subject to being called for active duty
                                    under emergency circumstances. While we have
                                    operated effectively under these conditions
                                    in the past, we cannot predict the full
                                    impact of such conditions on us in the
                                    future, particularly if emergency
                                    circumstances occur.

We are sensitive to
economic conditions in Israel.      Inflation in Israel and devaluation of the
                                    NIS have an impact on our financial results.
                                    Although Israel has substantially reduced
                                    the rates of inflation and devaluation in
                                    recent years, they are still relatively high
                                    and we could experience losses due to
                                    inflation or devaluation. If inflation rates
                                    in Israel increase again and hurt Israel's
                                    economy as a whole, our operations and
                                    financial condition could be negatively
                                    impacted.

We do not know the impact of        Israeli law limits foreign currency
recent policy changes on            transactions and transactions between
foreign currency transactions.      Israeli and non-Israeli residents. The
                                    Controller of Foreign Exchange at the Bank
                                    of Israel, through "general" and "special"
                                    permits, may regulate or waive these
                                    limitations. Until recently, transactions in
                                    foreign currency were strictly regulated. In
                                    May 1998, the Bank of Israel liberalized its
                                    foreign currency regulations by issuing a
                                    new "general permit" pursuant to which
                                    foreign currency transactions are generally
                                    permitted, although certain restrictions
                                    still apply. Restricted transactions include
                                    foreign currency transactions by
                                    institutional investors, including futures
                                    contracts by foreign residents for periods
                                    of more than one month, and investments
                                    outside of Israel by pension funds and
                                    insurers. Under the new general permit, all
                                    foreign currency transactions must be
                                    reported to the Bank of Israel. We cannot
                                    currently assess what impact, if any, this
                                    liberalization will have on us. We also
                                    cannot predict its impact on the value of
                                    the NIS compared to the dollar and the
                                    corresponding effect on our financial
                                    statements.

Service of process and              We are organized under the laws of Israel
enforcement of judgments.           and our headquarters are in Israel. Certain
                                    of our officers, directors, selling security
                                    holders and named experts in this Prospectus
                                    reside outside of the United States.
                                    Therefore, you may not be able to enforce
                                    any judgment obtained in the U.S. against us
                                    or any of such persons. You may not be able
                                    to enforce civil actions under U.S.
                                    securities laws if you file a lawsuit in
                                    Israel. However, we have been advised by our
                                    Israeli counsel that subject to certain
                                    limitations, Israeli courts may enforce a
                                    final judgment of a U.S. court for
                                    liquidated amounts in civil matters after a
                                    hearing in Israel. We have appointed CT
                                    Corporation System as our agent to receive
                                    service of process in any action against us
                                    in any Federal or State. Court in New York
                                    City arising out of this offering. We have
                                    not given our consent for our agent to
We have appointed an agent to       accept service of process in connection with
accept service of process in        any other claim. If a foreign judgment is
New York.                           enforced by an Israeli court, it will be
                                    payable in Israeli currency.

We are preparing for the            Many computer systems and software products
Year 2000.                          will not function properly commencing in the
                                    year 2000 due to a once-common programming
                                    standard that represents years using only
                                    the last two-digits. This is known as the
                                    Year 2000 problem. We are in the process of
                                    upgrading our computers to avoid any
                                    material complications due to the Year 2000
                                    problem. As part of this program, we will
                                    identify those systems and applications that
                                    require modification, redevelopment or
                                    replacement. We expect to be Year 2000
                                    compliant by July 1999 with respect to our
                                    internal systems and our products. Providing
                                    upgrades and changes to our older products
                                    could cost up to $15,000 in the aggregate.
                                    If we do not attain compliance for our
                                    products in time to avoid complications, we
                                    have a contingency plan in place that we
                                    believe will protect our customers. We do
                                    not believe that the failure of our vendors
                                    or other third-party providers' systems to
                                    be Year 2000 compliant will have a
                                    materially negative impact on our business.
                                    See "Management's Discussion and Analysis of
                                    Financial condition and Results of
                                    Operation-Liquidity and Capital Resources-
                                    Year 2000."

Forward-looking statements.         In this prospectus we make forward-looking
                                    statements that involve risks and
                                    uncertainties. Our actual results could
                                    differ considerably due to a variety of
                                    factors, including competitive developments,
                                    the risk factors listed above, and the risk
                                    factors listed from time to time in the
                                    reports we file with the U.S. Securities and
                                    Exchange Commission.

                                 USE OF PROCEEDS


      The Company will not receive any money from the sale of the Ordinary Shares offered by the selling security holders. Management estimates that the aggregate expense of this offering will be approximately $279,000, all of which will be borne by the Company.

      The gross proceeds to the Company from the exercise of all of the outstanding Options would be $2.87 million and from the exercise of all outstanding Warrants would be $1.51 million, assuming no exercise of Warrants pursuant to cashless exercise provisions thereof. The Company intends to use the proceeds from the exercise of the Warrants and Options, if any, for working capital and general corporate purposes.


                            MARKET FOR COMMON EQUITY


      The Company's Ordinary Shares are quoted on the Nasdaq National Market under the symbol NURTF. There is no non-United States trading market for the shares.

      As of January 15, 1999, there were 136 record holders of Ordinary Shares, of which 114 represented United States record holders holding approximately 79.31% the outstanding Ordinary Shares of the Company.


      The prices set forth below are high and low closing bid prices for the Ordinary Shares of the Company as reported by Nasdaq National Market. Such quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not necessarily represent actual transactions.


Quarter                                 High          Low
-------                                 ----          ---
1st Quarter 1996                        5 1/8         2 3/4
2nd Quarter 1996                        4 1/2         2 3/8
3rd Quarter 1996                        3 1/4         1 3/4
4th Quarter 1996                        2 3/4         1 1/2
1st Quarter 1997                        2 1/4         1 1/4
2nd Quarter 1997                        1 3/4         1
3rd Quarter 1997                        2 1/8         1 1/16
4th Quarter 1997                        2 1/8         1 1/4
1st Quarter 1998                        3 1/8         1 11/16
2nd Quarter 1998                        4 1/2         2 1/4
3rd Quarter 1998                        3 1/8         1 15/16
4th Quarter 1998                        3 3/8         1 3/4
1st Quarter 1999*                       3 1/2         2 3/8

----------
* Represents the period from January 1, 1999 through February 18, 1999.

                                 DIVIDEND POLICY


      The Company does not anticipate that it will pay any cash dividend on its Ordinary Shares in the foreseeable future. Dividends, if any, will be paid in NIS. Dividends paid to shareholders outside Israel will be converted to U.S. dollars, on the basis of the exchange rate prevailing at the date of payment. The Company has determined that it will not distribute dividends out of tax-exempt profits.


                                 CAPITALIZATION


      The following table sets forth the actual capitalization of the Company as of September 30, 1998, and pro forma as adjusted to give effect to (i) the issuance of 400,000 additional Ordinary Shares upon exercise of the Warrants, based on the closing bid price of $3.0625 of the Ordinary Shares on February 2, 1999, and (ii) the issuance of 1,805,039 additional Ordinary Shares upon the exercise of options granted under the Company's stock option plans. See "Description of Securities" and "Management--Stock Option Plans."


      This table should be read in conjunction with the Company's Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                          September 30, 1998
                                                                          ------------------
                                                                                     Pro Forma
                                                                        Actual      as Adjusted
                                                                        ------      -----------
                                                                             (In thousands)
Cash and cash equivalents......................................       $    875       $  4,142
Ordinary Shares of NIS 1 per nominal value: 20,000,000 shares authorized; 10,880,000 shares issued and outstanding; 2,205,039
shares issued and outstanding pro forma as adjusted............          2,729          3,267
Additional paid-in capital.....................................         14,357         17,086
Other Comprehensive Income.....................................           (119)          (119)
Accumulated Deficit............................................        (10,992)       (10,992)
                                                                      --------       --------
Total shareholders' equity.....................................          5,975          9,242
                                                                      --------       --------
Total capitalization...........................................       $  6,850       $ 13,384
                                                                      --------       --------

                      SELECTED CONSOLIDATED FINANCIAL DATA
                            STATEMENTS OF OPERATIONS
                                (In U.S. Dollars)

The following selected consolidated financial data as of December 31, 1996 and 1997 and for the years ended December 31, 1996 and 1997 and the selected financial data for the year ended December 31, 1995 have been derived from the Company's Consolidated Financial Statements, set forth elsewhere in this prospectus. These financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Israel. The selected financial data as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 have been derived from audited financial statements not included herein, which have also been prepared in accordance with Israeli GAAP. As applicable to the Company's Consolidated Financial Statements, U.S. GAAP and Israeli GAAP are identical in all material respects. The selected consolidated financial data as of September 30, 1998 and for the nine-months period ended September 30, 1997 and 1998 are derived from the Company's unaudited consolidated financial statements. The selected Consolidated Financial Statements set forth below should be read in conjunction with and are qualified by reference to "Management's Discussions and Analysis of Financial Condition and Results of Operations", and the Company's Consolidated Financial Statements included elsewhere in this prospectus.

                                                                                            Nine Months Ended
                                                    Years Ended December 31,                  September 30,
                                                    ------------------------                  -------------
                                        1993       1994       1995       1996*     1997*      1997*       1998*
                                        ----       ----       ----       -----     ----       -----       -----
Revenues:
Sales of printers and related
products                               $6,880    $10,010    $13,824    $13,639    $18,874   $12,660    $22,824
Sales of printed materials                 --         --         --      2,998      3,085     2,171      3,110
                                       ------    -------    -------    -------    -------   -------    -------
                                        6,880     10,010     13,824     16,637     21,959    14,831     25,934
                                       ------    -------    -------    -------    -------   -------    -------
Cost of revenues:
Cost of sales of printeres and
related products                        4,861      6,939      9,374     11,528      9,627     6,697     11,283
Cost of sales of printed materials         --         --         --      2,008      1,684     1,182      2,036
                                       ------    -------    -------    -------    -------   -------    -------
                                        4,861      6,939      9,374     13,536     11,311     7,879     13,319
                                       ------    -------    -------    -------    -------   -------    -------

Gross profit                            2,019      3,071      4,450      3,101     10,648     6,952     12,615
                                       ------    -------    -------    -------    -------   -------    -------

Research & development expenses           739        497      1,040      1,530      1,726     1,096      3,965
Less royalty-bearing grants               144        161        306        372         43       127        480
                                       ------    -------    -------    -------    -------   -------    -------
Research & development expenses, net      595        336        734      1,158      1,683       969      3,485
                                       ------    -------    -------    -------    -------   -------    -------

Selling and marketing expenses, net       867        715      1,039      4,823      4,620     2,936      4,347
General & administrative expenses         520      1,099      1,187      2,560      3,439     2,706      3,753
Write-off of debts and related
parties                                    --         --         --      3,757         --        99         --
                                       ------    -------    -------    -------    -------   -------    -------
                                        1,387      1,814      2,226     11,140      8,059     5,741      8,100
                                       ------    -------    -------    -------    -------   -------    -------

Operating income (loss)                    37        921      1,490     (9,197)       906       242      1,030
Financial expenses, net                   243         65        205        589        320       207        433
Gain (loss) on marketable securities      251        (40)        12         22         --        --        (29)
Other income (expenses), net               --         --        110         76         (8)       --         (6)
                                       ------    -------    -------    -------    -------   -------    -------

-------------------
* Represents financial information for the Company together with its subsidiaries, Nur Media Solutions, Nur America, Nur Europe and Nur Germany.

                                                                                            Nine Months Ended
                                                    Years Ended December 31,                  September 30,
                                                    ------------------------                  -------------
                                        1993       1994       1995       1996*     1997*      1997*       1998*
                                        ----       ----       ----       -----     ----       -----       -----
Income (loss) before taxes on income       45        816      1,407     (9,688)       578        35        562
Taxes on income                            60         25        221        400         67        --        227
                                      ---------  ---------  ---------  ---------  --------- ---------  ----------

Income (loss) after taxes on income       (15)       791      1,186    (10,088)       511        35        335
Minority interest in earnings of
subsidiary                                 --         --         --         --        (26)       --        (30)
Equity in losses of 50% owned  joint
venture                                  (528)      (987)    (1,125)        --         --        --         --
                                      ---------  ---------  ---------  ---------  --------- ---------  ----------

Net income (loss) for the period      $  (543)   $  (196)   $    61    $(10,088)  $   485   $    35    $   305
                                      ---------  ---------  ---------  ---------  --------- ---------  ----------
Basic and  diluted  earnings  (loss)
per share                             $ (0.15)   $ (0.05)   $  0.01    $ (1.47)   $  0.07   $   0.01   $   0.03
                                      ---------  ---------  ---------  ---------  --------- ---------  ----------
Weighted average number of shares
used in computing basic and diluted
earnings (loss) per  share            3,624,708  4,123,082  4,904,118  6,880,000  7,293,640 6,880,000  10,880,000
                                      =========  =========  =========  =========  ========= =========  ==========

                                      Balance Sheet Data
                                      (In U.S. Dollars)

                                          December 31,                       September 30,
                                          ------------                       -------------
                                1995         1996*         1997*          1997*         1998*
                                ----         -----         -----          -----         -----
Working capital...........    $10,597      $    690       $ 4,674       $ 2,475        $ 4,307
Total assets..............     16,759        12,161        13,783        11,862         20,200
Total liabilities.........      4,945        10,325         7,998         8,906         14,166
Total shareholders' equity    $11,814       $ 1,836       $ 5,785        $2,956         $5,975

---------------------------
*Represents financial information for Nur Macroprinters Ltd. together with its subsidiaries, Nur Media Solutions, Nur America, Nur Europe, and Nur Germany.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

General


      Nur Macroprinters Ltd. (the "Company") is a world leader in the market for the sale of very large format digital printing systems. The Company develops, manufacturers, and assembles through a subcontractors, sells, and services digital, ink-jet color printing systems for on demand, short-run, large format ("LF") and very large format ("VLF") printing. The Company also supplies ink and its solvent, which are consumable products essential to the operation of the Company's printers. In June 1998, the Company began supplying substrates for use with the Company's printers. The Company's total revenues grew from approximately $13.8 million for the year ended December 31, 1995 to approximately $22 million for the year ended December 31, 1997 and $25.9 million for the nine months ended September 30, 1998.

      The Company carries out its main research, development and manufacturing operations at its facilities in Moshav Magshimim and Rosh Ha'ain, Israel. The Company's main sales and service activities are carried out through its wholly owned subsidiaries, Nur Europe, located in Brussels, Belgium, and Nur America, located in Newton, Massachusetts, in the United States. The Company also wholly owns Nur Media Solutions, located in Brussels, Belgium, which develops and markets advanced consumables for the Company's printers, and owns 84% of Nur Germany, located in Kassal, Germany, which is a digital printing and outdoor advertising company.

      The Company incorporated as an Israeli corporation on July 29, 1987, and the Company's Ordinary Shares have been traded on the Nasdaq National Market under the symbol NURTF since October 1995.


      Revenues from the Company's printers and related materials are derived from the sale of the Company's printers, inks, substrates, spare parts, and related services. Revenues from printed materials are derived from Nur Germany's printing and advertising display services.


      Cost of sales of printers and related materials include costs related to product shipments including materials, labor, overhead, and other direct or allocated costs involved in the manufacture, warehousing, delivery, support, and maintenance of products. Cost of sales of printed materials include costs related to product materials involved in the printing and delivery of printed materials.

      Research and development expenses include mainly labor, materials consumed, expenses by sub-contractors, consultants, and others. Research and development expenses are carried to the statement of operations as incurred. Grants are netted from research and development costs on an accrual basis as the related expenses are incurred.


      The sales and marketing expenses include the costs associated with the staff of the sales and marketing force of the Company and its subsidiaries, advertising and promotion of existing and new products, trade shows, commissions, and other marketing activities.


      During 1997, the Company expended significant financial and management resources to expand its business and product offerings. The Company invested in strengthening the service and sales organizations in Nur Europe and Nur America, by hiring additional sales and service staff in both territories. The Company also invested in the creation and set-up of Nur Media Solutions, a subsidiary dedicated to the development and marketing of substrates for the use with the Company's products. The Company continues to expend more resources to this operation in 1999. During 1997 and 1998, the Company invested in a new line of printer products aimed at the screen printing market. Revenues from such printers are expected in the second half of 1999. The Company is also investing in establishing Company owned distribution operations in Shanghai, China and Tel-Aviv, Israel, to replace its former distributor.


      In the first quarter of 1997, the Company introduced the Blueboard, a 16.4 ft. wide format printer designed and developed by the Company, which became the Company's principal product. The Blueboard printer was the first product of the Company developed fully in-house, and as a result contributed significantly to the increase in the gross margins on equipment, and enhanced the ability of the Company to introduce upgrades and enhancements to the product.

      In April 1998, the Company introduced a faster version of the Blueboard, the Blueboard 2, in response to increased demand in the VLF printing industry for increased productivity.


      In September 1998, the Company acquired from Meital Electronic Technology Ltd. ("Meital") all rights (including all related assets) to Meital's piezo drop-on-demand inkjet technologies for application in large format digital printers for approximately $3.0 million, consisting of an up-front payment of $0.75 million, the assumption of certain liabilities, including the legal dispute (now settled) between Meital and Idanit Technologies Ltd. ("Idanit"), a division of Scitex Corporation, and future sales based royalties. The Meital acquisition resulted in the recognition by the Company of a one-time charge involving a write-off assigned to research and development in the amount of $1.6 million in the third quarter of 1998. As part of such agreement the Company has also retained Meital's President as a consultant to the Company. See "Management-Consulting Agreement."

      Rental expenses were $42,000, $244,000 and $350,000 for the years ended December 31, 1995, 1996, and 1997 and $250,000 for the nine months ended September 30, 1998.


Certain Royalty Obligations


      As of September 30, 1998, the Company had a contingent liability to pay the OCS and the Marketing Fund $0.993 million and $0.43 million, respectively, in future royalty payments. The Company is obligated to pay each such entity royalty payments until 100% of the grants have been repaid. The Company is obligated to pay the OCS and the Marketing Fund royalties in the amount of 2% to 3% of sales and 3% of the export added value of the Company's sale of printers and related products, respectively, in connection with certain research and development and marketing grants. During 1995, the Company paid royalties of approximately $0.10 million to OCS. No royalty payments were made to OCS in 1996, in 1997, or in the nine months ended September 30, 1998. As of September 30, 1998, the Company made royalty payments of $0.08 to the Marketing Fund. The Company may not be eligible for additional grants from the Marketing Fund in the future due to the Company reaching the maximum allowed export revenues.

      In addition, the Company has future royalty obligations during the next three years, in connection with the acquisition of technology from Meital, which will not exceed $1.3 million. If the Company does not meet its obligations to pay minimum royalty payments, the seller of the technology will have the option to buy the technology back.


Certain Accounting Policies

      The main sources of revenues for the Company are sales of the Company's printers and related consumable products. Sales are recognized upon shipment of the product to customers, when no significant vendor obligation remains and collection is deemed probable.


      The accompanying consolidated financial statements have been prepared in U.S. dollars. The U.S. dollar is the currency of the primary economic environment in which the operations of the Company and Nur America are conducted. The U.S. dollar is the functional and reporting currency of the Company. The majority of sales are made in U.S. dollars and the majority of purchases of materials and components are invoiced and paid in U.S. dollars. In addition, a substantial number of other expenses are incurred outside Israel in U.S. dollars or paid in U.S. dollars or in New Israeli Shekels ("NIS") linked to the exchange rate of the U.S. dollar.

      See note 2 to the Company's Financial Statements included as a part of this Prospectus for a discussion of the Company's accounting policy for determining rate of exchange and linkage based amounts.

      The Company's transactions and balances denominated in U.S. dollars are presented in their original amounts. Non-dollar transactions and balances have been remeasured into U.S. dollars in accordance with Statement 52 of the Financial Accounting Standards Board ("FASB"). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

      The functional currencies of Nur International, Nur Europe, and Nur Germany are their local currencies. The balance sheets of these subsidiaries are translated into U.S. dollars at the exchange rate prevailing on the date of the balance sheet. The statements of operations and cash flows are translated at weighted average exchange rates during each year presented. Translation adjustments are recorded in a separate component of shareholders' equity.

      The Company's consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Israel. As applicable to the Company's financial statements, generally accepted accounting principles in the U.S. and Israel are identical in all material respects.

      The Company accounts for stock-based compensation in accordance with the requirements of Accounting Principles Board Opinion No. 25 ("APB 25") "Accounting for Stock Issued to Employees." Under APB 25, when the exercise price of the Company's employee options is less than the fair value of the underlying shares on the date of grant, compensation expense is recognized.

      In accounting for options granted to persons other than employees, the provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock Based Compensation" were applied. According to FASB 123, the fair value of these options was estimated at the grant date using Black-Scholes options pricing model.


Current and Future Trends


      The Company has estimated based on its own market research that the VLF industry has grown at a rate of 15-20% annually for the last 3 years. The Company's growth during 1997 and the first nine months of 1998 has exceeded this growth rate, mainly as a result of increasing market share of the Company in the VLF market and the introduction of new products. Although there can be no assurance, the Company believes it will maintain during 1999 a growth rate similar to the general industry's growth rate in the VLF segment of its business. The Company is also planning to introduce products to the LF professional print market during 1999. The gross margins of the Company have, and are expected to continue to remain at the 1997 levels throughout 1998 and for the first six months of 1999. Although there is a downward price pressure on the Company's existing products, there have been certain reductions in the manufacturing cost of these products. The Company's anticipates a launch of its new products at gross margins similar to its existing products.

      The VLF industry has undergone significant changes in the past few years, and additional change is anticipated in the future. The most noticeable change in the industry during 1997 has been the adoption of inkjet technologies by all major competitors in the industry. Until 1997, the Company had the only continuous inkjet VLF printer in the market. During 1997, the Company's major competitors have each introduced an inkjet-based printer to replace their existing airbrush printers. The new printers, introduced during 1997, are based on the drop-on-demand technology, as opposed to the continuous inkjet technology currently used by the Company's printers. To date, the Company has been successful in maintaining and increasing its growth in revenues from the Company's printers.


      With the cost of digital printing expected to decrease and the ability of digital technology expected to produce shorter runs more economically, the Company believes that the use of LF and VLF printing, such as that produced by the Company's printers, should grow, and that the portion of the market serviced by digital printing should increase. The ability to produce VLF images digitally has also opened new media opportunities for advertisers, such as mural printing, carpet printing, new forms of fleet graphics printing. The growth in demand for VLF digital printers is fueled by both the replacement of conventional print methods and the development of new printing applications.


      Certain of the statements made in this report are forward-looking statements that involve risks and uncertainties. Actual results could differ materially as a result of a variety of factors. See "Risk Factors--Forward Looking Statements."

Geographic Breakdown of Revenues

      The Company sells its services primarily to customers in the Middle East, Europe and North and Latin America. Revenues are generally recognized at the location of the sale of the product or service. The table below shows the breakdown of revenues (dollars in millions) by geographic region for the nine months ended September 30, 1998, and the years ended December 31, 1997, 1996, and 1995.

                                                          Printed
                           Printers         Ink          Materials        Others         Total
Nine months ended           (55%)          (23%)           (12%)          (10%)          (100%)
September 30, 1998       ------------   ------------   ------------   ------------   ------------
     REGION                $       %      $       %      $       %      $       %       $      %
------------------       -----   ----   -----   ----   -----   ----   -----   ----    -----  ----
Middle-East &
Asia..................   1,781    13%   1,462     24%      0     0%     529    21%    3,772   15%
Europe...............     5424    38%   1,711     28%  3,110   100%   1,192    46%   11,437   44%
North & Latin
America.............     6,965    49%   2,913     48%      0     0%     847    33%   10,725   41%

Total Revenues.....     14,170   100%   6,086    100%  3,110   100%   2,568   100%   25,934  100%
                        ======   ===   ======    ===   =====   ===    =====   ===    ======  ===



                                                          Printed
                           Printers         Ink          Materials        Others         Total
   Year ended               (55%)          (21%)           (14%)          (10%)          (100%)
December 31, 1997        ------------   ------------   ------------   ------------   ------------
     REGION                $       %      $       %      $       %      $       %       $      %
------------------       -----   ----   -----   ----   -----   ----   -----   ----    -----  ----
Middle-East &
Asia..................   1,344    11%   1,122     25%      0     0%     583    26%    3,049   14%
Europe...............    6,353    53%   1,549     34%  3,085   100%     862    38%   11,849   54%
North & Latin
America.............     4,326    36%   1,900     42%      0     0%     835    37%    7,061   32%

Total Revenues.....     12,023   100%   4,571    100%  3,085   100%   2,280   100%   21,959  100%
                        ======   ===   ======    ===   =====   ===    =====   ===    ======  ===


                                                          Printed
                           Printers         Ink          Materials        Others         Total
   Year ended               (56%)          (15%)           (18%)          (11%)          (100%)
December 31, 1996        ------------   ------------   ------------   ------------   ------------
     REGION                $       %      $       %      $       %      $       %       $      %
------------------       -----   ----   -----   ----   -----   ----   -----   ----    -----  ----
Middle-East &
Asia..................   6,060    65%   1,400     56%      0     0%     264    14%    7,724   46%
Europe...............    2,410    26%     551     22%  2,998   100%   1,414    77%    7,373   44%
North & Latin
America.............       847     9%     544     22%      0     0%     149     8%    1,540    9%

Total Revenues.....      9,317   100%   2,495    100%  2,998   100%   1,827   100%   16,637  100%
                        ======   ===   ======    ===   =====   ===    =====   ===    ======  ===



                                                          Printed
                           Printers         Ink          Materials        Others         Total
   Year ended               (73%)          (11%)            (0%)          (16%)          (100%)
December 31, 1996        ------------   ------------   ------------   ------------   ------------
     REGION                $       %      $       %      $       %      $       %       $      %
------------------       -----   ----   -----   ----   -----   ----   -----   ----    -----  ----
Middle-East &
Asia.................    8,592    85%     652     43%      0     0%   1,726    78%   10,970   79%
Europe...............    1,499    15%     374     25%      0     0%     224    10%    2,097   15%
North & Latin
America.............         0     0%     495     32%      0     0%     262    12%      757    6%

Total Revenues.....     10,091   100%   1,521    100%      0     0%   2,212   100%   13,824  100%
                        ======   ===   ======    ===   =====   ===    =====   ===    ======  ===

Results of Operations


      The following table sets forth for the periods indicated certain line items from the Company's statement of operations as a percentage of the Company's sales:


                                                                                          Nine Months Ended
                                                    Years ended December 31,                September 30,
                                                    ------------------------              -----------------
                                           1993      1994     1995     1996*     1997*     1997*     1998*
                                           ----      ----     ----     -----     -----     -----     -----
                                                                    (in percents)
Revenues                                   100%      100%     100%      100%      100%      100%     100%
  Cost of sales of printers and
  related products.....................     71        69       68        69      43.9      45.2     43.5
  Cost of sales of printed materials...      -         -        -        12       7.6       7.9      7.8
  Gross profit.........................     29        31       32        19      48.5      46.9     48.7
  Research & development expenses......     11         5        8         9       7.8       7.4     15.3
  Research & development expenses net..      9         3        5         7       7.7       6.5     13.4
  Selling expenses, net................     12         7        7        29        21      19.8     16.8
  General & administrative expenses....      7        11        9        15      15.7      18.2     14.5
  Write-off debts of related parties...     (4)        -        -        23         -       0.7        -
  Operating income (loss)..............      1         9       11       (55)      4.1       1.7        4
  Financial expenses, net..............      4         1        2         4       1.5       1.4      1.7
  Gain (loss) on marketable securities.      4         -        -         -         -         -     (0.1)
  Other income (expense)...............      -         -        1         -         -         -        -
  Taxes on income (tax benefit)........      1         -        2         2       0.3         -      0.9
  Minority interest in earnings of
    subsidiary.........................      -         -        -         -       0.1         -     (0.1)
  Equity in loss of a 50% owned
    subsidiary.........................     (8)      (10)      (8)         -         -         -       -
  Net income (loss) for the year.......     (8)       (2)        -      (61)       2.2       0.3     1.2

-----------------
*Represents the Company on a consolidated basis with its subsidiaries, Nur Media Solutions, Nur America, Nur Europe and Nur Germany.


Nine Months Ended September 30, 1998 Compared with Nine Months Ended September 30,1997

      Total revenues increased by 75%, to approximately $25.93 million for the nine months ended September 30, 1998 from approximately $14.83 million for the nine months ended September 30, 1997. This was mainly as a result of a growth in unit sales of the Blueboard printer and growth of ink sales due to a larger installed base of the Company's printers.

      Sales of the Company's printers and related products increased by 80% to approximately $22.8 million for the nine months ended September 30, 1998 from approximately $12.6 million for the nine months ended September 30, 1997. The increase is due to the sale of a larger quantity of printers and growth of ink revenues from the Company's growing installed base.

      Gross profit was approximately $12.6 million for the nine months ended September 30, 1998, an increase of $5.7 million from $6.9 million for the nine months ended September 30, 1997. Gross profit as percentage of sales increased to 48.7% for the nine months ended September 30, 1998 from 46.9% for the nine months ended September 30, 1997. The increase in the gross profit as a percent in sales is attributable mainly to a reduction in manufacturing and procurement costs.

      Research and development costs, net of OCS grants, were approximately $3.48 million for the nine months ended September 30, 1998, rising by 259.6% from $0.97 million for the nine months ended September 30, 1997, as a result of a $1.6 million one-time write-off of technology assigned to R&D in connection with the acquisition of Meital Technologies' rights and related products. The Company expects to continue to invest significant resources in its research and development programs for new products and enhancements of existing products. The Company expects that research and development expenses will continue to increase in absolute dollar terms as compared to previous years.

        Selling and marketing expenses were approximately $4.3 million for the nine months ended September 30, 1998 compared to approximately $2.9 million for the nine months ended September 30, 1997. The Company received $0.3 million for the nine months ended September 30, 1998 from the Marketing Fund for selling and marketing expenses as compared to $0.15 million for the nine months ended September 30, 1997. The distribution subsidiaries, Nur Europe and Nur America incur the majority of sales and marketing expenses. The Company will not be eligible for support from the Marketing Fund commencing in 1999 due to the Company reaching the maximum allowed export revenues.

      General and administrative expenses were approximately $3.75 million for the nine months ended September 30, 1998, compared to approximately $2.7 million for the nine months ended September 30, 1997, representing a 38.7% increase. This was due primarily to ongoing re-building of the administrative infrastructure of the company, legal, and audit costs.

      Taxes on income were $0.227 million in the nine months ended September 30, 1998 as compared to no taxes in the nine months ended September 30, 1997, due to taxable income in the Company's subsidiaries.

      Financial expenses, net increased to $0.43 million in the nine months ended September 30, 1998 from $0.20 million in the nine months ended September 30, 1997. Approximately 30% of the financial expenses are due to bank and interest rate charges and 70% to exchange rate differences.


Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

      Total revenues increased by 32.3%, to approximately $21.96 million for the year ended December 31, 1997 from approximately $16.6 million for the year ended December 31, 1996, mainly as a result the introduction and market acceptance of the Blueboard and as a result of the move to direct distribution by the Company of the Company's products in Europe and the United States, the Company's two major markets. Growth was also fueled by the growth of sales of the ink as a result of the growth of the installed base of the Company's printers.


      Sales of the Company's printers and related products increased by 38.4% to approximately $18.8 million for the year ended December 31, 1997 from approximately $13.6 million for the year ended December 31, 1996. This increase was attributed primarily to the introduction and market acceptance of the Blueboard and to increased revenues due to the move from sales through distributors to direct sales to end users through the Company's subsidiaries in Europe and the United States.

      Gross profit was approximately $10.6 million in the year ended December 31, 1997, an increase of $7.5 million from $3.1 million in the year ended December 31, 1996. Gross profit as percentage of sales increased to 48.5% in the year ended December 31, 1997 from 19% in the year ended December 31, 1996. The increase in gross profit was attributed mainly to the change in distribution strategy discussed above and reduced manufacturing costs.

      A portion of the Company's research and development expenses is funded by the OCS pursuant to programs entitling the OCS to receive royalties on sales of products developed with the use of OCS funds. Research and development costs, net of the OCS grants, were approximately $1.68 million in the year ended December 31, 1997, rising by 45% from $1.16 million in the year ended December 31, 1996, as a result of increased efforts in developing new products. The Company expects to continue to invest significant resources in its research and development programs for new products and enhancements of existing products. The Company expects that research and development expenses will continue to increase in absolute dollar terms as compared to previous years.


      Selling and marketing expenses were approximately $4.6 million in the year ended December 31, 1997 compared to approximately $4.8 million in the year ended December 31, 1996. The Company received $0.2 million in the year ended December 31, 1997 from the Marketing Fund for selling and marketing expenses as compared to no receipt of such funds in the year ended December 31, 1996. The Company will not be eligible for support from the Marketing Fund commencing in 1999 due to the Company reaching the maximum allowed export revenues. The majority of sales and marketing expenses are incurred by the distribution subsidiaries, Nur Europe and Nur America.

      In early 1997, Moshe Nur, the previous Chairman of the Company and its former major shareholder, and companies controlled by Moshe Nur, experienced financial difficulties. These affiliated companies and Moshe Nur had outstanding debts to the Company stemming from a combination of purchases of printers, spare parts, ink, and cash transfers. As a result, management of the Company decided to write-off these debts in the year ended

December 31, 1996, totaling $3.7 million. The Company was in litigation with Moshe Nur and his court appointed receiver for the return of funds misappropriated from the Company until September 1998 when a settlement was reached. See "Business--Legal Proceedings."


      In April 1997, following Moshe Nur's financial difficulties, a group of investors led by Dan Purjes, the Chairman of Josephthal & Co. Inc. ("Josephthal") assumed control of the Company and consequently replaced all but one of the previous directors. The Chairman, Chief Executive Officer and Chief Financial Officer of the Company were also consequently replaced. See "Certain Transactions."


      In the year ended December 31, 1997, sales to related parties were 0.8%, as opposed to 3.6% for the year ended December 31, 1996 as a result of the change in control of the Company.

      General and administrative expenses were approximately $3.4 million for the year ended December 31, 1997, compared to approximately $2.56 million for the year ended December 31, 1996, representing a 34.3% increase. This increase was due primarily to legal and extra-ordinary audit costs resulting from the change in control and management of the Company, and to the re-building of the financial and administrative infrastructures of the Company.

      Taxes on income decreased by 83.25% to $0.067 million in the year ended December 31, 1997 as compared to $0.4 million in the year ended December 31, 1996, due to available carry-forward losses (including capital losses) and deductions aggregating approximately $7.5 million.

      Financial expenses, net decreased to $0.32 million in the year ended December 31, 1997 from $0.59 million in the year ended December 31, 1996.

Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

      Following the review of its annual results, the Company found it necessary to recast the breakdown of its quarterly results for the year ended December 31, 1996. The need for recasting of the quarterly reports arose from the discovery of non-authorized transactions and misappropriation of funds by former company officials.

      Total revenues increased by 20%, to approximately $16.6 million for the year ended December 31, 1996 from approximately $13.8 million for the year ended December 31, 1995.

      Sales of the Company's printers and related products increased by 6.4% to approximately $13.6 million for the year ended December 31, 1996 from approximately $12.6 million for the year ended December 31, 1995.

      Gross profit was approximately $3.1 million in the year ended December 31, 1996, a decrease of 30% from $4.45 million in the year ended December 31, 1995. Gross profit as percentage of sales decreased to 19% in the year ended December 31, 1996 from 32% in the year ended December 31, 1995, mainly as a result of the lower gross margins of the Wideboard as compared to the Outboard printer.


      Research and development costs, net of the OCS grants, were approximately $1.16 million in the year ended December 31, 1996, rising by 58% from $0.73 million for the year ended December 31, 1995, as a result of increased efforts in developing new products.

      Selling and marketing expenses were approximately $4.8 million in the year ended December 31, 1996 compared to approximately $1.04 million in the year ended December 31, 1995. Selling expenses increased significantly due to the Company and its subsidiaries undertaking direct sales and marketing in Europe and the United States, which activities were previously handled by Scitex Corporation. There was no participation by the Company in the Israeli government-sponsored Marketing Fund with respect to the selling and marketing expenses in the year ended December 31, 1996 as compared to a participation of $0.25 million in the year ended December 31, 1995.


      For the year ended December 31, 1996, sales to related parties amounted to 3.6% of total sales, as opposed to 18% for the year ended December 31, 1995.

      General and administrative expenses were approximately $2.56 million for the year ended December 31, 1996, compared to approximately $1.19 million for the year ended December 31, 1995, representing a 115% increase, mainly due to the consolidation of the subsidiaries, and increased administrative and financial staffing expenses relating to the move to a publicly traded company.

      Taxes on income increased by 81% to $0.4 in the year ended December 31, 1996 as compared to $0.22 million in the year ended December 31, 1995 due to increased profitability of Nur Germany.

      Financial expenses, net increased to $0.59 million in the year ended December 31, 1996 from $0.21 million in the year ended December 31, 1995.

Liquidity and Capital Resources

      Since the commencement of the Company's activities in the second half of 1991 through mid-1993, the Company financed its operations primarily through loans and injection of equity by shareholders. In October 1993, the Company raised, through a private placement, approximately $6 million (approximately $3 million in equity and $3 million in convertible debentures).

      Following the 1993 private placement, the Company financed its operations primarily through cash generated from operations. For the year ended December 31, 1995, the Company's major source of cash was the $6.86 million of net proceeds from the Company's initial public offering in October 1995.


      The Company incurred a loss of approximately $10.1 million in the year ended December 31, 1996. This loss is comprised of approximately $4.8 million in losses due to increased expenses associated with the setup of direct sales and marketing efforts by the Company in Europe and in the United States, and to the assumption of international support and service; approximately $1.2 million in research and development expenses; approximately $0.6 million in financing expenses; approximately $0.4 million in elimination of deferred taxes; and approximately $3.7 million in losses due to the write-off of debts to the Company associated with Moshe Nur and companies controlled by him. These debts resulted, in part, from ineffective controls that failed to prevent unauthorized transactions and failed to detect the misappropriation of funds. As a result, the Company's shareholders' equity was reduced to approximately $1.8 million as of December 31, 1996.

      In the year ended December 31, 1997, the Company's net income was $0.485 million. In 1997, additional capital was needed in order to fund accrued debts to suppliers during the year ended December 31, 1996 and the beginning of 1997, and to increase the Company's working capital and equity base. In the third and fourth quarters of 1997, the Company completed a private placement of $4.0 million of Ordinary Shares, from which the Company received net proceeds of approximately $3.51 million (the "Private Placement").

      For the year ended December 31, 1997, the Company's major source of cash was the $3.51 million of net proceeds from the Private Placement.


Operating activities


      In the year ended December 31, 1997, the Company had net income of $0.485 million. Net cash used by operating activities was approximately $2.2 million. The main changes in the Company's working capital were (i) an increase of approximately $1.8 million in trade accounts receivable, (ii) a decrease of approximately $1.24 million in trade payables, and (iii) a decrease of approximately $1.3 million in customer advances.

      In the nine months ended September 30, 1998, the Company had net income of $0.304 million. Net cash provided by operating activities was approximately $0.46 million. The main changes in the Company's working capital were (i) an increase of approximately $3.79 million in trade accounts receivable, (ii) an increase of approximately $1.3 million in trade inventories, and (iii) an increase of approximately $4.1 million in trade payables.


Investing activities

      The Company's investing activities used approximately $1.59 million in the year ended December 31, 1995, approximately $0.53 million in the year ended December 31, 1996, and approximately $1.38 million in the year ended December 31, 1997. The Company invested approximately $1.48 million in the year ended December 31, 1997 in the purchase of property and equipment.

      The Company's investing activities used approximately $1.7 million in the nine months ended September 30, 1998, mainly due to the purchase of equipment, computers and other properties.


Financing activities


      Net cash provided by financing activities in the nine months ended September 30, 1998 was approximately $0.28 million.

      The Company maintains long and short-term credit facilities in an aggregate amount of approximately $2.1 million. At September 30, 1998, the Company had approximately $1.4 million in long-term loans from banks and others, $0.21 million of which is payable within 12 months.

      As of September 30, 1998, total current assets of the Company amounted to approximately $16.73 million, out of which $1.0 million was in cash, cash equivalents and marketable securities, compared with total current liabilities of approximately $12.4 million. The increase in current assets is attributable primarily to growth in trade receivables resulting from the growth in the Company's revenues. The increase of the current liabilities is attributable primarily to the increase of trade payables.


      Net cash provided by financing activities in the year ended December 31, 1995 was approximately $7.04 million. Substantially all of the cash provided in the year ended December 31, 1995 constituted the net proceeds of the Company's public offering. Net cash provided by financing activities in the year ended December 31, 1996 was approximately $1.07 million. Net cash provided by financing activity for the year ended December 31, 1997 was approximately $3.08 million.


      The Company maintains long and short-term credit facilities in an aggregate amount of approximately $2.6 million. At September 30, 1998, the Company had approximately $0.61 million in long-term loans from banks and others, $0.21 million of which is payable within 12 months. Most of the Company's long term loans are linked to the U.S. dollar bearing interest at a rate ranging between 6.2% and LIBOR plus 3.12%.

      The Company has granted several security interests in its assets to various banks and leasing companies to secure bank credit lines and lease facilities.

Impact of Inflation, Devaluation and Fluctuation of Currencies

      Most of the Company's sales are in U.S. dollars. In addition, a substantial number of other expenses are incurred outside Israel in U.S. dollars or paid in U.S. dollars or in NIS linked to the exchange rate of the U.S. dollar. Approximately 50% of these costs are denominated in U.S. dollars. Costs not effectively denominated in U.S. dollars are translated to U.S. dollars, when recorded, at prevailing exchange rates for the purposes of the Company's financial statements, and will increase if the rate of inflation in Israel exceeds the devaluation of the Israeli currency against the U.S. dollar or if the timing of such devaluations were to lag considerably behind inflation. Consequently, the Company is and will be affected by changes in the prevailing NIS/U.S. dollar exchange rate.

      The Company might also be affected by the U.S. dollar exchange rate to the major European currencies - mainly the German Mark and the Belgian Franc.

      During 1992 and 1993, the value of the U.S. dollar increased relative to major currencies and the rate of inflation in Israel exceeded the rate in the United States. In 1995 and 1996, the value of the U.S. dollar decreased relative to major currencies, and the rate of inflation in Israel exceeded the rate in the United States. The annual rate of inflation in Israel in 1995 was 8.1%, which increased to 10.6% in 1996 and decreased to 7.0% in 1997 and to 4% in the first nine months of 1998. The NIS was devalued against the U.S. dollar by approximately 8%, 1%, 3.9%, 3.7%, 8.8% and 8.7% in 1993, 1994, 1995, 1996, 1997
and the first nine months of 1998 respectively. The Company cannot predict whether the rate of devaluation of the NIS against the U.S. dollar will continue to exceed the rate of inflation in the future and whether these conditions will have a material adverse effect on the Company.

      The representative dollar exchange rate for converting the NIS to dollars, as reported by the Bank of Israel, was NIS 3.845 for one dollar US on September 30, 1998. (NIS 3.536 on December 31, 1997, NIS 3.251 on December 31, 1996 and
NIS 3.135 on December 31, 1995).

      The Company's transactions and balances denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been measured into U.S. dollars in accordance with Statement 52 of the FASB. All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate. The average exchange rates during the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998 were NIS 3.011, 3.187, 3.449 and 3.676 for one dollar US, respectively. The exchange rate as of January 4, 1999 was NIS 4.15 for one dollar.


Current and Future Capital Needs


      The Company believes that its revenues from operation together with its existing capital resources and credit facilities will be sufficient to fund the Company's current activities at their present rate through April 2000. The Company will require additional funds, to be raised through public or private financing of debt or equity, in order to ensure its ability to maintain its planned operations after April 1999. If such funds are not raised, the Company may have to reduce or eliminate planned expenditures for research and development, production, or marketing of its products, any one of which could have an adverse effect on the Company's business. There can be no assurance that such additional financing will be available or that, if available, it will be obtained on terms favorable to the Company. The Company currently has no commitments for additional financing.

      In this regard, the Company's capital requirements and level of expenses depend upon numerous factors, including the scope and success of the Company's marketing and customer service efforts, and of its research and development activities, as well as the demand for the Company's products and services. Moreover, in the course of the bankruptcy proceedings of Moshe Nur and the companies controlled by him, the Company in the future may be exposed to claims arising from the actions of Moshe Nur despite the recent settlement of all material claims related to such persons and entities. Liabilities arising from any such claims may be material. See "Business--Legal Proceedings."


Year 2000


The Company's State of Readiness

      Many computer systems and software products will not function properly in the years starting 2000 due to a once-common programming standard that represents years using only the last two-digits. This is known as the Year 2000 problem.

      In 1998, the Company began converting its internal computer systems to be Year 2000 compliant. As of October 30, 1998, approximately 75% of the Company's information technology ("IT") systems and approximately 90% of the Company's non-IT systems were compliant. All of the Company's internal IT and non-IT systems are expected to be compliant by July 1999. Completion of the Company's compliance program involves upgrading the operating systems of the remaining 25% of user workstations.

      The applications used in the Company's internal IT and non-IT systems are commercially available and certified by the vendors of the systems for full Year 2000 compliance. Additionally, the Company has verified the functional behavior of these applications as being Year 2000 compliant.

      The Company does not believe, after contacting appropriate parties, that the failure of its vendors' or other third-party providers' systems to be Year 2000 compliant will materially adversely affect the Company's financial performance.

The Costs to Address the Company's Year 2000 Issues

      As of October 30, 1998, the Company had spent approximately $16,000 on its Year 2000 compliance efforts. This figure includes the expense of updated software licenses and updated application versions and has been fully expensed. The total cost of attaining Year 2000 compliance is estimated to be $22,000 and is being funded through operating cash flows. The Company plans to pay for expenses and liabilities related to Year 2000 complications out of revenues from operations and capital resources.

The Risks of the Company's Year 2000 Issues

      Based on its compliance efforts, the Company does not anticipate any significant internal Year 2000 complications.

      The Company's primary concern is the compliance of its products. All of the Company's currently manufactured products are fully compliant; however, approximately 30 customers who purchased current Company products in the past will require operating system upgrades. The Company estimates its exposure for covering the costs related to these upgrades to be approximately $5,000 in the aggregate.

      The Company has tested prior generation products and not found any Year 2000 functionality problems. Further testing is necessary, however. There is a risk that prior generation products will require changes in application software to be Year 2000 compliant. The Company estimates its exposure for covering the costs related to these changes to be $5,000 to $10,000 in the aggregate.

The Company's Contingency Plans

      If the Company does not attain compliance for its prior generation products and complications arise, customers will be advised to reset the computer clock to a date in the 1990's. The Company has verified that resetting the internal clock will enable the Company's products to function in accordance with their specifications.

      While the Company believes that it is adequately addressing the Year 2000 problem, there can be no assurance that the costs and liabilities of the Year 2000 problem will not have material adverse effects on its business, financial condition and results of operations.

                                    BUSINESS

General


      Nur Macroprinters Ltd. (the "Company") is a world leader in the market for the sale of very large format digital printing systems. The Company develops, manufactures, assembles through a subcontractor, sells, and services digital ink-jet color printers for on demand, short-run, large format printing, which includes widths up to 1.80 meters (approximately 6 feet) ("LF"), and very large format printing, which includes widths from 1.80 meters to 5.0 meters (approximately 16.4 feet) ("VLF"). The Company also supplies inks and solvents essential to the operation of the Company's printers and print substrates for use with the Company's printers.

      In early 1997, the Company introduced the Blueboard printer, a second generation VLF printer, which prints on substrates of variable widths from 0.9 to 5.0 meters (approximately 3 to 16.4 feet). The Blueboard printer is based on the Company's proprietary continuous ink-jet technology, but otherwise is a completely new printer designed for high throughput, high print quality, and ease of use. In April 1998, the Company introduced a faster version of the Blueboard printer, the Blueboard 2, in response to demand in the VLF printing industry for increased productivity. The Blueboard printer, the Blueboard 2 printer and their upgrades are referred to collectively as the "Blueboard Printers." The Blueboard Printers are the Company's main hardware products.

      In September 1998, the Company acquired from Meital all rights (including all related assets) to Meital's piezo drop on demand inkjet technologies for application in large format digital printers for approximately $3.0 million, consisting of an up-front payment of $0.75 million, the assumption of certain liabilities and future sales based royalties. The Meital acquisition resulted in the recognition by the Company of a one-time charge involving a write-off assigned to research and development of $1.6 million in the third quarter of 1998. In addition, the Company has future royalty obligations to Meital, during the next three years, which will not exceed $1.3 million. If the Company does not meet its obligation to pay minimum royalty payments, the seller of the technology will have the option to buy the technology backs for approximately the royalties paid by the Company to date.

      Until the end of 1995, the Outboard printer, which is capable of printing in widths of up to 1.6 meters (approximately 5 feet), was the Company's principal product. In the fourth quarter of 1995, the Company introduced its first generation VLF printer, the Wideboard printer, which is capable of printing on substrates of variable widths of up to 5 meters. The Outboard printer, Wideboard printer, Blueboard printer and the Blueboard 2 printer are referred to collectively herein as the "Company's Printers."

      The Company's Printers are targeted principally to commercial printers, design and service firms, screen printers, outdoor media companies and trade shops. The Company's Printers are used for a variety of LF and VLF format printing applications, such as billboards, posters, banners, and point of purchase displays for advertising, as well as decorations and backdrops for showrooms, fleet graphics, trade shows, museums, and exhibits. The Company's Printers allow customers to print LF and VLF color prints on demand, generally in substantially less time, with less labor and at a lower cost, than traditional methods of LF printing.

      The Company was incorporated as an Israeli corporation on July 29, 1987. The Company's Ordinary Shares have been traded on the Nasdaq National Market under the symbol of NURTF since October 1995.


Industry Background


      The market for printed applications requiring LF and VLF printing has expanded over the last few years. LF and VLF printing applications include billboards, posters, and banners; special event and trade show displays; point of purchase displays; fleet graphics; decorations and backdrops. For example, the retail, automotive, cigarette and tobacco, restaurant, travel, and gasoline industries use outdoor advertising to promote their products in locations which include roadside billboards and posters displayed on streets and buildings, as well as the outside of buses, vans, trucks, and trains, so-called fleet graphics. LF and VLF prints can also be found in theaters as stage decorations, in museums and exhibitions as backdrops or displays, and on construction sites as building site coverings. Prior to the introduction of digital printing systems, LF and VLF short-run prints were produced either by hand painting, which is relatively slow and expensive, and produces lesser quality images, or by silk screen or offset printing, both of which are relatively expensive and time consuming processes.

      With the cost of digital printing expected to decrease and the ability of digital technology expected to produce shorter runs more economically, the Company believes that the use of LF and VLF prints, such as those produced by the Company's Printers, should grow, and that the portion of the market serviced by digital printing should increase. The ability to produce LF and VLF images digitally has also opened new media opportunities for advertisers, such as mural printing, carpet printing, new forms of fleet graphics printing. The growth in demand for LF and VLF digital printers, is fueled by both the replacement of conventional print methods and the development of new printing applications.

Traditional LF and VLF Printing Methods

      Conventional methods of LF and VLF printing have included hand painting, silk screen printing, and offset printing. Generally, producing LF and VLF color prints by traditional methods in short-runs of 100 or less, depending on the application, has either been relatively slow and expensive or of limited quality. Because of the inherent limitations of the traditional LF and VLF printing methods, quality LF and VLF prints produced by these methods are generally limited to long runs of identical prints, designed and prepared well in advance or, in the case of hand painting, to single print applications. As a result, traditional methods of producing LF and VLF prints have not provided timely and economic solutions for the needs of the short run printing market.


      Hand Painting. Hand painting involves either the projection of an image onto a substrate, which is then drawn onto the substrate and subsequently painted by hand, or the spraying of paint onto material covered by a template that has been cut to the desired shape. The process of hand painting is an alternative mainly in developing countries where labor costs are significantly lower.

      Silk Screen-Printing. The silk screening process is distinguished by its ability to print finely detailed images on practically any surface, including paper, plastics, metals, and three-dimensional surfaces. Due to the expense of creating the silk screen templates, the process is not considered economical for quantities of fewer than 50 prints. In addition, due to the time and effort required to create the template, customers are effectively prohibited from altering a template, whether to correct a mistake, update information, or customize a print, unless a new template is created. As a result, screen printing is best suited for print runs requiring an identical image on every print.


      Offset Printing. Offset color printing generally produces very high quality images compared to hand painting or silk screen printing. However, because of the complex steps involved in offset color printing, each printing job, whether small or large, involves substantial setup time and costs. In addition, much like hand painting and silk screen printing, alterations and customizations are not economically feasible unless the entire offset color printing process is repeated. Therefore, offset color printing is generally best suited for long print runs.

LF and VLF Digital Printing

      The introduction of digital printing is aiding in the transformation of the LF and VLF printing industry by lowering setup costs, shortening turnaround time, and reducing labor requirements. The Company believes that the availability of LF and VLF digital printing should lead to an increase in demand for limited runs for customized and localized advertising campaigns. In addition, the Company believes that single use applications, such as the use of banners, displays, and backdrops for trade shows, theme parks, entertainment, and special events, should become more popular. The Company believes that the market for LF and VLF printing should increase as current applications gain market acceptance and as new applications are developed.


      Digital printing involves the production of hard-copy images and text from digital data that is either generated on a computer at the printing site or originated by a customer on the customer's computer system. The digital data is then transferred directly from an electronic pre-press or desktop publishing system to the digital printer. There are currently several digital printing technologies available, including electrostatic, airbrush, drop-on-demand, thermal transfer, and continuous ink-jet printing.


      Electrostatic Printing. Electrostatic printing is a non-impact printing technique that employs an array of metal styli, selectively pulsed to a high potential to generate a charged latent image on dielectric-coated paper, which is then toned to develop the latent image into a visible image. The achievable printing resolution is up to 400 dots per square inch ("DPI"). The main drawback of the technology is the need for special and expensive substrates.

Moreover, the electrostatic printing process is highly sensitive to both temperature and humidity and must operate under controlled conditions.

      Airbrush Printing. Airbrush printing is accomplished by forcing a low viscosity colored fluid through small aperture nozzles, thus creating a spray jet. Computer driven modulation of the spray jets deposits an image-wise colored layer deposited onto the substrate. The strongest feature of airbrush technology is the printer's ability to cover large areas with uniform color. One manufacturer of airbrush printers produces a printer that can also print on both sides of a poster at the same time. This feature is important for signs that are backlit.

      Drop-on-Demand Ink-Jet Printing ("DOD"). DOD technology involves the firing of ink drops when needed on the substrate while the printing head travels across the substrate. Until recently, this technology was limited to dye-based inks that are not suitable for outdoor use. However, several new DOD printers that use pigment inks, which are suitable for outdoor use, are now available.

      In the VLF market, there are several new DOD based printers. These printers use a large number of nozzles to achieve print speeds similar to that of the Company's Printers. As a result of the large number of nozzles the Company believes that such printers may not be as reliable and productive as the Company's Printers. Other advantages of the Company's Printers over DOD based printers are higher color repeatability and handling of larger variety of substrates on which to print.

      Thermal Transfer Printing. Thermal transfer printing is a contact printing technology that employs arrays of heated needles and pressure to melt and transfer wax based inks from a carrier roll onto a restricted variety of substrates.

      Continuous Ink-Jet Printing. Continuous ink-jet technology involves the continuous flow of electrically conductive ink within a closed loop that is deflected to a specific location on a sheet of paper or other medium. The ink is separated into uniform micro-drops and the micro-drops are electronically directed to be printed onto a selected area of the medium. Continuous ink-jet technology allows for high speed printing and produces images with good resolutions sufficient for viewing from distances of beyond five feet. Continuous ink-jet printers also produce multiple copies with consistent color quality, unlike airbrush printers. The cost of equipment using continuous ink-jet technology is relatively high in comparison to printers using electrostatic technology. However, the cost of the output produced with continuous ink-jet printers is lower than that of electrostatic printers. Although the printer and printing costs of continuous ink-jet and airbrush technology are comparable, continuous ink-jet printers produce higher quality prints, at higher speeds.


      The Company believes that its printers are currently the only commercially available LF or VLF digital printers using multiple continuous ink-jet deflection technology. The Company believes that the Company's Printers are well suited to fit the overall needs of the LF and VLF printing market.


      The Company's strategy is to:

      o strengthen its position as a world leader in the VLF printing market by supplying the most productive and cost-effective digital VLF printers;


      o introduce LF digital ink jet printers to replace current LF screen printers;


      o be the vendor of choice for all its customers' ink and substrate needs;

      o enable its customers to develop new ways to profit from the Company's printing systems; and

      o     provide its customers with state of the art service and supplies.

Products

The Company's Printers


      The Outboard printer, which was introduced in 1992, was the Company's first product, and, until the end of 1995, its principal product. The Outboard printer is capable of producing LF prints in widths of up to 1.6 meters. In the fourth quarter of 1995, the Company introduced the Wideboard printer, which was the Company's first generation VLF printer and its principal product in 1996. The Wideboard printer is capable of producing prints of widths of 5 meters. The Company has discontinued the manufacture of the Outboard printer and of the Wideboard printer. The Company plans, however, to provide further enhancements and upgrades to its Outboard and Wideboard installed base.

      Since the beginning of 1997, the Company has been marketing and selling the Blueboard Printer, a second-generation VLF printer that is also capable of producing prints of up to 5 meters in width with practically no limit on the length of the print. The Blueboard is designed for high throughput, high print quality, and ease of use. When wider widths of prints are required, the Blueboard Printer, as is the case with the other Company's Printers, creates a print layout in sections that, when sealed and placed together, create a continuous image due to the Blueboard Printer's high level of color consistency and accuracy.

      In April 1998, the Company introduced a faster version of the Blueboard printer, the Blueboard 2 printer, in response to demand in the VLF printing industry for increased productivity. The Blueboard printer and the Blueboard 2 printer are hereinafter referred to as the "Blueboard Printers." In addition, the Company announced that all Blueboard Printers are upgradable to the new double speed version for an additional fee. The Blueboard Printers are now the Company's main hardware products.

      The Blueboard Printers accept a wide variety of substrates, differing in types and sizes, with a new design feeding mechanism which allows for ease of loading and unloading of substrate rolls weighing 150 Kg or more. The Blueboard Printers are unique in that they are able to print at their respective top speeds (up to 320 sq. ft./hr. for the Blueboard and up to 650 sq. ft./hr for the Blueboard 2) while printing at their respective highest resolutions (70 DPI for each of the Blueboard Printers). The Blueboard Printers' software accepts many popular types of image formats (such as TIFF, CT, JPEG, BMP, and PostScript) and images with various resolutions, and converts them automatically for printing. In addition, the Blueboard Printers' software can be connected to any communication configuration supported by the operating system, which enables smooth integration of the printers in the pre-press environment for higher productivity. The Blueboard Printers' operating software is based on the Windows-NT multitasking operating system that enables printing while preparing the next job for print. The software has sophisticated color correction tables that enable the printers to match color output according to substrate characteristics.

      The Company's Printers are marketed primarily to commercial printers, design and service firms, screen printers, outdoor media companies and trade shops for short-run, LF and VLF printing. The Company's Printers reproduce images with resolutions of 70 DPI, which allows for superior viewing from distances of at least 10 feet, depending on the image file resolution. The Company's Printers are capable of producing millions of distinctive colors. Due to the constant ink monitoring of its continuous ink-jet printing technology, the Company's Printers achieve a high level of color consistency for copies printed from the same batch or from different batches produced from the same file. Generally, depending upon the required print resolution, the Outboard printer operates at speeds of between 200 to 600 sq. ft./hr; the Wideboard printer operates at speeds of between 100 to 300 sq. ft./hr; the Blueboard printer operates at speeds of up to 300 sq. ft./hr; and the Blueboard 2 operates at up to 600 sq. ft./hr.


      The Company's Printers are digital sheet or roll-fed presses that accept a wide range of substrates. They print directly from digital data, using no printing plates. The Company's Printers can be operated in a standalone mode or in conjunction with pre-press and desktop publishing systems. When configured with a pre-press system, the pre-press workstation prepares the digital file containing the specifications for the output to be produced.


      The Company's Printers require little operator supervision, enabling one operator to run several at once. While an operator must be specifically trained in the operation of a printer, unlike conventional methods such as offset printing, no special color mixing skills are required.

      The Company's Printers can significantly reduce the setup costs associated with each print job, the skill level of the personnel required, and the number of skilled personnel required as compared to traditional methods of LF and VLF printing. These advantages make LF and VLF short-run color printing significantly more economical than conventional printing methods. Additionally, the relatively quick turnaround for the printed product enables the Company's Printers to produce more output in a given period, thereby lowering the costs of labor per print.


      Unlike hand painting, silk screen, or offset printing, the layout can be viewed through the pre-press workstation prior to printing, permitting last minute fine-tuning. By running a single copy of the print, corrections of text, enhancements of images, and additions of color can all be accomplished with minimal time, effort, and cost. Additionally, since the format can readily be changed, the Company's Printers allow the end-user to make each print in the run different, with little time, effort, or additional cost. For example, if so desired, different languages, graphics, and text can be added to each print in a run.


      During the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, sales of the Company's Printers accounted for approximately 73%, 56%, 55%, and 55%, respectively, of the Company's total sales. Sales of spare parts used in the Company's Printers accounted for approximately 5%, 9%, 6% and 4%, of total sales for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 20, 1998, respectively. Currently, the retail prices of the Company's Printers generally range from $400,000 to $500,000 per printer.


Ink


      The Company's Printers use a specialized pigment-based ink mixed with a methyl-ethyl-keton ("MEK") solvent. The ink is resistant to water and ultraviolet rays, making it fairly durable and thus well-suited for outdoor conditions. The Company's Printers, through the utilization of the ink, can print on almost an unlimited variety of substrates, including numerous types of paper, vinyl, cloth, textiles, mesh, and metals. The ink enables the output of the Company's Printers to be used both for indoor and outdoor advertising. During the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, sales of the ink accounted for approximately 11%, 15%, 21% and 23%, respectively, of the Company's total sales.

      The ink was developed jointly with Imaje S.A. ("Imaje"), a French ink manufacturer, specifically for use in the Company's Printers. The Company has an exclusive distribution and manufacturing agreement with Imaje.


Substrates


      In June 1998, the Company also began supplying cost-effective substrates designed to work with the Company's Printers and the ink. The Company sells substrates under the Nur brand name that are manufactured by several different suppliers for the Company. The substrates are made of vinyl, PVC, paper, and mesh and are suited for indoor and outdoor use. The substrates will be distributed worldwide by the Company's sales and service organizations.


Sales and Marketing


      The Company currently distributes and sells a vast majority of the Company's Printers and related products in Western Europe and North America through its wholly-owned subsidiaries, Nur Europe, and Nur America, respectively. The Company engages in the sale and marketing of printed material produced by the Company's Printers through Nur Germany.

      In certain Eastern European and Latin American countries, distribution is performed with the assistance of local dealers and distributors; in the Middle East and the Far East, Scitex Corporation has distributed the Company's Printers through December 1998. Until the end of 1996, most worldwide sales of the Company's Printers had been made through Scitex. In 1999 the Company plans to develop its own distribution operations in Shanghai China and Tel-Aviv, Israel to replace the Scitex distribution channels in the Far East and Middle East.

      The marketing activities of the Company include participating in relevant tradeshows worldwide, advertising in trade publications, marketing directly to a target base, as well as publishing its own newsletter, participating in services and industry forums and maintaining an internet site. The Company has also started to sell its consumable products through a dedicated intranet site.

      In April 1998, the Company renamed its previously established wholly-owned subsidiary, Nur International, to Nur Media Solutions. Nur Media Solutions' objective is to develop and market a wide range of advanced consumables for the Company's LF and VLF printers. Included in such consumables are the Company's cost-effective substrates, which are designed to work with the Company's existing range of printers and inks and will be distributed worldwide by the Company's sales and service organizations.

      The Israeli Government, through the Marketing Fund, awards participation grants for marketing expenses incurred overseas, including expenses for maintaining warehouses and branches, advertising, catalogs, exhibitions and surveys. In the years ended December 31, 1991, 1992, 1993, and 1995, the Company received grants from the Marketing Fund totaling approximately $0.4 million for the promotion of the Outboard Printer and the MegaLight, a discontinued printer. In 1997, the Company received $0.2 million for the promotion of the Company's exportation of its printers. In the nine months ended September 30, 1998, the Company received $0.3 million for the same purpose. The Company did not receive any grants in 1994 or in 1996. The Company is obligated to pay a royalty of 3% of the export added value to the Marketing Fund until 100% of the grants have been repaid. The value of the grants are linked to the U.S. dollar. As of September 30, 1998, the Company had made royalty payments in respect of such grants to the Marketing Fund totaling approximately $0.08 million.


Production and Sources of Supply


      The Company manufactures and assembles, through a subcontractor, the Blueboard Printers, directly performing the installation of the Company's proprietary software into the Blueboard Printers and full system integration and acceptance testing of the printers. The mechanical assembly of the Blueboard Printers is carried out by an independent sub-contractor (the "Blueboard Assembler") at a facility located near the Company's operations in Israel. The Company purchases most of the components comprising the Blueboard Printers from third parties.


      The Company owns all rights to the Blueboard Printers, including the rights to the production files and all know-how relating to the manufacture of the printers, and the Company has the right to obtain the Blueboard Assembler's production files and all special tooling it uses to manufacture the Blueboard Printers in the event that the Company should have the need to assemble on its own printers. The Blueboard Assembler currently has the capacity to assemble up to about six Blueboard Printers per month. The Company believes that it can expand production to meet any required increase in production, either through the Blueboard Assembler, by utilizing additional sub-contractors, or by directly undertaking assembly of the Blueboard Printers. The Company installs its computer software and performs full system integration and acceptance testing of the Blueboard Printers at the Blueboard Assembler's facility.

      The Company believes that its relations with the Blueboard Assembler are satisfactory and that the Blueboard Assembler has complied in all material respects with the Company's quality standards. If it should become necessary to replace the Blueboard Assembler with another assembler or if the Company should undertake the direct production of the Blueboard Printer, the Company believes that such an event may have a material adverse effect on the Company's production capabilities due to a possible delay during the transition period.


      The Company obtains the ink-jet heads and the ink used in the Company's Printers from Imaje, the sole manufacturer and supplier of these components. The Company has an exclusive distribution agreement for the ink with Imaje dated June 26, 1995. The term of the agreement is currently on a year to year basis and is renewed automatically on June 26 of each year, unless terminated by either the Company or Imaje by three month advance written notice. Pursuant to the agreement, Imaje has agreed to deposit the formula for the ink with a public notary for the term of the agreement and a period of one year thereafter. The Company has the right to obtain the formula for the ink from Imaje, if during the term of the agreement, Imaje ceases to operate as a going concern; ceases to manufacture the ink or to sell the ink to the Company; or subject to certain conditions, fails to deliver the ink within three months of a confirmed delivery date. In the case of any such event, if Imaje does not deliver the formula to the Company within three months following the Company's written request to obtain the formula, the public notary shall release the formula to the Company. The Company believes that it will be able to obtain and/or manufacture adequate supplies of the ink in the foreseeable future.

      The Company's agreement with Imaje for the supply of the ink-jets pursuant to which Imaje guaranteed to supply a specific number of ink-jets to the Company until the end of 1998 has expired. In the interim, Imaje continues to supply the Company with the ink-jets and related parts required by the Company. There can be no assurance that the Company will be able to obtain adequate supplies of ink-jets in the future.

      The Company also employs other unaffiliated subcontractors to manufacture other components for its printers. The Company's subcontractors have, in the past, been late in delivering components. The Company has, however, been able to obtain adequate supplies of the components and raw materials necessary to produce its printers and has not had any serious problems with its subcontractors. As the Company's business grows, its will need to purchase greater quantities of components on a timely basis; any delay in supply could ultimately hurt its sales.


Service and Support

      The Company's warranty to its direct customers and the Company's distributors in most cases covers defects in the Company's Printers for a period of six months after installation. In most cases the Company has a parallel warranty from its suppliers and the Blueboard Assembler with respect to most of the components covered by the Company's warranty. The Company is also committed to maintaining sufficient spare parts and materials necessary for the operation of the Company's Printers for a period of five years after the manufacturing date of the last Blueboard Printer.

Research and Development

      The development of new products, technologies, and applications and the enhancement of existing products are believed to be an integral part of the Company's operations. As of September 30, 1998, approximately 25% of the Company's work force was engaged in research, development, and engineering.

      The Company is engaged in ongoing research and development projects aimed at upgrading the capabilities of its printers to include faster operating speeds and higher resolutions. The Company developed the Blueboard Printer during 1996 and introduced it in early 1997. In the first quarter of 1998, the Company introduced the Blueboard 2, which is capable of greater printing speed. The Company started commercial deliveries of the Blueboard 2 in July 1998. The Blueboard 2 is offered as an upgrade to existing Blueboard customers for an additional payment, thus enabling existing customers to enjoy the higher productivity available to new customers.


      In September 1998, the Company purchased certain piezo drop-on-demand technology from Meital. The Company purchased Meital's technology for an aggregate amount of $3 million, of which payment of $0.85 million is conditional upon the success of the technology, and $0.9 million will be paid in future installments.

      The Company is currently developing a new printer, the Fresco, into which it plans to incorporate the piezo drop-on-demand technology purchased from Meital. The Company believes that, such implementation will enable the Company to approach the LF screen printing market with a digital alternative to the traditional screen printing technology. The Company anticipates that the Fresco will be ready for commercialization in the third quarter of 1999.

      Total research and development expenses, before royalty bearing grants, were approximately $1.04 million, $1.53 million, and $1.73 million in the years ended December 31, 1995, 1996, and 1997, respectively, and $3.97 million in the nine months ended September 30, 1998, of which $1.6 million is related to the acquisition of technology resulting in a one-time write-off assigned to research and development. Research and development expenditures are comprised principally of salaries for employees, the hiring of sub-contractors, capital investment in infrastructure for software and electronic designs, and prototype material costs. Initially, the Company relied on outside research and development. The Company began its own research and development operations in early 1994. Nur Europe received a grant from local authorities in Belgium for reimbursement of up to 70% of its total research and development investment, which it carries out in Belgium, up to approximately $1 million. If no revenues are derived from the technologies and Nur Europe develops no products as a result thereof, then no repayment of the grant is required. Should revenues be recognized from the research and development efforts, a progressive 5-year repayment program would be implemented. Nur Media Solutions has established a research and development center in Belgium dedicated for the research and development of print substrates and inks for use with the Company's Printers.

      In the past, the Company has received grants from the OCS for the development of its systems and products, including the Outboard printer. The Company received approximately $0.31 million, $0.37 million, $0.04 million and $0.0 million in research and development grants from the OCS in the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, respectively. The OCS awards grants of up to 50%

(and in certain circumstances up to 66%) of a project's approved expenditures in return for royalties. Under the terms of the Company's funding from the OCS, royalties are payable generally at a rate of 2% to 3% on sales of products developed from the funded project and ending when 100% to 150% of the dollar value of the grant is repaid. During the year ended December 31, 1995, the Company paid approximately $0.10 million in royalties in respect of such grants to the OCS. No payments were made to OCS in the years ended December 31, 1996 and 1997. As of September 30, 1998, the Company had a contingent liability to pay OCS $0.993 million in future royalty payments. The terms of these grants prohibit the manufacture of products developed with government grants to be performed outside of Israel or the transfer out of Israel of the technology developed pursuant to these grants without the prior consent of the OCS. These restrictions do not bar exports from Israel of products developed with such technologies. In addition, the know-how from the research and development that is used to produce the product may not be transferred to third parties or out of Israel without the approval of the OCS.


Competition


      The Company's Printers are targeted primarily at the market for short-run, LF and VLF printing. In addition to competition from other manufacturers of LF and VLF digital printers, the Company's products also face competition from existing traditional LF and VLF printing methods, and from a provider of printing services which uses its own proprietary digital printing technology.


      The most significant competition for the Company's Printers is based on digital air brush, electrostatic, drop-on-demand, and thermal transfer technology. In particular, the Company's VLF printers face substantial competition from the printers using the DOD technology, and printers using airbrush technology.

      Airbrush printers are generally sold at slightly lower prices than the Company's Printers. Two manufacturers of airbrush printers produce a printer that can also print on both sides of a poster at the same time. This feature is important for signs that are backlit. However, airbrush printers have several drawbacks, including producing prints with blurred details and text, and requiring the changing of print head and print speed when altering print resolution. In addition, airbrush printers do not produce copies with a high level of color consistency and may require corrections and calibrations in order to produce consistent quality copies. Finally, airbrush printers are slower than the Company's Printers. The principal manufacturers of airbrush printers are Signtech Inc. and Vutek Inc.

      The Company also competes to a lesser extent with manufacturers of electrostatic printers, including 3M and Raster Graphics, Inc. Although electrostatic printing technology is considered to produce high resolution and good quality color prints, this technology is considered highly sensitive and requires an environment where the temperature and humidity must be controlled. The output of electrostatic printers is significantly more expensive than that of the Company's Printers. In addition, electrostatic printing is often not suitable for the outdoors, unless the print is laminated at an additional cost, further adding to the cost of a print.


      During 1997, both VLF largest competitors, Signtech and Vutek, as well as one new competitor, Matan Digital Printing, introduced DOD based printers for the VLF market. See "--Legal Proceedings." Idanit, a wholly owned subsidiary of Scitex, is marketing an LF DOD printer that offers a speed higher than the speed of the Company's Printers, and at a comparable output cost. The Idanit printer is currently limited to a print width of 5 feet.


      The printing industry is large, and many of the Company's competitors possess greater management, financial, technical, manufacturing, marketing, sales, distribution, and other resources than those of the Company. As a result, there can be no assurance that competitors will not develop and market products utilizing new technology that are competitive in price and performance with the Company's Printers, and there can be no assurance that the Company could compete effectively with such products.

Trade Secrets, Patents and Proprietary Rights


      The Company currently relies on a combination of trade secrets, licenses, and patents, together with non-disclosure and confidentiality agreements, to establish and protect its proprietary rights in its products. No assurance can be given that the Company's existing patents or any future patents by the Company will not be challenged, invalidated, or circumvented, or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technology. See "--Legal

Proceedings." There can be no assurance that further patent protection will be obtained in Israel, the United States, or elsewhere, for existing or new products or applications, or that such further protection, if obtained, will be effective. In some countries, meaningful patent protection is not available. The Company is not aware of any claims that its products infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims may be found to be valid and could result in awards against the Company, which could have a material effect on the Company's business. As a result, the cost to the Company of protecting its patent rights could be substantial. The Company believes that its success is less dependent upon the legal protection afforded by patent and other proprietary rights than on the knowledge, ability, experience, and technological expertise of its employees and its key suppliers. It is the Company's policy to have employees sign confidentiality agreements, to have selected parties, including key suppliers, sub-contractors, and distributors, sign non-competition agreements, and to have third parties sign non-disclosure agreements. Although the Company takes precautionary measures to maintain its trade secrets, no assurance can be given that others will not acquire equivalent trade secrets or otherwise gain access to or disclose the Company's proprietary technology, or that the Company can meaningfully protect its rights to such proprietary technology not subject to patent protection.

Employees

      As of September 30, 1998, the Company employed 110 persons worldwide, about 25% of which in research and development. All of the Company's employees who have access to confidential information are required to sign a non-disclosure agreement covering all Company confidential information that they might possess or to which they might have access.

      The Company believes its labor relations are satisfactory. The Company believes its future success will depend, in part, on its ability to continue to attract, retain, motivate, and develop highly qualified technical, marketing and sales, and management personnel.

      Israeli law generally requires severance pay equal to one month's salary for each year of employment upon the termination of employment. The Company's liability for future severance pay obligations is fully provided for by payments equal to 8.33% of an employee's salary each month made to various managers' insurance policies and by accrual. The employees of the Company are usually provided with an additional contribution towards their retirement that amounts to 10% of wages, of which the employees' and the employer each contributes half. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute, which is similar to the United States Social Security Administration, and additional sums towards compulsory health insurance.


Insurance

      The Company believes that the insurance coverage for its business is in accordance with industry standards and is adequate and appropriate in light of the Company's businesses and the risks to which they are subject.


Facilities

Israel


      The Company's main facilities in Moshav Magshimim, Israel, consist of approximately 13,000 square feet, which the Company uses as its headquarters and as a research and development facility. The buildings are situated on a plot of land leased to Moshe Nur and his wife. Mr. Nur served until April 1997 as the Company's Chairman and was its major shareholder. See "--Legal Proceedings" and "Certain Transactions."

      The Company also subleases approximately 1,780 square feet at the Blueboard Assembler's facilities in Rosh Ha'ain, Israel, to conduct software installation and system integration operations for the Blueboard Printers.


United States


      Nur America leases office space in Newton Centre, Massachusetts, consisting of two office suites for use as the subsidiaries' headquarters, sales office and demonstration and service center. Unless terminated by written notice, the lease is automatically extended in one-year increments.

Belgium

      Nur Europe leases approximately 6,000 square feet of office space in Brussels, Belgium, for use as the subsidiaries' headquarters, sales office and demonstration and service center.

Germany

      Nur Germany occupies facilities in Kassel, Germany, consisting of one building of approximately 3,500 square feet for use as the subsidiaries' headquarters, sales office and printing center. Nur Germany does not currently have a formal lease agreement for the facilities.


Legal Proceedings


      In September 1998, the district court of Tel Aviv approved a settlement agreement among the Company and several other parties that, together with other settlement agreements, resolved all material claims, including those involving the Company, relating to Mr. Moshe Nur and his affiliated companies. Mr. Nur served until April 1997 as the Company's Chairman and was its major shareholder.


      The parties to the court approved settlement agreement were the Company, the special manager for Moshe Nur's assets in his bankruptcy proceedings, Moshe Nur, and other of his family members. The parties to the other settlement agreements included two Israeli banks, and the temporary receiver of Nur Outdoor Advertising Ltd. (a company formerly affiliated with Mr. Nur).


      According to the agreements, all material claims against the Company relating to the lease of its facilities in Moshav Magshimim (including confirmation of the Company's pre-payment of lease until July 2000), alleged breach of contracts and alleged debts owed to any of the above mentioned parties were dismissed. Separately, claims related to the ownership of the Company's shares have been resolved and the temporary injunction on the issuance of securities by the Company was lifted.

      As part of the various settlement agreements, the Company paid an aggregate of $100,000 and will withdraw its lawsuit against the First International Bank.

      Separately, in December 1998, the Company and certain parties achieved a settlement agreement that, among other things, resolved several outstanding legal disputes between the Company and the Matan Parties (defined below) (the "Matan Settlement Agreement"). The Matan Settlement Agreement resolves several lawsuits and proceedings pending in courts of Israel and the Israeli Patent Office. The parties to the Matan Settlement Agreement include Matan Digital Printing Ltd., Matan Y. Systems Ltd., Sprintek Ltd., Mr. Rami Dochovna (such four parties, "Matan Parties"), the Company, Meital Electronic Technology Ltd. ("Meital"), Scitex, Idanit and others.

      The Matan Settlement Agreement resolved all disputes between the Company and the Matan Parties, including disputes on patent ownership, alleged royalty payments due to certain members of the Matan Parties, alleged debts of the Company to certain members of the Matan Parties and different rights relating to the technologies of such parties. Under the terms of the Matan Settlement Agreement, the patents in dispute are the property of the Company; the Company granted the Matan Parites, Idanit, Scitex and affiliates of Scitex a non-exclusive perpetual license for use of such patents; the Company is no longer obligated to pay royalty payments to the Matan Parties in connection with the sale of the Company's printers; all past debts of the Company to the Matan Parties are deemed paid in full; and the mutual lawsuits filed in the Tel Aviv District Court and the Israeli Patent Office were withdrawn.

      The Matan Settlement Agreement also resolved all disputes and legal proceedings between the Company, Idanit, Scitex and Meital, a company that recently sold substantially all of its assets to the Company.

      As part of the Matan Settlement Agreement, the Company is required to pay a total of $880,000, plus interest and tax, assuming timely payments, to the Matan Parties, which has been fully provided for and is payable by the Company in equal quarterly installments over a three year period.


      In June 1998, Quantum Securities Ltd. ("Quantum") filed a suit against the Company claiming that the Company breached an alleged investor relations agreement between Quantum and the Company. In the suit

Quantum claims $33,380 in monetary damages and the right to Ordinary Share purchase warrants to purchase 100,000 Ordinary Shares of the Company at $1.75 per share and 100,000 Ordinary Shares of the Company at $2.00 per share. The Company has denied that such an agreement with Quantum exists with the Company and plans to defend itself vigorously. The Company has also counterclaimed for reimbursement of approximately $17,000 paid to Quantum in the past.

                                   MANAGEMENT

      The executive officers and directors of the Company are:

Name                              Age       Position with the Company
----                              ---       -------------------------
Dan Purjes(1)                     48        Chairman of the Board of Directors
Erez Shachar                      35        President, Chief Executive Officer and Director
Hilel Kremer                      37        Chief Financial Officer and Secretary
Eyal Israeli                      44        Vice President of Operations
Amir Noy                          38        Vice President of Marketing
Yoram Ben-Porat                   43        Director and President of Nur Media Solutions
Robert L. Berenson(2)             59        Director
Roni Ferber (1)(2)                55        Director
Robert F. Hussey(1)(2)            49        Director

---------

(1)     Member of the Company's stock option committee.
(2)     Member of the Company's audit committee.

      Dan Purjes has served as the Chairman of the Board of the Company since April 1997. Mr. Purjes is Chairman and Chief Executive Officer of Josephthal, an investment banking and brokerage firm which is a member of the New York Stock Exchange. Prior to joining Josephthal in 1985, Mr. Purjes was a Vice President with a number of securities firms, including Bear Stearns & Co. and L.F. Rothschild Unterberg Towbin, in their corporate finance and brokerage sales divisions. He began his Wall Street career at Morgan Stanley & Co. in 1978 as a director of their computer systems department. Prior to that, Mr. Purjes was a manager at Citibank and at Philip Morris International in their computer systems areas. Mr. Purjes earned B.S. and M.S. degrees in computer science from the City College of New York School of Engineering.


      Erez Shachar has served as the Company's President and Chief Executive Officer since July 1997 and as a Director of the Company since October 1997. Mr. Shachar has also served as a Director of Nur Europe, Nur America and Nur Media Solutions since January 1998. Prior to joining the Company, from 1989 to 1997 Mr. Shachar served in various research and development, marketing, sales, and senior management positions with Scitex Corporation. Mr. Shachar's last position with Scitex was Vice President of Sales and Marketing of Scitex Europe, and prior thereto Mr. Shachar held several positions in the marketing organization of Scitex Europe. Prior to joining Scitex Europe, Mr. Shachar was a software developer within the research and development group of Scitex. Mr. Shachar holds a B.Sc. in mathematics and computer science from Tel Aviv University, and a M.B.A. degree from INSEAD, France.

      Hilel Kremer has served as the Chief Financial Officer and Secretary of the Company since December 1998. Mr. Kremer has also served as a Director of Nur Europe, Nur America and Nur Media Solutions since December 1998. Prior to joining the Company, from 1993 to 1998 Mr. Kremer served in various management positions with Scitex Corporation. Mr. Kremer's last position with Scitex was Vice President of Finance and Chief Financial Officer of Scitex Asia Pacific, and prior thereto Mr. Kremer held several positions in the finance organization of Scitex Europe. Prior to joining Scitex Europe, Mr. Kremer held various positions in the budgeting department of the Israeli Finance ministry. Mr. Kremer holds a B.A. in economics from Hebrew University, Jerusalem, and an M.B.A. degree from INSEAD, France.


      Eyal Israeli has served as the Vice President of Operations since June 1996. Prior thereto, since January 1995, Mr. Israeli served as the Director of Customer Support for Indigo Electronic Printing Systems Ltd. From February 1993 to January 1995, Mr. Israeli served as the Manager of Corporate Customer Support for Orbotech Ltd. In addition, from January 1989 to 1993, Mr. Israeli served as Vice President of Customer Support for Optrotech Inc., the U.S. subsidiary of Optrotech Ltd. Mr. Israeli holds a B.Sc. degree in electronic engineering from Ben-Gurion University and a M.Sc. degree in electronic systems from Tel Aviv University.

      Amir Noy has served as the Vice President of Marketing since March 1996. From March 1994 to March 1996, Mr. Noy was the Vice President of Research and Development of the Company. From 1989 to March 1994, Mr. Noy served as Research and Development Project Manager with Scitex. Between 1984 and 1989, Mr. Noy served as a technical officer for communication with the Israeli Air Force. Mr. Noy holds B.Sc. and M.Sc. degrees in electrical engineering from the Technion, Israel Institute of Technology, and a M.B.A. degree from Tel Aviv University.

      Yoram Ben-Porat has served as a Director of the Company since March 1991. Since October 1993, Mr. Ben-Port has served as Director and President of Nur Media Solutions. Since October 1993, Mr. Ben-Porat has served as the Chief Executive Officer and Deputy Chairman of the Board of Directors of Nur International. He was among the founders of the Company and between January and September 1993, he served as the Chief Executive Officer of the Company. From 1987 until December 1992, Mr. Ben-Porat served as Research and Development and Business Development Manager of Nur Outdoor and Nur Focus. Prior thereto, he was an independent consultant to metal finishing process companies in the high technology industry. Mr. Ben-Porat holds a degree in economics and marketing from the Tel Aviv College of Management and Administration.


      Robert L. Berenson has served as a Director of the Company since July 1998. Mr. Berenson is President of Grey Advertising Inc., the second largest advertising agency in the United States and sixth largest in the world. He joined Grey in 1964 as an Assistant Account Executive, rose through the ranks to become the youngest Executive Vice President in the company's history in 1977 and took his present position as President in 1989. Mr. Berenson is also a Director of the Better Business Bureau of New York, the Advertising Educational Foundation and the Federal Law Enforcement Foundation. He holds a B.S./B.A. degree in journalism and marketing from Syracuse University and an M.S. degree in journalism from the Medill School at Northwestern University.

      Roni Ferber has served as a Director of the Company since July 1998. Since 1991, Mr. Ferber has served as a Financial and Economic Consultant. Mr. Ferber also serves on the Board of Directors of Omnitech Eichut Ltd., International Software Group Ltd., Zvi Zorfati Ltd. and Aflkim Consulting and Investments Ltd. From 1986 to 1992, Mr. Ferber served as a Director and member of the executive committee and of the investment committee of Caesarea - Edmond Benjamin de Rothschild Foundation. During that time he also served as a Director and member of the executive committee of the Caesarea Development Corporation. From 1967 to 1991, Mr. Ferber served as a Director and co-founder of Nikuv Computers Ltd., the first Israeli software company to be listed on the Tel Aviv Stock Exchange. From 1986 to 1991, Mr. Ferber served as CEO of Nikuv Computers Ltd. Mr. Ferber holds a B.A. in economics from Hebrew University and a B.A. in Semitic languages from Tel Aviv University. Mr. Ferber is fluent in Hebrew, Arabic, English, French, German and Italian.

      Robert F. Hussey has served as a Director of the Company since September 1997. Prior to joining the Company, from June 1991 to April 1997, Mr. Hussey served as the President and Chief Executive Officer of Metrovision of North America. Prior thereto, from 1984 to 1991, Mr. Hussey served as the President, Chief Executive Officer and Director of POP Radio Corp., a company which he helped form. From 1979 to 1984, Mr. Hussey served as the Vice President/Management Supervisor for Grey Advertising, Inc. From 1977 to 1979, Mr. Hussey was the Director of Financial Advertising for E.F. Hutton. Prior thereto, from 1973 to 1977, Mr. Hussey served as a Senior Financial Analyst and Product Manager for American Home Products, Inc. Mr. Hussey holds a B.S. degree in finance and a M.B.A. degree in international finance from Georgetown University.

Consulting Agreement

      The Company has retained the President of Meital, Kobi Markowitz, as a consultant to the Company for a two-year period, which commenced in September 1998, in connection with the Company's acquisition of drop-on-demand technology from Meital. Meital will be paid monthly compensation of approximately
$7,370 for these services and has been granted the option to acquire 100,000 Ordinary Shares at $1.00 per share at the end of the first year of the agreement.


Terms of Directors

      The members of the Board are elected annually at the Company's general meeting and remain in office until the next annual general meeting of the Company, unless the director has previously resigned, vacated his office, or was removed in accordance with the Company's Articles of Association. In addition, the Board may elect additional members to the Board.

Alternate Directors


      The Articles of Association provide that, subject to the Board's approval, a director may appoint, by written notice to the Company, any individual (whether or not such person is then a member of the Board) to serve as an alternate director. Any alternate director shall have all of the rights and obligations of the director appointing him or her, except the power to appoint an alternate (unless the instrument appointing him or her expressly provides otherwise). The alternate director may not act at any meeting at which the director appointing him or her is present. Such alternate may act as the alternate for several directors and have the corresponding number of votes. Unless the appointing director limits the time period or scope of any such appointment, such appointment is effective for all purposes and for an indefinite time, but will expire upon the expiration of the appointing director's term. There are currently no alternate directors.

Committees of the Board of Directors

      The Company's Articles of Association provide that the Board may delegate all of its powers to committees of the Board as it deems appropriate, subject to the provisions of the Israeli Companies Ordinance (New Version) 1983, as amended (the "Companies Ordinance").

Approval of Certain Transactions under the Companies Ordinance; Audit Committee

      The Companies Ordinance requires disclosure by an "Office Holder" (as defined below) to the Company in the event that an Office Holder has a direct or indirect personal interest in a transaction to which the Company intends to be a party, and codifies the duty of care and fiduciary duties which an Office Holder has to the Company. An "Office Holder" is defined in the Companies Ordinance as a director, managing director, chief business manager, executive vice president, vice president, other manger directly subordinate to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person's title.

      The Companies Ordinance requires that certain transactions, actions, and arrangements must be approved by an audit committee of the Company's Board (the "Audit Committee") meeting certain criteria defined in the Companies Ordinance, and by the Board itself. The Company is also required to maintain the Audit Committee as a result of the inclusion for quotation of the Ordinary Shares on the Nasdaq National Market. In certain circumstances, shareholder approval is also required. The Audit Committee must be comprised of members of the Board who are not employees of the Company, and the majority of members of the Audit Committee may not be holders, directly or indirectly through family members, of more than five percent of the Ordinary Shares.

      The Company has appointed an Audit Committee consisting of Robert L. Berenson, Roni Ferber, and Robert F. Hussey. Approval by the Audit Committee and the Board is required for (i) proposed transactions to which the Company intends to be a party in which an Office Holder has a direct or indirect personal interest, (ii) actions or arrangements which may otherwise be deemed to constitute a breach of fiduciary duty or of the duty of care of an Office Holder to the Company, (iii) arrangements with directors as to the terms of office or compensation, and (iv) indemnification of Office Holders. Arrangements with directors as to the terms of their service or compensation also require shareholder approval. All arrangements as to compensation of Office Holders who are not directors require approval of the Board. In certain circumstances, the matters referred to in (i), (ii), and (iv) may also require shareholder approval.

      Office holders (including directors) who have a personal interest in a matter which is considered at a meeting of the Board or the Audit Committee may not be present at such meeting, may not participate in the discussion, and may not vote on any such matter, except that such Office Holders may consent in writing to resolutions adopted by the Board and/or the Audit Committee by unanimous consent.


Stock Option Committee


      In March 1998, the Company established a committee to administer the Company's stock option plans (the "Stock Option Committee"). The Stock Option Committee is charged with administering and overseeing the allocation and distribution of stock options under the approved stock option plans of the Company. The Stock Option Committee is presently comprised of three members: Dan Purjes, Roni Ferber and Robert F. Hussey.

Compensation of Directors and Executive Officers


      For the year ended December 31, 1995, the aggregate compensation paid by the Company to the directors and executive officers of the Company (a total of 6 persons) amounted to $330,000. For the year ended December 31, 1996, the aggregate compensation paid by the Company to the directors and executive officers of the Company (a total of 7 persons) amounted to approximately $523,000. For the year ended December 31, 1997, the aggregate compensation paid by the Company to the directors and executive officers of the Company (a total of 13 persons) amounted to approximately $813,000.

      In October 1997, the Company undertook to pay its Board members who are not employees of the Company remuneration for their services as directors. This remuneration includes an annual payment of $5,000 and an additional payment of approximately $250 per meeting.



Stock Option Plans

1995 Stock Option Plan

      In 1995, the Company's Board adopted a Flexible Stock Incentive Plan (the "1995 Plan") that provides for grants to employees and consultants of the Company of stock options. An aggregate amount of not more than 500,000 stock options is available for grant under the 1995 Plan, including options for future services (such options, "Service Options"), options for performance (such options, "Performance Options"), and options to consultants for service or performance (such options, "Consultant Options").


      The Company's Board determines the employees and consultants who are granted options under the 1995 Plan, the timing of such grants, the terms thereof, and the number of shares to be covered thereby. The Board also determines the exercise price for Ordinary Shares subject to the Performance and Consultants Options under the 1995 Plan and the exercise price for the Service Options, provided that in no case shall the exercise price of any Service Option be less than 80% of the fair market value of such Ordinary Shares at the date of grant (the "Date of Grant"). Service Options usually vest over a four-year period. One-third of the Service Options vest after the second annual anniversary of the Date of Grant with an additional one-third vesting on the third and fourth anniversary of the Date of Grant, respectively. Performance Options vest under the same terms as applicable to the Service Options. Consultants Options vest over a specified period of time based on past or future services rendered or performance targets to be achieved by the Company as determined by the Board. Notwithstanding the foregoing, the Consultants Options vest ten years following the Date of Grant. No option may be assigned or transferred except by will or the laws of descent and distribution.

      The Company's 1995 Plan provides that it is to be administered by the Board or by a committee appointed by the Board and is currently administered by the Stock Option Committee. The Stock Option Committee has broad discretion to determine the persons entitled to receive options under the 1995 Plan, the terms and conditions on which options are granted, and the number of Ordinary Shares subject thereto, up to an aggregate amount of 500,000 Ordinary Shares.

      Under the 1995 Plan for Israeli employees, options and Ordinary Shares issuable upon the exercise of options granted to Israeli employees of the Company can be held in a trust until the payment of all taxes due with respect to the grant and exercise (if any) of such options.


1997 Stock Option Plan


      In 1997, the Company's Board adopted the 1997 Plan that provides for grants to employees and consultants of the Company of stock options. An aggregate amount of not more than 1,700,000 stock options are available for grant under the 1997 Plan.

      The Company's 1997 Plan provides that it is to be administered by the Board or by a committee appointed by the Board and is currently administered by the Stock Option Committee. The Stock Option Committee has broad discretion to determine the persons entitled to receive options under the 1997 Plan, the terms and conditions on which options are granted, and the number of Ordinary Shares subject thereto, up to the maximum aggregate amount permitted under the 1997 Plan. The Stock Option Committee also has discretion to determine the purchase price to be paid upon the exercise of an option granted under the 1997 Plan.

      The exercise price of the option shares under the 1997 Plan is determined by the Committee; provided, however, that the exercise price of any option granted shall not be less than eighty percent (80%) of the Stock Value (as defined below) at the time of the issuance of such options (the "Date of Grant"). The "Stock Value" at any time is equal to the then current Fair Market Value (as defined below) of the Company's Ordinary Shares. For purposes of the 1997 Plan, the "Fair Market Value" means, as of any date, the last reported sale price, on such date, of the Ordinary Shares on such principal securities exchange of the most recent prior date on which a sale of the Ordinary Shares took place.


      The Stock Option Committee determines the term of each option granted under the 1997 Plan; provided, however, that the term of an option shall not be for more than ten (10) years. Upon termination of employment, all unvested options lapse. All options granted vest over a four-year period. One-third of such options vest after the second anniversary of the Date of Grant, one-third after the third anniversary, and the final third after the fourth anniversary of the Date of Grant. Notwithstanding the foregoing, the Stock Option Committee may determine different vesting scheduled for service options granted to employees in special circumstances.


      The options granted are subject to restrictions on transfer, sale, or hypothecation. All options and Ordinary Shares issuable upon the exercise of options granted to Israeli employees of the Company are held in trust for a minimum of two years in accordance with Section 102 of the Israel Income Tax Ordinance.


1998 Non-Employee Director Share Option Plan

      The Company's shareholders approved the 1998 Non-Employee Director Share Option Plan at its annual meeting of shareholders on December 8, 1998 to provide for grants of options to purchase Ordinary Shares to non-employee directors of the Company (the "1998 Plan"). The 1998 Plan will be administered by a committee appointed by the Board consisting of directors not eligible for awards of options under the 1998 Plan (the "Committee"). An aggregate amount of not more than 250,000 Ordinary Shares is reserved for grant under the 1998 Plan. The 1998 Plan will expire on December 8, 2008 (10 years after adoption), unless earlier terminated by the Board.

      Under the 1998 Plan, each non-employee director that served on the 1998 "Grant Date," as defined below, automatically received an option to purchase 10,000 Ordinary Shares on such Grant Date and will receive an option to purchase an additional 10,000 Ordinary Shares on each subsequent Grant Date thereafter provided that he or she is a non-employee director on the Grant Date and has served as such for the entire period since the last Grant Date. The "Grant Date" means, with respect to 1998, October 26, 1998, and with respect to each subsequent year, August 1. Directors first elected or appointed after the 1998 Grant Date, will automatically receive on such director's first day as a director an option to purchase up to 10,000 Ordinary Shares prorated based on the number of full months of service between the prior Grant Date and the next Grant Date. Each such non-employee director would also automatically receive, as of each subsequent Grant Date, an option to purchase 10,000 Ordinary Shares provided he or she is a non-employee director on the Grant Date and has served for the entire period since the last Grant Date.

      The exercise price of the option shares under the 1998 Plan is 100% of the Fair Market Value (as defined below) of such Ordinary Shares at the time of issuance of such options (the "Date of Grant"). The "Fair Market Value" means, as of any date, the average closing bid and sale prices of the Ordinary Shares for the date in question as furnished by the National Association of Securities Dealers, Inc. through Nasdaq or any similar organization if Nasdaq is no longer reporting such information, or such other market on which the Ordinary Shares are then traded, or if not then traded, as determined in good faith (using customary valuation methods) by resolution of the members of the Board of Directors of the Company, based on the best information available to it. The exercise price is required to be paid in cash.

      The term of each option granted under the 1998 Plan is ten (10) years from the applicable Date of Grant. All options granted vest immediately after issuance.

      The options granted would be subject to restrictions on transfer, sale or hypothecation. All options and Ordinary Shares issuable upon the exercise of options granted to the non-employee directors of the Company could be withheld until the payment of taxes due with respect to the grant and exercise (if any) of such options.

Outstanding Options and Warrants to Purchase Ordinary Shares

      As of January 15, 1999, the Company has options to purchase a total of 1,805,039 Ordinary Shares outstanding under the Company's stock option plans. Of such 1,805,039 options, 460,039 have been issued under the 1995 Plan, 1,305,000 have been issued under the 1997 Plan and 40,000 have been issued under the 1998 Plan. The options granted under the 1995 Plan and the 1997 Plan are subject to various vesting requirements, have been issued at exercise prices ranging from $0.30 to $3.00 per share with various expiration dates. The options granted under the 1998 Plan have an exercise price of $2.50 per share are not subject to vesting requirements and expire on October 26, 2008. See Note 19 to the Company's Financial Statements included as a part of this Prospectus.

      As of January 15, 1999, the Company has warrants exercisable into a total of 555,000 Ordinary Shares outstanding. Of such warrants, 155,000 were issued to Josephthal as representative of the underwriters in connection with the Company's initial public offering in October 1995 (the "IPO Warrants") and 400,000 were issued to Josephthal as placement agent in connection with the Company's private placement between September and December 1997 (the "Private Placement Warrants"). The IPO Warrants are exercisable at $7.20 per share no later than October 2000. The Private Placement Warrants are exercisable at $1.00 per share no later than September and December 2002. Dan Purjes, the Chairman of the Company is also the Chairman of Josephthal. See "Certain Transactions."

      Current directors and officers as a group hold 1,121,671 of the options and warrants described above.

                             PRINCIPAL SHAREHOLDERS


      The following table sets forth certain information regarding the beneficial ownership of the Company's Ordinary Shares as of January 15, 1999, by
(i) each person known by the Company to be the beneficial owner of more than 10% of the outstanding Ordinary Shares and (ii) all of the Company's executive officers and directors as a group (9 persons). All of the information with respect to beneficial ownership by the Company's directors, executive officers and beneficial owners has been furnished by the respective director, executive officer, or beneficial owner, as the case may be. The Company believes that the persons named in this table have sole voting and investment power with respect to the Ordinary Shares indicated.


                                          Ordinary Shares          Percentage of
                                          Beneficially Owned       Ordinary Shares
                                                                   Beneficially Owned
                                          ------------------       ------------------
Dan Purjes*                                  3,985,151                      34.65%

All current executive officers and
directors as a group (9 persons)             5,170,593                      43.13%

---------------------
* Dan Purjes is Chairman of the Company and Chairman of Josephthal. See "Certain Transactions."

                            SELLING SECURITY HOLDERS

      The selling security holders own the Ordinary Shares offered hereby. The following table sets forth certain information with respect to the ownership of the Ordinary Shares by each selling security holder as of January 15, 1999.

                                            Shares Beneficially                Shares Beneficially
                                               Owned Before                        Owned After
                                              the Offering(1)                    the Offering(1)
                                            -------------------                --------------------
                                                       Percent(2)     Shares
                                           Shares(2)      (3)       Offered(4)    Shares    Percent(3)
                                           --------    ----------   ----------    ------    ----------
Purjes, Dan(5) (6)                         3,985,151       34.65    619,671        409,200       3.76
WBM I LLC (5) (7)                          2,918,780       26.83  2,918,780           0          *
Ben Porat, Yoram(5) (8)                    546,442          5.02     37,000        513,442       4.72
Trefoil Israel Investments, LLC            500,000          4.60    500,000           0          *
Shachar, Erez(5) (9)                       350,000          2.55    350,000           0          *
Carafe Investment Co. Ltd.                 250,000          2.30    250,000           0          *
Omotsu Holdings Limited                    250,000          2.30    250,000           0          *
Fuchs, David(5) (10)                       215,000          1.98    215,000           0          *
Purjes, Esther                             200,000          1.84    200,000           0          *
Horizon Fund Ltd.                          171,240          1.57    171,240           0          *
Sarig, Ehud(11)                            161,539          1.48    161,539           0          *
Clalit Capital Fund L.P.                   150,000          1.38    150,000           0          *
Weisman, Scott(5) (12)                     139,219          1.28    139,219           0          *
Owesh, Tajunnisa                           125,000          1.15    125,000           0          *
Balk, Mathew(5) (13)                       121,323          1.12    121,323           0          *
Hussey, Robert F.(5) (8)                   110,000          1.01    110,000           0          *
Markowitz, Kobi(5)                         100,000          *       100,000           0          *
Margolin, Michael & Shoshana                85,664          *        85,664           0          *
Gross, Joy                                  75,000          *        75,000           0          *
Kremer, Hilel(5) (8)                        75,000          *        75,000           0          *
Scibelli, James                             75,000          *        75,000           0          *
Avnon, Alon(5) (15)                         70,000          *        70,000           0          *
Sheib, Fredda                               65,000          *        65,000           0          *
Gelman, Gary                                60,000          *        60,000           0          *
Davis, Peter S.                             50,000          *        50,000           0          *
DeGennaro, Ruth B.                          50,000          *        50,000           0          *
Dorigol, S.A.                               50,000          *        50,000           0          *
Duggal, Baldev                              50,000          *        50,000           0          *
Eastlane Corporation Ltd.                   50,000          *        50,000           0          *
Everest Holding                             50,000          *        50,000           0          *
First Comet Corporation                     50,000          *        50,000           0          *
Holistica International Ltd.                50,000          *        50,000           0          *
Noy, Amir(5) (8)                            50,000          *        50,000           0          *
Ornstein, Richard                           50,000          *        50,000           0          *
Sagiv, Schlomo(5) (15)                      50,000          *        50,000           0          *
Weinrab, Efi(5)                             50,000          *        50,000           0          *
Rice, Lawrence R.(5) (13)                   48,568          *        46,568           0          *
Card Investment Group, Inc.                 40,000          *        40,000           0          *
Roden, Charles(5) (13)                      36,680          *        36,680           0          *
Barnea, Michael(5) (16)                     30,000          *        30,000           0          *
Grotenstein, Alan                           30,000          *        30,000           0          *
Israeli, Eyal(5) (8)                        30,000          *        30,000           0          *
Kurman, Nachom(5)(15)                       30,000          *        30,000           0          *
Berman, Michael                             25,000          *        25,000           0          *
Birn, Dora                                  25,000          *        25,000           0          *

                                            Shares Beneficially                Shares Beneficially
                                               Owned Before                        Owned After
                                              the Offering(1)                    the Offering(1)
                                            -------------------                --------------------
                                                       Percent(2)   Shares
                                           Shares(2)      (3)     Offered(4)    Shares    Percent(3)
                                           --------    ---------- ----------    ------    ----------
Chnapko, Joseph P.                          25,000          *      25,000           0          *
Gell, Brian D.                              25,000          *      25,000           0          *
Heymann, Jerry                              25,000          *      25,000           0          *
JLR Profit Sharing Plan C(6) FBO Frank
Garriton                                    25,000          *      25,000           0          *
Padan, Eitan(5) (14)                        25,000          *      25,000           0          *
Padan, Uzi                                  25,000          *      25,000           0          *
Purjes, Esther IRA Delaware Charter         25,000          *      25,000           0          *
Sheib, James C.                             25,000          *      25,000           0          *
Trokel, Michael                             25,000          *      25,000           0          *
Vitullo, Mary(13) & Purjes, Dan(6)          25,000          *      25,000           0          *
Wagner, George P. Jr.                       25,000          *      25,000           0          *
Dovrat, Shrem Skies Fund Ltd.               22,830          *      22,830           0          *
Agam, Mony(5) (15)                          22,000          *      22,000           0          *
Dovrat, Shrem Rainbow Fund, Ltd.            20,930          *      20,930           0          *
Ben-Moshe, Boaz & Susan                     20,000          *      20,000           0          *
Darbyshire, Chris                           20,000          *      20,000           0          *
Gold, Dahlia                                20,000          *      20,000           0          *
Murphy, William F.                          20,000          *      20,000           0          *
Nano-Cap Hyper Growth Partnership, L.P.     20,000          *      20,000           0          *
Ordinance Capital, L.P.                     20,000          *      20,000           0          *
Stein, Raymond                              20,000          *      20,000           0          *
Trokel, Stephen L.                          20,000          *      20,000           0          *
Berkowitz, Nathan(5) (15)                   15,000          *      15,000           0          *
Chenes, Charles A.                          15,000          *      15,000           0          *
Continental Stock Transfer Corp.            15,000          *      15,000           0          *
Ivtzan, Amir(5)                             15,000          *      15,000           0          *
LoCicero, John(5) (15)                      15,000          *      15,000           0          *
Vardi, Gabi(5)                              15,000          *      15,000           0          *
Worley, Sam(5) (15)                         15,000          *      15,000           0          *
Loew, Michael (5) (17)                      12,996          *      12,996           0          *
Bailey-Beck, Adriane (13) & Purjes, Dan (6) 12,500          *      12,500           0          *
Friedland, Stephen                          12,500          *      12,500           0          *
Jacob, Varughese & Leela                    12,500          *      12,500           0          *
Khan, Khurshid                              12,500          *      12,500           0          *
Palma, Susan                                12,500          *      12,500           0          *
The Shaar Fund Ltd.                         12,500          *      12,500           0          *
Fitzgerald, Paul (5) (13)                   12,334          *      12,334           0          *
Larkin, Sherwood P.(5) (13)                 12,009          *      12,009           0          *
Achiemeir, Shimshon(5)                      12,000          *      12,000           0          *
Feinschmidt, Avi(5)                         12,000          *      12,000           0          *
Itzik, Rovien(5)                            12,000          *      12,000           0          *
Lagzeil, Shmual(5) (15)                     12,000          *      12,000           0          *
Wollfgor, Ronen(5)                          12,000          *      12,000           0          *
Arvai, Emilia(13)                           10,000          *      10,000           0          *
Berenson, Robert L.(5) (8)                  10,000          *      10,000           0          *
Cohen, Morris                               10,000          *      10,000           0          *
Colbert, James IRA                          10,000          *      10,000           0          *
Ferber, Roni(5) (8)                         10,000          *      10,000           0          *
Giullani, Cloudio(5) (15)                   10,000          *      10,000           0          *
Handa, Sameer                               10,000          *      10,000           0          *
Lowe, James F.                              10,000          *      10,000           0          *
Mahtani, Gordan G.                          10,000          *      10,000           0          *
Mahtani, Jiwat & Pushpa                     10,000          *      10,000           0          *

                                            Shares Beneficially                Shares Beneficially
                                               Owned Before                        Owned After
                                              the Offering(1)                    the Offering(1)
                                            -------------------                --------------------
                                                       Percent(2)   Shares
                                           Shares(2)      (3)     Offered(4)    Shares    Percent(3)
                                           --------    ---------- ----------    ------    ----------
Mayer, Charles                              10,000          *      10,000           0          *
Messing, Andrew                             10,000          *      10,000           0          *
Morgan, John R.                             10,000          *      10,000           0          *
Naz, Mohammad & Rasheeda                    10,000          *      10,000           0          *
Patel, Chandu & Kala                        10,000          *      10,000           0          *
Rao, Sanjeeva                               10,000          *      10,000           0          *
Relyea, William(5) (13)                     10,000          *      10,000           0          *
Weisner, Gary(13)                           10,000          *      10,000           0          *
White, Laurence                             10,000          *      10,000           0          *
Zimmerman, Bernard                          10,000          *      10,000           0          *
Lifiland, Michael(5)                         9,000          *       9,000           0          *
Miakinkoff, Regina                           8,000          *       8,000           0          *
Estate of Peter Sheib, Stuart Ross,
Executor(5)                                  7,549          *       7,549           0          *
HSB Capital                                  7,500          *       7,500           0          *
JLR Profit Sharing Plan C(6) FBO Ursula
D. Mell                                      7,500          *       7,500           0          *
Shaw, Larry & Winstead, Dennis               7,500          *       7,500           0          *
Admoni, Ehud(5) (15)                         7,000          *       7,000           0          *
Porush, Naftali & Elaine                     7,000          *       7,000           0          *
Porush, Naomi                                7,000          *       7,000           0          *
Sectal Capital Markets, Ltd.(5)              6,400          *       6,400           0          *
Dorit, Daniel(5) (15)                        6,000          *       6,000           0          *
Antoniades, Adam(13)                         5,000          *       5,000           0          *
Bear Stearns Securities Corp. FBO Cindy
Cerruto IRA                                  5,000          *       5,000           0          *
Bear Stearns Securities Corp. FBO James
Welton IRA                                   5,000          *       5,000           0          *
Bear Stearns Securities Corp. FBO James
Zogby IRA                                    5,000          *       5,000           0          *
Block Reed, Annmary                          5,000          *       5,000           0          *
Casajuana, Simon(5) (15)                     5,000          *       5,000           0          *
Dransfield, Mark(13)                         5,000          *       5,000           0          *
Gilbert, Jonathan R.                         5,000          *       5,000           0          *
Hawryluk, James B.(13)                       5,000          *       5,000           0          *
JLR Profit Sharing Plan B(6) FBO Anthony
Guzzi                                        5,000          *       5,000           0          *
JLR Profit Sharing Plan C(6) FBO Ralph
DeMarco                                      5,000          *       5,000           0          *
JLR Profit Sharing Plan C(6) FBO
Salvatore Agosta                             5,000          *       5,000           0          *
JLR Profit Sharing Plan C(6) FBO Lloyd
Kagin                                        5,000          *       5,000           0          *
JLR Profit Sharing Plan C(6) FBO Raymond
A. Mando                                     5,000          *       5,000           0          *
Larkin Investors                             5,000          *       5,000           0          *
Malone, Ena                                  5,000          *       5,000           0          *
Menikdiwela, Gayathri(17)                    5,000          *       5,000           0          *
Rodin, Gregori(5) (15)                       5,000          *       5,000           0          *
Sheib, Fredda Custodian for Benjamin Kohn    5,000          *       5,000           0          *
Volpe, Michael(13)                           5,000          *       5,000           0          *
Zino, Micheal(5) (15)                        5,000          *       5,000           0          *

                                            Shares Beneficially                Shares Beneficially
                                               Owned Before                        Owned After
                                              the Offering(1)                    the Offering(1)
                                            -------------------                --------------------
                                                       Percent(2)   Shares
                                           Shares(2)      (3)     Offered(4)    Shares    Percent(3)
                                           --------    ---------- ----------    ------    ----------
Cohen, Bat-Sheva(5)                          4,000          *       4,000           0          *
Cole, Louise(5) (15)                         4,000          *       4,000           0          *
Frielich, Jeff(5) (15)                       4,000          *       4,000           0          *
Mairom, Ofer(5) (15)                         4,000          *       4,000           0          *
JLR Profit Sharing Plan C(6) FBO Robert
N. Martz                                     3,500          *       3,500           0          *
Sagi, Avi(5) (15)                            3,500          *       3,500           0          *
Ofir, Yaakov(5) (15)                         3,300          *       3,300           0          *
Araki, Muhamad(5)                            3,000          *       3,000           0          *
Bailey-Beck, Adriane IRA(6) (13)             3,000          *       3,000           0          *
Bukai, Avi(5) (15)                           3,000          *       3,000           0          *
Charitonenko, Alexey(5) (15)                 3,000          *       3,000           0          *
Darshan, Dror(5) (15)                        3,000          *       3,000           0          *
Desalt, Esmeralda(5) (15)                    3,000          *       3,000           0          *
Fernandes, Jeffrey(5) (15)                   3,000          *       3,000           0          *
Futernik, Alexander                          3,000          *       3,000           0          *
Ganel, Leonid(5) (15)                        3,000          *       3,000           0          *
Goodfriend, David(13)                        3,000          *       3,000           0          *
Bear Stearns Securities Corp. FBO Robert
Housner IRA                                  3,000          *       3,000           0          *
JLR Profit Sharing Plan C(6) FBO Kenneth
P. Cerruto                                   3,000          *       3,000           0          *
Kanovich, Sergei(15)                         3,000          *       3,000           0          *
LeFevre, Carine(5) (15)                      3,000          *       3,000           0          *
Mench, James Frederick & Dorothy             3,000          *       3,000           0          *
Pallen, Glenn F. IRA Rollover(13)            3,000          *       3,000           0          *
Pine, Lawrence D.(15)                        3,000          *       3,000           0          *
Raz, Chaim(5) (15)                           3,000          *       3,000           0          *
Trynin, Arye(5) (15)                         3,000          *       3,000           0          *
Yehudovski, Natali(5) (15)                   3,000          *       3,000           0          *
Biran, Tammy(5)(15)                          2,500          *       2,500           0          *
Bondruvsky, Dimitry(5) (15)                  2,500          *       2,500           0          *
Buki, Alex(5) (15)                           2,500          *       2,500           0          *
David, Chaim(5) (15)                         2,500          *       2,500           0          *
Joselson, Joel(5) (15)                       2,500          *       2,500           0          *
Meir, Bali(5) (15)                           2,500          *       2,500           0          *
Sidi, Amir(5) (15)                           2,500          *       2,500           0          *
Ben-Yosef, Zeev(5)                           2,300          *       2,300           0          *
Dolev, Roni(5)                               2,300          *       2,300           0          *
Gilboa, Pnina(5)                             2,300          *       2,300           0          *
Plat, Lior(5)                                2,300          *       2,300           0          *
Adamo, Frank(13)                             2,000          *       2,000           0          *
Caparelli, Richard F.(13)                    2,000          *       2,000           0          *
Chapman, Sandra L.                           2,000          *       2,000           0          *
Heksher, Doron(5) (15)                       2,000          *       2,000           0          *
Hirshenzon, Shimon(5) (15)                   2,000          *       2,000           0          *
Levine, Marc A.(5) (15)                      2,000          *       2,000           0          *
Nuirel, Sofi(5) (15)                         2,000          *       2,000           0          *
Porshavoy, Emilia(5) (15)                    2,000          *       2,000           0          *
West, John L.(13)                            2,000          *       2,000           0          *
Zecharya, Irit(5) (15)                       2,000          *       2,000           0          *

                                            Shares Beneficially                Shares Beneficially
                                               Owned Before                        Owned After
                                              the Offering(1)                    the Offering(1)
                                            -------------------                --------------------
                                                       Percent(2)   Shares
                                           Shares(2)      (3)     Offered(4)    Shares    Percent(3)
                                           --------    ---------- ----------    ------    ----------
Satloff, Averell W.(5) (17)                  1,528          *       1,528           0          *
Corday, Brian  (5) (13)                      1,000          *       1,000           0          *
Guzzi, Anthony (5) (13)                        210          *         210           0          *
Borgman, Lawrence(5) (13)                      156          *         156           0          *
Burke, Dennis(5) (13)                          156          *         156           0          *
Kowitski, Steve(5) (13)                        156          *         156           0          *
Mando, Raymond A.(5) (13)                       45          *          45           0          *

--------------------
*       Less than 1.00%

(1) Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the Ordinary Shares indicated as beneficially owned thereby.
(2) These share amounts include up to an aggregate of 555,000 Ordinary Shares which may be issued to certain selling security holders upon the exercise of the Warrants and 1,805,039 Ordinary Shares which may be issued upon exercise of Options.

(3) In accordance with Rule 13d-3 of the Exchange Act, shares that are not outstanding, but that are issuable pursuant to the exercise of outstanding Warrants or Options, all of which are exercisable within 60 days of the date of this Prospectus, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person. See "Description of Securities."

(4) With respect to the selling security holders, it has been assumed that all Ordinary Shares so offered will be sold.
(5)     Includes Ordinary Shares underlying Warrants and/or Options.

(6) Dan Purjes is Chairman of the Company and Chairman of Josephthal & Co. Inc. See "Certain Transactions."

(7) WBM I LLC is controlled by persons affiliated with Josephthal & Co. Inc., including Dan Purjes. See "Certain Transactions."
(8)     Director of the Company.
(9) Erez Shachar is President, Chief Executive Officer and a Director of the Company.
(10) David Fuchs is a former Director of the Company, acted as the Company's Chief Financial Officer from April through October 1997 and is employed with Josephthal & Co. Inc. See "Certain Transactions."
(11) Of the 161,539 shares being registered on behalf of Mr. Sarig, 125,000 are shares underlying options, Mr. Sarig's right to which are in dispute.
(12) Scott Weisman is a former Director of the Company and is employed with Josephthal & Co. Inc. See "Certain Transactions."
(13)    Employee of Josephthal & Co. Inc. See "Certain Transactions."
(14) Eitan Padan was the Company's Chief Financial Officer, Vice President of Finance and Secretary until December 1998.
(15)    Employee of the Company.
(16) Michael Barnea acts as legal counsel in Israel to the Company through Shimonov Barnea & Co. See "Legal Matters."
(17)    Former employee of Josephthal & Co. Inc.  See "Certain Transactions."

                              CERTAIN TRANSACTIONS


Private Placement and Other Payments and Grants

      Between September and December 1997, the Company effected a private offering of its Ordinary Shares in the United States, for which Josephthal acted as exclusive placement agent. As of January 15, 1999, the Chairman of Josephthal, Dan Purjes, who is also the Company's Chairman, beneficially owns approximately 34.65% of the Company's Ordinary Shares, and other individuals affiliated with Josephthal beneficially own approximately 7.30% of the Company's Ordinary Shares. As compensation for its services as the Company's exclusive placement agent, Josephthal received fees of $439,000 and warrants to purchase 400,000 Ordinary Shares at an exercise price of $1.00 per share. Payment to Josephthal in consideration for the banking services rendered by Josephthal to the Company was approved by the Company's shareholders at its annual meeting in October 1997.

      From April through October 1997, an individual employed by Josephthal was the Company's acting Chief Financial Officer, for which he received compensation of approximately $45,000, and Dan Purjes received $20,000 in compensation for his services as Chairman of the Board of Directors of the Company. Dan Purjes, Chairman of the Company and Josephthal, and two individuals who are officers of Josephthal and were simultaneously directors of the Company were granted options under a company stock option plan to purchase in the aggregate 500,000 Ordinary Shares of the Company at $1.25 per share. The foregoing payments and grants were approved by the Company's shareholders at its annual meeting in October 1997.

Certain Facilities and Related Legal Proceedings

      The Company's main facilities in Magshimim, Israel (the "Facilities"), which the Company uses as its headquarters and as a research and development facility, are situated on a plot of land leased to Moshe Nur and his wife. Moshe Nur was the Company's Chairman and its major shareholder until April 1997. Moshe Nur and certain affiliated companies, have been involved in various insolvency proceedings which involved the Company, until a settlement was reached in September 1998. According to the settlement agreements, all material claims against the Company relating to the lease of the Facilities, alleged breach of contracts and alleged debts owed to any of the above mentioned parties were dismissed. Specifically, the Company reached an agreement with Moshe Nur's receiver (and certain creditors) pursuant to which the Company may continue to lease the Facilities until July 2000 without payment of rent. This rent-free use of the Facilities was granted to the Company as set against payment previously made and accounted for as pre-paid rent. Separately, claims related to the ownership of the Company's shares have been resolved and the temporary injunction on the issuance of securities by the Company was lifted.

                            DESCRIPTION OF SECURITIES

      Set forth below is a summary of certain information concerning the Company's capital stock and a brief description of certain provisions contained in the Memorandum of Association, the Articles of Association and certain statutory provisions. The Memorandum of Association and the Articles of Association have been filed as exhibits to the Registration Statement. Such summary and description do not purport to be complete statements of these provisions and are qualified in their entirety by reference to such exhibits.

      The authorized share capital of the Company consists of 20,000,000 Ordinary Shares, 10,880,000 of which are issued and outstanding, fully paid and non-assessable. See "Capitalization."

      Non-residents of Israel may freely hold and trade the Ordinary Shares pursuant to general and specific permits issued under Israel's Currency Control Law, 1978. Neither the Memorandum of Association nor the Articles of Association make any distinction between residents and non-residents of Israel with respect to the ownership of Ordinary Shares. None of the Memorandum of Association, the Articles of Association nor Israeli law make any distinction between residents and non-residents of Israel with respect to the voting rights related thereto.

      Holders of paid-up Ordinary Shares are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation of the Company, in the distribution of assets after the discharge of liabilities to creditors. The Board may declare interim dividends, and may propose the final dividend with respect to any year out of unconsolidated profits available for dividends after statutory appropriation to capital reserves. Shareholder approval, in the form of an ordinary resolution (see below), is required for the declaration of a final dividend. The shareholders may approve a final dividend in the amount recommended by the Board or in a lesser amount (but not in a greater amount). If the shareholders do not approve the final dividend recommended by the Board, in whole or in part, the interim dividend may have to be returned. Ordinary Shares do not entitle their holders to preemptive rights.

      Each Ordinary Share is entitled to one vote on all matters to be voted on by shareholders, including the election of directors. The quorum required for action to be taken at a meeting of shareholders consists of two shareholders present in person or by proxy and holding in the aggregate more than 50% of all the outstanding voting rights of the Company. If a meeting is adjourned due to the lack of a quorum, one or more shareholders, holding not less than 33% of all the outstanding voting power attached to the Ordinary Shares, present in person or by proxy at the subsequent adjourned meeting will constitute a quorum. An ordinary resolution (for example, a resolution to approve the financial statements, to approve final dividends or to appoint the auditors) requires the affirmative vote of shareholders present and holding in person or by proxy a majority of the shares present. A special resolution (for example, a resolution to amend the Articles of Association, to authorize a change in capitalization or to adopt certain other major changes as specified in the Israeli Companies Ordinance) requires the affirmative vote of shareholders present in person or by proxy and holding shares conferring at least 75% of the votes cast with respect to the special resolution, at a meeting convened upon at least 21 days' notice. Certain resolutions relating to transactions involving principal shareholders require special approvals and disinterested shareholder approval. See "Certain Transactions."

      Holders of the Ordinary Shares do not have cumulative voting rights in the election of directors. Consequently, the holders of Ordinary Shares in the aggregate conferring more than 50% of the voting power represented in person or by proxy will have the power to elect all the directors. Holders of the remaining Ordinary Shares will not be able to elect any directors. The current principal shareholders of the Company may be able to elect all the members of the Board of Directors.

      Continental Stock Transfer & Trust Company is the transfer agent and registrar for the Ordinary Shares.


      The Ordinary Shares are quoted on the Nasdaq National Market. However, there can be no assurance that an active public market for the Ordinary Shares will be sustained after the Offering. The Company currently has no present intention to list or quote its securities in Israel or other markets outside the United States; however, the Company may seek such listings if the Board determines that it is in the best interest of the Company to do so.

       COMMISSION POSITION ON INDEMNIFICATION FOR SECURITY ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE


      Sales of substantial amounts of Ordinary Shares of the Company in the public market could adversely affect the prevailing market prices for the Ordinary Shares and the ability of the Company to raise equity capital in the future. The Company has 10,880,000 Ordinary Shares outstanding. Of these shares, the 1,550,000 shares sold in the Company's initial public offering are, and the 9,119,483 shares sold in this offering (including 2,360,039 shares underlying outstanding options and warrants) will be, immediately freely tradable in the public market without restriction under the Securities Act, except for any shares purchased by an affiliate of the Company (as that term is defined under the rules and regulations of the Securities Act) which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. All of the remaining Ordinary Shares to be outstanding after the offering, 2,570,556 Ordinary Shares, will be "restricted securities" as that term in defined under Rule 144 and will not have been registered under the Securities Act. Such restricted shares may not be sold unless they are registered under the Securities Act or unless an exemption from registration is available under Rule 144 or otherwise under the Securities Act.


      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of restricted Ordinary Shares as to which at least two years have elapsed from the later of the acquisition of such shares or in an amount that does not exceed the greater of
(i) one percent of the then outstanding shares of Ordinary Shares (108,800 shares based upon 10,880,000 shares outstanding), or (ii) if the Ordinary Shares are then quoted on Nasdaq or a national securities exchange, the average weekly trading volume of the Ordinary Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the three months prior to a sale by such person and at least three years have lapsed from the acquisition of the shares is entitled to sell them without regard to the volume, manner of sale, or notice requirements of Rule 144.

                     EXCHANGE CONTROLS AND OTHER LIMITATIONS
                           AFFECTING SECURITY HOLDERS

      Non-residents of Israel will be able to receive dividends, if declared, and any amounts payable upon the dissolution, liquidation or winding-up of the affairs of the Company. Any such payments will be paid in freely repatriable non-Israeli currencies (including U.S. dollars). Such payments, if made, shall be made pursuant to a general permit issued by the Controller under the Currency Control Law, 1978 (the "Currency Control Law").

      In May 1998, a new "general permit" was issued, which removed most of the restrictions prohibited under the law, and thus enabled Israeli citizens to freely invest outside of Israel and freely convert Israeli currency into non-Israeli currencies.

                ISRAELI TAXATION AND FOREIGN EXCHANGE REGULATIONS

      The following is a summary of the current tax laws of the State of Israel as they relate to the Company and its shareholders. This summary does not discuss all aspects of Israeli tax law that may be relevant to a particular investor in light of his personal investment circumstances or to certain types of investors subject to special treatment under Israeli law (for example, traders in securities or persons that own, directly or indirectly, 10% or more of the

Company's outstanding voting stock). The following also includes a discussion of certain Israeli government programs benefiting various Israeli businesses such as the Company. To the extent that the discussion is based on new legislation yet to be subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will accord with any such interpretation in the future. This discussion is not intended and should not be construed as legal or professional tax advice, and does not cover all possible tax considerations.

General Corporate Tax Structure

      The Company is subject to corporate tax in Israel. Commencing in the tax year 1993 through and including 1996, the regular rate of corporate tax to which Israeli companies are subject decreased by 1% each year, i.e., from 39% in 1993 down to 36% in 1996 and thereafter. However, the effective rate payable by a company which derives income from an "Approved Enterprise" (as further discussed below) may be considerably less. See "--Law for the Encouragement of Capital Investments, 1959."

Taxation Under Inflationary Conditions

      The Income Tax Law (Adjustment for Inflation), 1985 (the "Adjustment for Inflation Law") attempts to overcome some of the problems experienced in a traditional tax system by an economy experiencing rapid inflation, which was the case in Israel at the time the Adjustment for Inflation Law was enacted. Generally, the Adjustment for Inflation Law was designed to neutralize for Israeli tax purposes the erosion of capital investments in businesses and to prevent unintended tax benefits resulting from the deduction of inflationary financing expenses. The Adjustment for Inflation Law applies a supplementary set of inflationary adjustments to a normal taxable profit computed according to regular historical cost principles.

      The Adjustment for Inflation Law introduced a special tax adjustment for the preservation of equity based on changes in the Israeli CPI whereby certain corporate assets are classified broadly into fixed (inflation resistant) assets and non-fixed assets. Where shareholders' equity, as defined in the Adjustment for Inflation Law, exceeds the depreciated cost of fixed assets, a corporate tax deduction which takes into account the effect of inflationary change on such excess in allowed (up to a ceiling of 70% of taxable income for companies in any single tax year, with the unused portion permitted to be carried forward on a linked basis with no ceiling). If the depreciated cost of fixed assets exceeds shareholders' equity, then such excess multiplied by the annual rate of inflation is added to taxable income.

      In addition, subject to certain limitations, depreciation on fixed assets and losses carried forward are adjusted for inflation based on changes in the Israeli CPI. The net effect of the Adjustment for Inflation Law on the Company might be that the Company's taxable income, as determined for Israeli corporate tax purposes, will be different than the Company's U.S. dollar income, as reflected in its financial statements, due to the difference between the annual changes in the CPI and in the NIS exchange rate with respect to the U.S. Dollar, causing changes in the actual tax rate.

Law for the Encouragement of Industry (Taxes), 1969

      The Company currently qualifies as an "Industrial Company" within the definition of the Law for the Encouragement of Industry (Taxes), 1969 (the "Industry Encouragement Law"). According to the Industry Encouragement Law, an "Industrial Company" is a company resident in Israel, at least 90% of the income of which in any tax year (exclusive of income from defense loans, capital gains, interest and dividends), is derived from an "Industrial Enterprise" owned by it. An "Industrial Enterprise" is defined by that law as an enterprise whose major activity in a given tax year is industrial production activity.

      Included among the tax benefits for an Industrial Company are deductions of 12.5% per annum of the purchase price of a good-faith acquisition of a patent or of know-how, an election under certain conditions to file a consolidated return and accelerated depreciation rates on equipment and buildings.

      Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. No assurance can be given that the Company will continue to qualify as an "Industrial Company" or that the benefits described above will be available in the future.

Law for the Encouragement of Capital Investments, 1959

      The Law for the Encouragement of Capital Investments, 1959, as amended (the "Investment Law") provides that a capital investment in production facilities (or other eligible facilities) may, upon application to the Israel Investment Center, be designated as an Approved Enterprise. Each certificate of approval for an Approved Enterprise relates to a specific program delineated both by its financial scope, including its capital sources, and its physical characteristics, i.e., the equipment to be purchased and utilized pursuant to the program. The tax benefits derived from any such certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise.

      Taxable income of a company derived from an Approved Enterprise designated as such after October 30, 1978, is subject to corporate tax at the rate of 25% (rather than the 1998 regular corporate tax rate of 36%) throughout the "Benefit Period"--a period of seven years commencing with the year in which the Approved Enterprise first generated taxable income (limited to the earlier of twelve years from the commencement of production or fourteen years from the date of approval) and, under certain circumstances, extending to a maximum of ten years therefrom. In the event a company operates under more than one approval or only part of its capital investments are approved (a "Mixed Enterprise"), its effective corporate tax rate is the result of a weighted combination of the various applicable rates.

      In addition, a company owning an Approved Enterprise approval after April 1, 1986 (or prior thereto, provided no government grants or loans had previously been granted in respect to such enterprise) may elect to forego certain government grants extended to its Approved Enterprise in exchange for an "alternative package" of tax benefits (the "Alternative Package"). Under the Alternative Package, a company's undistributed income derived from an Approved Enterprise will be exempt from corporate tax for a period of between two and ten years, depending on the geographic location of the Approved Enterprise within Israel, and such company will be eligible for the tax benefits under the Investment Law described above for the remainder of the Benefits Period.

      Part of the Company's production facilities have been granted the status of "Approved Enterprise" under the Investment Law, under two separate investment plans. The implementation of the investments under the first plan was finalized in 1993. The implementation of the second plan is expected to be finalized in 1998.

      According to the provisions of the Investment Law, the Company chose to enjoy "alternative benefits"--waiver of grants in return for tax exemption. Accordingly, the Company's income from the Approved Enterprise will be tax-exempt for a period of two and four years for the first and second plans, respectively, commencing with the year it first earns taxable income, and subject to corporate tax at the rate of 25%, for additional periods of five and three years, for the first and second plans, respectively.

      The period of tax benefits, detailed above, is subject to limits of 12 years from the commencement of production, or 14 years from receiving the approval, whichever is earlier. Given the above mentioned conditions, the period of benefits for the first plan commenced in the year 1994 and will terminate in the year 2000, and the period of benefits for the second plan has not yet commenced.

      If dividends are distributed out of such tax-exempt profits, the Company will be liable for corporate tax at the rate which would have been applied if it had not chosen the alternative tax benefits (currently 25% for an "Approved Enterprise"). Therefore, income derived from the Company's "Approved Enterprise" status is not available for distribution to shareholders as a dividend. See Note 20(a) to the Company's Financial Statements.

      The dividend recipient is taxed at the reduced rate applicable to dividends from Approved Enterprises (15%), if the dividend is distributed during the tax exemption period or within a specified period thereafter, or for an unlimited period in the case of a "Foreign Investors' Company" - a company over 25% foreign-owned with an approved enterprise. This tax must be withheld by the company at source, regardless of whether the dividend is converted into foreign currency. See "--Capital Gains and Income Taxes Applicable to Non-Israeli Shareholders."

      Subject to certain provisions concerning income subject to the Alternative Package, all dividends are considered to be attributable to the entire enterprise, and the effective tax rate is the result of a weighted combination of the various applicable tax rates.

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


      The Investment Law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program.

      Grants and certain other incentives received by a company in accordance with the Investment Law remain subject to final ratification by the Israel Investment Center, such ratification being conditional upon fulfillment of all terms of the approved program. Failure to comply with all such terms may require the return of such grants and incentives (inclusive of interest as of the date of the grant).

      Receipt of grants and tax benefits from the OCS and the Marketing Fund and under the Company's existing "Approved Enterprise" status and any new programs, if and when approved, are or will be, as the case may be, subject to various conditions. The tax benefits derived from the Company's "Approved Enterprise" status are conditioned upon fulfillment of the conditions stipulated by the Investment Law, the regulations promulgated thereunder and the criteria set forth in the certificate of approval issued pursuant to the Investment Law. In the event of a failure by the Company to comply with these conditions and criteria, the grants and tax benefits could be canceled, in whole or in part, and the Company would be required to refund the amount of the canceled benefits, adjusted for inflation and interest. Management believes that the Company has operated and will continue to operate in compliance with all the "Approved Enterprise" conditions and criteria applicable to it from the OCS, the Marketing Fund and its "Approved Enterprise" status, although there can be no assurance of this, and that the likelihood is remote that it will be required to refund grants or tax benefits that it derives from the OCS, the Marketing Fund and under its "Approved Enterprise" status. There can be no assurance that the funding and tax benefits will continue. See "Risk Factors--We Rely Upon Government Grants, Tax Benefits, and Other Funding From Third Parties" and "Business--Research and Development."

Capital Gains and Income Taxes Applicable to Non-Israeli Shareholders

      Under existing regulations, any capital gain realized by an individual shareholder with respect to the Ordinary Shares acquired on or after the registration of such shares will be exempt from Israeli Capital Gains Tax if the Ordinary Shares are listed on an approved foreign securities market (which term includes the Nasdaq in the United States) and provided that the Company continues to qualify as an Industrial Company under Israeli law, and provided the individual does not hold such shares for business purposes.

      Upon a distribution of dividends other than bonus shares (stock dividends), income tax is generally withheld at source at the rate of 25% (or the lower rate payable with respect to Approved Enterprises, see "--Law for the Encouragement of Capital Investments, 1959"), unless a double taxation treaty is in effect between Israel and the shareholder's country of residence that provides for a lower tax rate in Israel on dividends.

      A tax treaty between the United States and Israel (the "Treaty"), effective since January 1, 1995, provides for a maximum tax of 25% on dividends paid to a resident of the United States (as defined in the Treaty). Dividends distributed by an Israeli company and derived from the income of an approved enterprise are subject to a 15% dividend withholding tax. The Treaty further provides that a 12.5% Israeli dividend withholding tax would apply to dividends paid to a United States corporation owning 10% or more of an Israeli company's voting stock. The 12.5% rate applies only on dividends from a company that does not have an "Approved Enterprise" in the applicable period.

      A non-resident of Israel who has had dividend income derived or accrued in Israel from which tax was withheld at source is currently exempt from the duty to file an annual Israeli tax return with respect to such income, provided such income was not derived from a business carried on in Israel by such non-resident and that such non-resident does not derive other non-passive income from sources in Israel. Proposals are being formulated to expand the requirement to file annual Israeli tax returns.

Tax Benefits for Research and Development

      Israeli tax law allows under certain conditions a tax deduction in the year incurred for expenditures (including non-depreciable capital expenditures) in scientific research and development projects, if the expenditures are approved by the relevant Israeli Government Ministry (determined by the field of research) and the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking such deduction. Expenditures not so approved are deductible over a three-year period. However, according to recent

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

Israeli Supreme Court decisions, expenditures made out of the proceeds of government grants are not deductible, i.e., the Company will be able to deduct the unfunded portion of the research and development expenditures and not the gross amount.

                U.S. TAX CONSIDERATIONS REGARDING ORDINARY SHARES

      The following summary describes certain of the principal United States federal income tax consequences relating to an investment in Ordinary Shares as of the date hereof. The summary is based on the Internal Revenue Code of 1986 (the "Code"), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment relating to an investment in Ordinary Shares and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below. The summary does not purport to address all federal income tax consequences that may be relevant to particular investors. For example, the summary applies only to Holders who hold Ordinary Shares as a capital asset within the meaning of
Section 1221 of the Code, and does not address the tax consequences that may be relevant to investors in special tax situations (including, for example, insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors that hold Ordinary Shares as part of a hedge, straddle or conversion transaction, or Holders that own, directly or indirectly, five percent or more of the Company's outstanding Ordinary Shares). Further, it does not address the alternative minimum tax consequences of an investment in Ordinary Shares or the indirect consequences to Holders of equity interests in investors in Ordinary Shares. ACCORDINGLY, PERSONS CONSIDERING THE PURCHASE OF ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

      For purposes of this discussion, "Company" refers to NUR Macroprinters Ltd., and "U.S. Holder" means a Holder of Ordinary Shares that is a citizen or resident of the United States, a partnership or corporation created or organized in the United States or any State thereof (including the District of Columbia), or an estate or trust the income of which is subject to United States federal income tax on a net income basis with respect to Ordinary Shares. The term "non-U.S. Holder" refers to any Holder of Ordinary Shares other than a U.S. Holder.

Taxation of U.S. Holders

      Distributions on Ordinary Shares. Distributions made by the Company with respect to Ordinary Shares generally will constitute dividends for federal income tax purposes and will be taxable to a U.S. Holder as ordinary income to the extent of the Company's undistributed current or accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions in excess of the Company's current or accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the Ordinary Shares, thus increasing the amount of any gain (or reducing the amount of any loss) which might be realized by such Holder upon the sale or exchange of such Ordinary Shares. Any such distributions in excess of the U.S. Holder's tax basis in the Ordinary Shares will be treated as capital gain to the U.S. Holder and will be either long term or short term capital gain depending upon the U.S. Holder's federal income tax holding period for the Ordinary Shares. Dividends paid by the Company generally will not be eligible for the dividends received deduction available to certain United States corporate shareholders under Code Sections 243 and 245. The amount of any cash distribution paid in a foreign currency will equal the U.S. dollar value of the distribution, calculated by reference to the exchange rate in effect at the time the dividends are received. A U.S. Holder should not recognize any foreign currency gain or loss if such foreign currency is converted into U.S. dollars on the day received. If a U.S. Holder does not convert the foreign currency into U.S. dollars on the date of receipt, however, such Holder may recognize gain or loss upon a subsequent sale or other disposition of the foreign currency (including an exchange of the foreign currency for U.S. dollars). Such gain or loss, if any, will be ordinary income or loss for United States federal income tax purposes.

      Subject to certain conditions and limitations, any Israeli withholding tax imposed upon distributions which constitute dividends under United States income tax law will be eligible for credit against a U.S. Holder's federal income tax liability. Alternatively, a U.S. Holder may claim a deduction for such amount, but only for a year in which a U.S. Holder elects to do so with respect to all foreign income taxes. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by the Company with respect to Ordinary Shares will generally constitute "passive income."

      Sale or Exchange of Ordinary Shares. A. U.S. Holder of Ordinary Shares generally will recognize capital gain or loss upon the sale or exchange of the Ordinary Shares measured by the difference between the amount realized and the U.S. Holder's tax basis in the Ordinary Shares. Gain or loss will be computed separately for each block of shares sold (shares acquired separately at different times and prices). The gain or loss on such disposition will be long term capital gain or loss if the Ordinary Shares had been held for more than one year. The deductibility of capital losses is restricted and generally may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains.

      Passive Foreign Investment Company. A foreign corporation generally will be treated as a "passive foreign investment company" ("PFIC") if, after applying certain "look-through" rules, either (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average value of its assets is attributable to assets that produce or are held to produce passive income. Passive income for this purpose generally includes dividends, interest, rents, royalties and gains from securities and commodities transactions. The look-through rules require a foreign corporation that owns at least 25%, by value, of an operating subsidiary to treat that proportion of the subsidiaries assets and income as held or received directly by the foreign parent.

      The Company does not believe that it is currently a PFIC nor does it anticipate that it will be a PFIC in the future because it expects that less than 75% of its annual gross income will be passive income and less than 50% of its assets will be passive assets, based on the look-through rules, the current income and assets of the Company and its subsidiaries, and the manner in which the Company and its subsidiaries are anticipated to conduct their businesses in the future. However, there can be no assurance that the Company is not or will not be treated as a PFIC in the future. If the Company were to be treated as a PFIC, all U.S. Holders may be required, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain "excess distributions," including any gain on the sale of Ordinary Shares. In order to avoid this tax consequence, a U.S. Holder (i) may be permitted to make a "qualified electing fund" election, in which case, in lieu of such treatment would be required to include in their taxable income certain undistributed amounts of the Company's income or (ii) may elect to mark-to-market the Ordinary Shares and recognize ordinary income (or possible ordinary loss) each year with respect to such investment and on the sale or other disposition of the Ordinary Shares. Neither the Company nor its advisors have the duty to or will undertake to inform U.S. Holders of changes in circumstances that would cause the Company to become a PFIC. U.S. Holders should consult their own tax advisors concerning the status of the Company as a PFIC at any point in time after the date of this Prospectus. The Company does not currently intend to take the action necessary for a U.S. Holder to make a "qualified electing fund" election in the event the Company is determined to be a PFIC.

      Foreign Personal Holding Company. A foreign corporation may be classified as a foreign personal holding company (a "FPHC") for federal income tax purposes if both of the following tests are satisfied: (i) at any time during the taxable year five or fewer individuals who are United States citizens or residents own or are deemed to own (under certain attribution rules) more than 50% of its stock (vote or value) and (ii) at least 60% (50% for years subsequent to the year in which it becomes a FPHC) of its gross income (regardless of its source), as specifically adjusted, "is foreign personal holding company income," which includes dividends, interest, rents, royalties and gain from the sale of stock or securities.

      The Company does not believe that it is currently a FPHC nor does it anticipate that it will be a FPHC in the future; however, no assurance can be given that the Company is not or will not become a FPHC as a result of future changes of ownership or changes in the nature of the income of the Company. If the Company were to be classified as a FPHC, each U.S. Holder would be required to include in income as a taxable constructive dividend its pro rata share of the Company's undistributed foreign personal holding company income.

Taxation of Non-U.S. Holders

      Distributions on Ordinary Shares. Distributions made by the Company with respect to the Ordinary Shares to non-U.S. Holders who are not engaged in the conduct of a trade or business within the United States will be subject to United States federal income tax only if 25% or more of the gross income of the Company (from all sources for the three-year period ending with the close of the taxable year preceding the declaration of the distribution) was effectively connected with the conduct of a trade or business in the United States by the Company. The Company does not anticipate engaging in the conduct of a trade or business within the United States, except through its subsidiaries. However, if the 25% threshold for such period is exceeded, a portion of any distribution paid by the Company to a non-U.S. Holder could be subject to federal income tax withholding at the rate of 30%; the portion of the distribution that could be subject to withholding would correspond to the portion of the Company's gross income for the period that is effectively connected to its conduct of a trade or business within the United States.

      Sale or Exchange of Ordinary Shares. A non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or exchange of Ordinary Shares if such Holder has no connection with the United States other than holding the Ordinary Shares and in particular (i) such gain is not effectively connected with a trade or business in the United States of the non-U.S. Holder, (ii) in the case of a non-U.S. Holder who is an individual which has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States, such non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of such disposition, and (iii) the Company is not and has not been at any time within 5 years preceding such disposition a "U.S. real property holding corporation" (a "USRPHC") for federal income tax purposes.

      The Company believes that it is not and does not currently intend to become a USRPHC, but no assurance can be given that the Company is not or will not become a USRPHC in the future. In general, if the Company is determined to be a USRPHC then non-U.S. Holders may be subject to United States federal income tax on the sale or exchange of the Ordinary Shares, and to withholding at a rate of 10% on any such disposition. However, a non-U.S. Holder will not be subject to these special rules even if the Company is determined to be a USRPHC provided that (i) such non-U.S. Holder did not at any time during the five years ending on the date of sale or disposition actually or constructively own more than 5% of the Ordinary Shares of the Company and (ii) the Ordinary Shares are then "regularly traded" on an established securities market in the United States. Since the Ordinary Shares are traded on the Nasdaq stock market and since it is regularly quoted by broker dealers, the Ordinary Shares should be considered to be "regularly traded" on an established securities market. However, it is possible to interpret the current Temporary Regulations as concluding that the Ordinary Shares will not be considered "regularly traded" at any time during which 50% or more thereof is owned by 100 or fewer persons, which will be the case as of the date of this Prospectus.

      United States Business. A non-U.S. Holder engaged in a trade or business in the United States whose income from the Ordinary Shares (including gain from the sale or exchange thereof) is effectively connected with the conduct of such trade or business will generally be subject to regular United States federal income tax on such income in the same manner as if it were a U.S. Holder. In addition, if such a Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

Backup Withholding

      Distributions made by the Company with respect to the Ordinary Shares and the gross proceeds received from the disposition of the Ordinary Shares may be subject to certain information reporting to the IRS and to a 31% backup withholding tax. However, backup withholding generally will not apply to payments made to certain exempt recipients (such as a corporation or financial institution) or to a Holder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against such Holder's United States federal income tax liability.

                              PLAN OF DISTRIBUTION


        This Prospectus covers the sale of Ordinary Shares by the Selling Security Holders. As used herein, "Selling Security Holders" includes donees and pledgees selling shares received from a named Selling Security Holder after the date of this Prospectus. Any distribution of any such securities by the Selling Security Holders, or by their pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market or on such other market or exchange on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; (d) through put or call options transactions relating to the Ordinary Shares, or through short sales of Ordinary Shares at market prices prevailing at the time of sale or at negotiated prices; or (e) by any other legally available means.

      The Company will not receive any proceeds from the sale of the Ordinary Shares offered hereby. The aggregate proceeds to the Selling Security Holders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. There is no assurance that the Selling Security Holders will sell any of the securities offered hereby.

      Josephthal may be deemed to be an affiliate of the Company by virtue of the fact that Dan Purjes, the Chairman of Josephthal and the Company, owns over 10% of each of Josephthal and the Company. Therefore, Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") prohibits Josephthal from participating in the distribution of the Shares without the participation of a qualified independent underwriter. Accordingly, Cruttenden Roth Incorporated has acted as a "qualified independent underwriter" in connection with the offering and as such has exercised the usual standards of due diligence in connection with the offering and conducting due diligence. The Company will pay Cruttenden Roth Incorporated a total of $75,000, plus expenses, and has issued to Cruttenden Roth Incorporated a warrant to purchase 25,000 Ordinary Shares of the Company at an exercise price of $4.50 per share, for its services as qualified independent underwriter (the "QIU Warrant"). The QIU Warrant is exercisable for a period of four years commencing one year from the effective date of this Registration Statement, and is restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the effective date of the Registration Statement except to officers and/or partners of Cruttenden Roth Incorporated and other transferees permitted by NASD Conduct Rules. The qualified independent underwriter will maintain its due diligence review of the Company until the earliest of July 31, 1999, the time that the Registration Statement filed in connection with this offering ceases to be effective, or the qualified independent underwriter's earlier withdrawal as such. This Prospectus and the Registration Statement of which it forms a part will be amended to reflect any cessation by Cruttenden Roth Incorporated of its due diligence review of the Company and its service as qualified independent underwriter. The qualified independent underwriter has also recommend an initial price in compliance with Rule 2720 and no sales of Ordinary Shares made through Josephthal on the effective date of the Registration Statement of which this Prospectus forms a part may be made at a price in excess of that recommended price. Sales of Ordinary Shares made through Josephthal after the effective date of the Registration Statement of which this Prospectus forms a part may not be made at a price higher than 110% of the closing bid price of the Ordinary Shares as reported by Nasdaq for the trading day immediately preceding the day of the sale at issue unless the terms and arrangements relating to such sales through Josephthal are approved in advance by the NASD's Corporate Financing Department.

      The Selling Security Holders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. The Selling Security Holders will be subject to the Prospectus delivery requirements because the Selling Security Holders may be deemed to be "underwriters" within meaning of Section 11 of the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such securities as agents for others or as principals for their own account (compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Security Holders will pay any sales commissions or similar selling expenses applicable to the sale of Ordinary Shares. A portion of any proceeds of sales and discounts, commissions or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

      Selling Security Holders also may resell all or a portion of the Ordinary Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

      Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market activities for the Ordinary Shares for a period of five business days prior to the commencement of such distribution. In addition, each Selling Security Holder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for the Ordinary Shares.

      At the time a particular offering of securities is made, to the extent required, a Prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. In addition, upon the Company being notified by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.


      In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.


      The Company has agreed that it will bear all costs, expenses and fees in connection with the registration or qualification of the Ordinary Shares under federal and state securities laws. The Company and each Selling Security Holder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

      Certain legal matters with respect to the Ordinary Shares offered hereby will be passed upon for the Company by Shimonov Barnea & Co., Israel.

                                     EXPERTS


      The Consolidated Financial Statements of the Company at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus have been audited by Kost Forer & Gabbay (a member of Ernst & Young International), independent auditors, as set forth in their report thereon appearing elsewhere herein which, as to the years 1996 and 1997, are based in part on the reports of Willy Knyrim, independent auditor. Such Consolidated Financial Statements are set forth in reliance upon the report of such firm given upon the authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

      The Company has filed with the Commission a Registration Statement on form F-1 under the Securities Act with respect to the Ordinary Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, at the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C., and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York, and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http:\\www.sec.gov. Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document.

                                  ISA EXEMPTION


      The Israel Securities Authority has granted the Company an exemption from the obligation to publish this Prospectus in the manner otherwise required pursuant to the prevailing laws of the State of Israel.

                         REPORT OF INDEPENDENT AUDITORS

                             To the Shareholders of

                      M.NUR MARKETING & COMMUNICATION GmbH

      We have audited the accompanying balance sheets of M.Nur Marketing & Communication GmbH ("the Company") as of December 31, 1996 and 1997 and the related statements of operations, changes in shareholders equity and cash flows for each of the two years in the period ended December 31, 1997 and the company's statement of operations, changes in shareholders equity and cash flows for the year ended December 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards in the United states. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997 and the related results of their operations and cash flows for each of the two years in the period ended December 31, 1997, and the Company's results of operations and cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles in Germany. As applicable to the Company's financial statements, generally accepted accounting principles in the United States and in Germany are identical in all material aspects.

Kassel, Germany
March 9, 1998

                                                       Yours truly,

                                                     /s/ Willy Knyrim

                                                       WILLY KNYRIM
                                          Certified Public Accountants (Germany)

                              NUR MACROPRINTERS LTD.
                    (Formerly: Nur Advanced Technologies Ltd.)

                           INDEX TO FINANCIAL STATEMENTS




CONSOLIDATED FINANCIAL STATEMENTS
                                                                        Page
                                                                        ----
   Report of Independent Auditors                                        F-2

   Consolidated Balance Sheets as of December 31, 1996 and 1997       F-3 - F-4

   Statements of Operations for the Years Ended December 31, 1995,
   1996 and 1997                                                         F-5

   Statements of Changes in Shareholders' Equity for the Years Ended
   December 31, 1995, 1996 and 1997                                      F-6

   Statements of Cash Flows for the Years Ended December 31, 1995,    F-7 - F-9
   1996 and 1997

   Notes to Consolidated Financial Statements                        F-10 - F-47


UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS


   Consolidated Balance Sheets as of September 30, 1998              F-48 - F-49

   Consolidated Statements of Income for the Nine Months Ended
     September 30, 1997 and 1998                                        F-50

   Statements of Changes in Shareholders' Equity for the Nine Months
     Ended September 30, 1997 and 1998                                  F-51

   Consolidated Statements of Cash Flows for the Nine Months Ended
     September 30, 1997 and 1998                                     F-52 - F-53

   Notes to Consolidated Financial Statements                        F-54 - F-55

                              - - - - - - - - - - - -

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)

           [logo]
   KOST FORER & GABBAY
       A MEMBER OF
ERNST & YOUNG INTERNATIONAL


                          REPORT OF INDEPENDENT AUDITORS

                              To the Shareholders of

                             NUR MACROPRINTERS LTD.
                   (Formerly: Nur Advanced Technologies Ltd.)

      We have audited the accompanying consolidated balance sheets of Nur Macroprinters Ltd. (formerly: Nur Advanced Technologies Ltd.) ("the Company") and its subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, changes in shareholders' equity and consolidated cash flows for the years then ended, and the statements of operations, changes in shareholders' equity and cash flows of the Company for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of a subsidiary, whose statements reflect total assets constituting 3.8% and 4.9% of consolidated total assets as of December 31, 1996 and 1997 and total revenues constituting 18% and 14% of the related consolidated total revenues for the years ended December 31, 1996 and 1997, respectively. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as is relates to data included for these subsidiaries, is based solely on the reports of the other auditors.

      We conducted our audits in accordance with generally accepted auditing standards in the United States and Israel, including those prescribed by the Israeli Auditors' Regulations (Mode of Performance), 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the reports of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 1996 and 1997 and the related consolidated results of their operations and cash flows for the years then ended, and the results of operations and cash flows of the Company for the years ended December 31, 1995, in conformity with generally accepted accounting principles in Israel. As applicable to the Company's financial statements, generally accepted accounting principles in the United States and in Israel are identical in all material aspects.



Tel-Aviv, Israel                                  KOST, FORER and GABBAY
March 9, 1998                              Certified Public Accountants (Israel)
Except for comprehensive income data            A Member of Ernst & Young
included in the statements of changes                 International
in shareholders' equity for which date
is October 20, 1998.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                           December 31,
                                                   -----------------------------
                                                      1996             1997
                                                   ------------     ------------
                                                     U.S. dollars in thousands
                                                   -----------------------------
                  ASSETS

CURRENT ASSETS (Note 21):
  Cash and cash equivalents (Note 3)                   1,738            1,234
  Trade receivables (net of allowance for
   doubtful accounts:
   $ 606 and $ 540 as of December 31, 1996 and
   1997, respectively) (Note 4)                         4,213            5,981
  Other accounts receivable and prepaid
   expenses (Note 5)                                   1,749            1,745
  Inventories (Note 6)                                 2,569            2,252
                                                   ------------     ------------
Total current assets                                  10,269           11,212
                                                   ------------     ------------

LONG-TERM INVESTMENTS:
  Restricted long term bank deposit                        -              150
  Long-term trade receivables (Note 7)                    90                -
  Prepaid expenses                                       368              137
  Severance pay funds (Note 15)                          224              262
                                                   ------------     ------------
Total long-term investments                              682              549
                                                   ------------     ------------

PROPERTY AND EQUIPMENT (Note 8):
  Cost                                                 1,024            2,444
  Less - accumulated depreciation                        343              803
                                                   ------------     ------------
                                                         681            1,641
                                                   ------------     ------------

OTHER ASSETS, net (Note 9)                               529              381
                                                   ------------     ------------
Total assets                                          12,161           13,783
                                                   ============     ============


The accompanying notes are an integral part of the financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                           December 31,
                                                  ------------------------------
                                                      1996              1997
                                                  ------------     -------------
                                                     U.S. dollars in thousands
                                                  ------------------------------
     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES (Note 21):
  Short-term bank loans (Note 11)                      1,462              652
  Current maturities of long-term bank loans
   (Note 14)                                             818              527
  Trade payables (Note 12)                             4,437            3,216
  Accrued expenses and other liabilities
   (Note 13)                                           1,517            2,126
  Customer advances                                    1,345               17
                                                  ------------     -------------
Total current liabilities                              9,579            6,538
                                                  ------------     -------------

LONG-TERM LIABILITIES:
  Long-term bank loans, net (Note 14)                    408            1,076
  Accrued severance pay (Note 15)                        338              358
                                                  ------------     -------------
Total long-term liabilities                              746            1,434
                                                  ------------     -------------

MINORITY INTEREST                                          -               26
                                                  ------------     -------------

SHAREHOLDERS' EQUITY:
  Share capital (Note 19):
   Common Shares of NIS 1 per nominal value:
    Authorized: 20,000,000
    Issued and outstanding: 6,880,000 Common
     Shares as of December 31, 1996
     10,880,000 Common Shares as of December
     31, 1997                                          1,593            2,729
  Additional paid-in capital                          11,916           14,383
  Other comprehensive income                             109              (30)
  Accumulated deficit                                (11,782)         (11,297)
                                                  ------------     -------------
Total shareholders' equity                             1,836            5,785
                                                  ------------     -------------
Total liabilities and shareholders' equity            12,161           13,783
                                                  ============     =============


The accompanying notes are an integral part of the financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                     Year ended December 31,
                                           --------------------------------------------
                                               1995            1996           1997
                                           --------------  --------------  ------------
                                             The Company    Consolidated   Consolidated
                                           --------------  --------------  ------------
                                                     U.S. dollars in thousands,
                                                      except per share amounts
                                           --------------------------------------------
Revenues (Note 22a-c)
  Sales of printers and related products         13,824          13,639          18,874
  Sales of printed materials                          -           2,998           3,085
                                           --------------  --------------  ------------
                                                 13,824          16,637          21,959
                                           --------------  --------------  ------------
Cost of revenues:
  Cost of sales of printers and related
    products  (Note 22d)                          9,374          11,528           9,627
  Cost of sales of printed materials
    (Note 22e)                                        -           2,008           1,684
                                           --------------  --------------  ------------
                                                  9,374          13,536          11,311
                                           --------------  --------------  ------------
Gross profit                                      4,450           3,101          10,648
                                           --------------  --------------  ------------
Research and development expenses
  (Note 22f)                                      1,040           1,530           1,726
Less - royalty-bearing grants                       306             372              43
                                           --------------  --------------  ------------
Research and development expenses, net              734           1,158           1,683
                                           --------------  --------------  ------------
Selling and marketing expenses, net
  (Note 22g)                                      1,039           4,823           4,620
General and administrative
  expenses (Note 22h)                             1,187           2,560           3,439
Write-off of debts of related parties
  (Note 22j)                                          -           3,757               -
                                           --------------  --------------  ------------
                                                  2,226          11,140           8,059
                                           --------------  --------------  ------------
Operating income (loss)                           1,490          (9,197)            906
Financial expenses, net (Note 22i)                  205             589             320
Gain on marketable securities                        12              22               -
Other income (expenses), net                        110              76              (8)
                                           --------------  --------------  ------------
Income (loss) before taxes on income              1,407          (9,688)            578
Taxes on income (Note 20e)                          221             400              67
                                           --------------  --------------  ------------
Income (loss) after taxes on income               1,186         (10,088)            511
Minority interest in earnings of
  subsidiary                                          -               -             (26)
Equity in losses of a 50%-owned
  joint venture (Note 22k)                       (1,125)              -               -
                                           --------------  --------------  ------------
Net income (loss) for the year                       61         (10,088)            485
                                           ==============  ==============  ============
Basic and diluted earnings (loss) per
 share (Note 2k)                                   0.01           (1.47)           0.07
                                           ==============  ==============  ============
Weighted average number of shares
  used in computing basic and
  diluted earnings (loss) per share           4,904,118       6,880,000       7,293,640
                                           ==============  ==============  ============


The accompanying notes are an integral part of the financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------


                                        Number of
                                          shares
                                        outstanding
                                        ----------              Additional       Other                                    Total
                                          Common       Share      paid-in    comprehensive  Retained    Comprehensive  shareholders'
                                          shares      capital     capital       income      earnings       income         equity
                                        ----------  ----------  -----------  -----------  -----------  -------------  -------------
                                                                          U.S. dollars in thousands
                                        -------------------------------------------------------------------------------------------
Balance as of January 1, 1995            4,110,801        671       2,174           (17)      (2,140)                      688
-----------------------------
Comprehensive income:
Net income for the year                         -           -           -             -           61           61           61
                                                                                                        -----------
Other comprehensive income:
Foreign currency translation
  adjustments                                   -           -           -            65            -           65           65
                                                                                                        ===========
Comprehensive income                            -           -           -             -            -          126
                                                                                                        ===========
Settlement of liability to a
  company under common control                  -           -           -             -          385                       385
Issuance of shares, net                  1,795,614        598       6,957             -            -                     7,555
Debentures converted into
  shares                                   973,585        324       2,559             -            -                     2,883
Amortization of deferred
  compensation                                  -           -         177             -            -                       177
                                        ----------  ----------  -----------  -----------  -----------               ------------
Balance as of December 31, 1995          6,880,000      1,593      11,867            48       (1,694)                   11,814
------------------------------

Comprehensive income:
Net loss for the year                           -           -           -             -      (10,088)     (10,088)     (10,088)
                                                                                                        -----------
Other comprehensive income:
Foreign currency translation
  adjustment                                    -           -           -            61            -           61           61
                                                                                                        -----------
Comprehensive income                            -           -           -             -            -      (10,027)           -
                                                                                                        ===========
Amortization of deferred
  compensation                                  -           -          49             -            -                        49
                                        ----------  ----------  -----------  -----------  -----------               ------------
Balance as of December 31, 1996          6,880,000      1,593      11,916           109      (11,782)                    1,836
-------------------------------

Comprehensive income:
Net income for the year                         -           -           -             -          485          485          485
                                                                                                        -----------
Other comprehensive income:
Foreign currency translation
  adjustment                                    -           -           -          (139)           -         (139)        (139)
                                                                                                        -----------
Comprehensive income                            -           -           -             -            -          346            -
                                                                                                        ===========
Issuance of shares, net                  4,000,000       1,136       2,376            -            -                     3,512
Amortization of deferred
  compensation                                  -           -           91            -            -                        91
                                        ----------  ----------  -----------  -----------  -----------               ------------
Balance as of December 31, 1997         10,880,000       2,729      14,383          (30)     (11,297)                    5,785
---------------------------             ==========  ==========  ===========  ===========  ===========               ============

The accompanying notes are an integral part of the financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                     Year ended December 31,
                                           --------------------------------------------
                                               1995            1996           1997
                                           --------------  --------------  ------------
                                            The Company    Consolidated    Consolidated
                                            -------------  --------------  ------------
                                                    U.S. dollars in thousands
                                           --------------------------------------------
Cash flows from operating activities:

Net income (loss) for the year                    61         (10,088)            485
Adjustments to reconcile net income
  (loss) to net cash used in operating
  activities:

  Minority interest in earnings of
   subsidiary                                      -               -              26
  Depreciation and amortization                  189             321             644
  Loss (gain) from sale of property and
   equipment                                       -              (4)              8
  Deferred taxes, net                            221             400              27
  Amortization of deferred compensation          177              49              91
  Equity in losses of a 50%-owned joint
   venture                                     1,125               -               -
  Severance pay, net                            (136)             83             (18)
  Decrease in marketable securities, net         100             490               -
  Decrease (increase) in trade
   receivables                                (4,970)          3,625          (1,783)
  Decrease (increase) in other accounts
   receivable and prepaid expenses              (355)           (378)             41
  Decrease (increase) in inventories             313          (1,738)            317
  Increase (decrease) in trade payables        1,463           1,435          (1,248)
  Increase in accrued expenses and
   other liabilities                             299             224             502
  Increase (decrease) in customer
   advances                                        -           1,345          (1,328)
                                           --------------  --------------  ------------
Net cash used in operating activities         (1,513)         (4,236)         (2,236)
                                           --------------  --------------  ------------





The accompanying notes are an integral part of the financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                     Year ended December 31,
                                       ------------------------------------------------
                                           1995            1996             1997
                                       --------------  -------------  -----------------
                                       The Company    Consolidated      Consolidated
                                       -------------  --------------  -----------------
                                                   U.S. dollars in thousands
                                       ------------------------------------------------
Cash flows from investing activities:

  Purchase of a subsidiary (1)                -                -               -
  Loans to a subsidiary                    (589)               -               -
  Proceeds from principal
   (repayment of principal) of
   short-term loans to affiliates
   and a shareholder                        268              339               -
  Long-term bank deposit                   (400)               -               -
  Restricted long term bank deposit           -                -            (150)
  Proceeds from long-term bank
   deposit                                    -              400               -
  Purchase of property and equipment       (268)            (230)         (1,479)
  Purchase of distribution rights          (700)               -               -
  Proceeds from sale of property
   and equipment                             95              393              15
  Prepaid expenses                            -             (368)            231
                                      --------------   -------------   -----------------
Net cash provided by (used in)
 investing activities                    (1,594)             534          (1,383)
                                      --------------   -------------   -----------------

Cash flows from financing activities:

  Proceeds from issuance of shares,
   net                                    6,855                -           3,512
  Short-term bank credit, net                (1)           1,424            (810)
  Proceeds from principal of
   long-term bank loans                     430                -           1,263
  Repayment of principal of
   long-term bank loans                    (243)            (355)           (886)
                                      --------------   -------------   -----------------
Net cash provided by financing
 activities                               7,041            1,069           3,079
                                      --------------   -------------   -----------------
Effect of exchange rate changes on
 cash and cash equivalents                  (63)               6              36
                                      --------------   -------------   -----------------
Increase (decrease) in cash and
 cash equivalents                         3,871           (2,627)           (504)
Cash and cash equivalents at the
  beginning of the year                     494            4,365           1,738
                                      --------------   -------------   -----------------
Cash and cash equivalents at the
  end of the year                         4,365            1,738           1,234
                                      ==============   =============   =================

The accompanying notes are an integral part of the financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                     Year ended December 31,
                                       ------------------------------------------------
                                           1995            1996             1997
                                       --------------  -------------  -----------------
                                       The Company    Consolidated      Consolidated
                                       -------------  --------------  -----------------
                                                   U.S. dollars in thousands
                                       ------------------------------------------------
(1) Purchase of subsidiary:

    Estimated fair value of assets and
    liabilities acquired:

      Working capital                            -               196           -
      Fixed assets                               -              (585)          -
      Long-term loan                             -               359           -
      Accrued severance pay                      -                30           -
                                         -------------  -------------  --------------
                                                 -                 -           -
                                         =============  =============  ==============
    Supplemental disclosure of cash
     flow information:

      Cash paid during the year for:
       Interest                                206               763         367
                                         =============  =============  ==============
       Income taxes                             32                38          74
                                         =============  =============  ==============
    Non-cash financing information:

      Debentures converted into shares       2,883                 -           -
                                         =============  =============  ==============
      Purchase of distribution rights
       against issuance of shares              700                 -           -
                                         =============  =============  ==============


The accompanying notes are an integral part of the financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1:-  GENERAL

      a.    Organization:

            1. Nur Macroprinters Ltd. (formerly: Nur Advanced Technologies Ltd.) ("the Company"), an Israeli Corporation, is an industrial company. The Company develops, manufactures and sells digital continuous ink-jet printing systems and related consumable products for large format printing. The Company maintains wholly-owned subsidiaries in Europe and United States for sales support and marketing. The Company's products are sold by a network of dealers and distributors. The principal markets of the Company are located in Europe and United States.

            2.    Nur International S.A. ("Nur International"):

                  a)    Purchase of distribution rights:

                        In May 1995, the Company, Shamrock Holdings of California Inc. ("Shamrock") and Nur International entered into an agreement, according to which the Company repurchased from Nur International the distribution rights that had been granted to Nur International. Pursuant to the new agreement, Shamrock also agreed to exchange its loans to Nur International totaling $ 1.4 million for 245,614 Common Shares of the Company. In addition, the Company was given an option to purchase all Shamrock's shares in Nur International for $ 0.5 million.

                        The distribution rights purchased from Nur International are recorded as an asset at the purchase price less 50% of unrealized intercompany profits, totaling $ 700 thousand, and are being amortized over a period of five years. This transaction also gives rise to a $ 700 thousand difference between the Company's investment in Nur International and its share in the underlying equity in Nur International. After elimination of the negative goodwill, the balance (approximately $ 300 thousand) is recorded as goodwill and is also amortized over a period of five years.

                  b)    Purchase of additional 50% of the shares:

                        The Company owned 50% of the shares of Nur International
                        - a corporate joint venture with Shamrock registered in Belgium (see Note 23). Nur International and its subsidiaries were engaged in selling and marketing continuous ink jet printing systems and related consumable products, printed materials produced by the Outboard Printers and in establishing and operating billboard advertising activities.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                  In May 1996, the Company and Shamrock signed an agreement as follows:

                  (1) Shamrock will not be required to provide further financing to Nur International in accordance with the Subscription Agreement of February 3, 1994 (the "First Agreement").

                  (2) The Company exercised the option provided, however, instead of an exercise price of $ 0.5 million, the Company purchased all of Shamrock's shares in Nur International, free and clear of any liens, encumbrances, etc., for a consideration of one dollar.

                  (3) Notwithstanding the above, for every year during which Nur International's net income (after taxes) will exceed $ 1 million, the Company will pay Shamrock a sum equal to 10% of Nur International's net income, up to a total of $ 0.5 million (accumulating from the first payment). Nur International's net income shall be as determined in its annual audited financial statements. Shamrock's right to payments under this section will expire upon the earlier of the payment of the $ 0.5 million thereunder, or the end of the fiscal year 2002. In 1996 and 1997, Nur International's net income (after taxes) was less than $ 1, million.

                        The acquisition is accounted for on the basis of the purchase method of accounting. Initial difference upon acquisition totaling $ 923 thousand is netted from the initial difference (negative goodwill) included in the investment in Nur International totaling $ 293 thousand, and the balance totaling $ 630 thousand has been written off at the acquisition date.

                        The Company recorded losses in 1995 in the amount of $ 630 thousand in regard to the increase in equity since the Company's loan to Nur International exceeds its share in the losses of Nur International.

                        Commencing January 1996, the accounts of Nur
                        International are consolidated with those of the Company.

                        Unaudited pro-forma data of the Company, as if the acquisition of Nur International had been effected on January 1, 1995, is as follows:

                                                               Year ended
                                                              December 31,
                                                                  1995
                                                              -------------
                                                                   U.S.
                                                               dollars in
                                                                thousands
                                                              -------------
                        Sales                                    15,785
                        Loss                                        (43)
                        Basic and dilutive loss per share         (0.01)

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

            3.    Nur America Inc. ("Nur America"):

                  In 1996, the Company established a wholly-owned subsidiary in the United States - Nur America, which is engaged in marketing the Company's products and related consumable products in South America and North America.

            4.    Nur Advanced Technologies (Europe) S.A. ("Nur Europe"):

                  In 1996, the Company established a wholly-owned subsidiary in Belgium - Nur Europe which is engaged in marketing the Company's products and related consumable products in Europe.

            5.    Nur Marketing and Communication GmbH ("Nur Germany"):

                  In December 1997, the Company purchased the shares of Nur Germany, a 84% owned subsidiary, that was held by Nur International. Nur Germany is engaged in selling and marketing consumable printed materials.

      b.    Financial difficulties:

            During 1996, the Company encountered severe financial difficulties. The Company wrote off $ 3,757 thousand, of outstanding debts due to the Company from Moshe Nur, the Company's former Chairman of the Board of Directors and a former major shareholder, and from companies controlled by Moshe Nur, which are currently in bankruptcy proceedings (see also Notes 16, 18 and 22j).

      c.    Investment in a private company:

            In December 1997, the Company signed an agreement with a private company which is engaged in research and development in fields related to the Company's activity. In accordance with the agreement, the Company will provide a loan in the amount of $ 300 thousand to the private company.

            The loan is convertible to 26% of the share capital of the private Company. The loan is linked to dollar and bears interest of Libor + 2.5%. The loan is repayable, under certain conditions, in one payment in 1999.

            Prior to December 31, 1997, the Company provided a loan of approximately $ 54 thousand. The Company recorded a provision in respect of the aforementioned amount since the private company is in the development stage, and there is an uncertainty regarding the private company's ability to repay the loan.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      d.    Concentration of risks that may have a significant impact on the
            Company:

            Suppliers:

            The Company purchase all of the ink and ink-jets used in its printers from one supplier while using the supplier's credit-terms. The Company's customers rely on the ink to operate their printers. Because the Company's business depends on the sale of its printers, a supply problem or a change in credit-terms could have a severe effect on the Company's financial results.

            The Company employs a limited number of unaffiliated subcontractors to manufacture components for its printers. The Company currently employs one independent sub-contractor to assemble the Blueboard printers. Because the Company relies on subcontractors, its business could suffer if the Company fails to maintain its relationships with its subcontractors or fails to develop alternative sources for its printer components.

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES

            The Company's consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles in Israel ("Israel GAAP"). Israel GAAP and Generally Accepted Accounting Principles in the United States ("U.S. GAAP") as applicable to the consolidated financial statements of the Company are identical in all material respects.

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      a.    Financial statements in U.S. dollars:

            The accompanying consolidated financial statements have been prepared in U.S. dollars. The U.S. dollar is the currency of the primary economic environment in which the operations of the Company and Nur America are conducted. The U.S. dollar is the functional and reporting currency of the Company. The majority of sales are made in U.S. dollars and the majority of purchases of materials and components are invoiced and paid in U.S. dollars. In addition, a substantial number of other expenses are incurred outside Israel in U.S. dollars or paid in U.S. dollars or in New Israeli Shekels ("NIS") linked to the exchange rate of the U.S. dollar.

            The Company's transactions and balances denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured into U.S. dollars in accordance with Statement 52 of the Financial Accounting Standards Board ("FASB"). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

            The functional currencies of Nur International, Nur Europe, and Nur Germany are their local currencies. The balance sheets of these subsidiaries are translated into U.S. dollars at the exchange rate prevailing at balance sheet date. The statements of operations and cash flows are translated at weighted average exchange rates during each year presented. Translation adjustments are recorded in a separate component of shareholders' equity.

      b.    Principles of consolidation:

            The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated.

      c.    Cash equivalents:

            Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less.

      d.    Allowance for doubtful accounts:

            The allowance for doubtful accounts is determined with respect to specific debts doubtful of collection.

      e.    Marketable securities:

            Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluated such determination at each balance sheet date. Marketable securities are accounted as trading securities for in accordance with the provisions of Statement No. 115 of the FASB. The marketable securities consist of debentures, mutual funds and other securities which are carried at their market value on balance sheet date. The change in the difference between the market value and cost of marketable securities is credited or charged to the statement of operations.

      f.    Inventories:

            Inventories are stated at the lower of cost or market value. Cost is determined as follows:

            Raw materials - by the "first-in, first-out" method;
            work-in-progress and finished products - on the basis of computed manufacturing costs.

            The Company annually reviews the inventory for obsolescence, based on the sales activity of its products, and provides a reserve where appropriate.

      g.    Restricted long term bank deposit:

            Restricted long term bank deposit is maintained with banks to secure leasing facilities for the company's customers. The Company is restricted from withdrawing any portion of the long term bank deposit at any time, until repayment of the loan by the customer.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      h.    Property and equipment:

            These assets are stated at cost.

            Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

            The annual depreciation rates are as follows:

                                                             %
                                            ------------------------------------
            Building                                         3%
            Machinery and equipment                       10 - 33
            Motor vehicles                                   15
            Office furniture and equipment                 6 - 10
            Leasehold improvements          over the term of the lease agreement

      i.    Other assets:

            Patent rights are stated at cost. Amortization is computed using the straight-line method over the estimated useful life of five years.

      j.    Deferred taxes:

            1. The Company follows the asset and liability method of accounting for income taxes in accordance with Israel GAAP. Under Israel GAAP, deferred taxes are provided for differences resulting from changes in the Israeli Consumer Price Index ("CPI") (the basis for the Company's tax reporting) and changes in the exchange rate of the NIS to the U.S. dollar. Statement 109 of the FASB, "Accounting for Income Taxes", does not allow deferred taxes to be recognized for this difference which, with respect to the Company's financial statements, is immaterial.

            2. The Company has permanently reinvested tax-exempt profits from its approved enterprise. Accordingly, no deferred taxes were recorded in respect of these profits. (see Note 20a).

            3. No provision has been recorded in the financial statements for capital tax gains which might be applicable upon sale of the Company's investment in its subsidiaries since the subsidiaries incurred losses.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      k.    Earnings (loss) per share:

            Earnings (loss) per share are computed based on the weighted average number of Common Shares outstanding during each period. Diluted earnings per share also include share equivalents (stock options) which have a dilutive effect.

            In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share". Statement 128 replaced the computation of primary and fully-diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excluded the dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully-diluted earnings per share. All earnings (loss) per share for all periods have been presented and, where appropriate, restated to conform to Statement 128 requirements.

      l.    Accounting for stock-based compensation:

            The Company accounts for stock-based compensation in accordance with the requirements of Accounting Principles Board Opinion No. 25 (APB
            25) "Accounting for Stock Issued to Employees". Under APB 25 when the exercise price of the Company's employee options is less then the fair value of the underlying Common Shares on the date of grant, compensation expense is recognized. Pro-forma information with respect to the fair value of the options is provided according to the requirements of FASB 123 "Accounting for Stock-Based Compensation".

            In accounting for options granted to persons other than employees, the provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock Based Compensation" were applied. According to FASB 123 the fair value of these options was estimated at the grant date using Black-Scholes option pricing model.

      m.    Revenue recognition

            1. Revenues from sales of products are recognized upon shipment, when no significant vendor obligations remain and collection is deemed probable.

            2. Revenues from services are recognized upon the provision of the services.

            3. Estimated warranty costs, which to date have been insignificant, are accrued in the financial statements (in respect of most of these costs the Company has warranties from its suppliers).

      n.    Royalty-bearing grants:

            Royalty-bearing grants from the Government of Israel for funding of approved research projects and for encouraging marketing activities are recognized at the later of the receipt of governmental approval for the project or the time the Company incurs the costs related to such grants, and are netted from such related costs in the statement of operations.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      o.    Research and development:

            Research and development expenses are carried to the statement of operations as incurred.

            Grants are netted from research and development costs on an accrual basis as the related expenses are incurred.

      p.    Advertising expenses:

            Advertising expenses are expensed as incurred.

      q.    Concentrations of credit risk:

            Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables.

            The Company's cash and cash equivalents are invested in banks, either linked or unlinked to the U.S. dollar. Management believes that the financial institutions that hold the Company's investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

            The Company generally does not require collateral from its customers; however, in certain circumstances, the Company may require letters of credit, other collateral or additional guarantees. The Company performs ongoing credit evaluations of its debtors. In management's estimations, the allowance for doubtful accounts adequately covers anticipated losses in respect of its accounts receivable credit risks.

      r.    Fair value of financial instruments:

            The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. The carrying amounts of cash and cash equivalents approximate and the Company's borrowings under its short-term credit agreements fair values, due to the short term maturities of these instruments.

            The fair value of the Company's long-term loan is estimated using discounted cash flow analyses, based on the Company's current increment borrowing rates for similar types of borrowing arrangements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

            The carrying amounts and fair values of the Company's financial instruments at December 31, 1997, are as follows (amounts in thousands):

                                                Carrying amount     Fair value
                                               -----------------  --------------
                                                   U.S. dollars in thousands
                                               ---------------------------------
            Cash and cash equivalents               1,738              1,738
            Short term bank loans                     652                652
            Long term loan                          1,076              1,076

      s.    Impact of recently issued accounting standards:

            In June 1997, the FASB issued Statements of Financial Accounting Standards 131, "Disclosure About Segments of an Enterprise and Related Information". This statement is effective for fiscal years beginning after December 15, 1997. These statements do not have measurement effects on the financial statements, however, do require additional disclosure.

            In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings, unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 1999, and must be applied to instruments issued, acquired, or substantively modified after December 31, 1997. The Company does not expect the adoption of the accounting pronouncement to have a material effect on its financial position or results of operations.

NOTE 3:-  CASH AND CASH EQUIVALENTS

                                                                December 31,
                                   Linkage     Interest   -----------------------
                                    terms        rate       1996        1997
                                 ------------  --------   ---------  ------------
                                                    %         U.S. dollars in
                                                                 thousands
                                               --------   -----------------------
      Short-term bank deposits:
                                 U.S. dollars      5.1       1,659      1,031
                                      FF           9.2          74         61
                                      DM           3.3           -        135
      Cash in banks:
                                  Unlinked NIS      -            5          7
                                                            ---------  -----------

                                                             1,738      1,234
                                                            =========  ===========

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4:-  TRADE RECEIVABLES

                                                             December 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
                                                           U.S. dollars in
                                                              thousands
                                                       ------------------------
         Open accounts (1)                                4,819       6,340
         Notes receivable                                     -         181
                                                       -----------  -----------
                                                          4,819       6,521
         Less - allowance for doubtful accounts             606         540
                                                       -----------  -----------
                                                          4,213       5,981
                                                       ===========  ===========


         (1) Including receivables due from one customer in the amount of $784 thousand as of December 31, 1997 (December 31, 1996-
             $212 thousand).


NOTE 5:-  OTHER ACCOUNTS RECEIVABLE AND
          PREPAID EXPENSES

         Government authorities                             621         321
         Participations and grants receivable               540         392
         Related parties                                      4         146
         Deferred taxes                                       -           8
         Advances to suppliers                              189         353
         Prepaid expenses and other                         395         525
                                                       -----------  -----------
                                                          1,749       1,745
                                                       ===========  ===========

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 6:-  INVENTORIES

         Raw materials                                    945           752
         Work-in-progress                                 270           277
         Finished products                              1,354         1,223
                                                       -----------   ----------
                                                        2,569         2,252
                                                       ===========   ==========


NOTE 7:-  LONG-TERM TRADE RECEIVABLES

          The long-term trade receivables bear interest at the rate of 9.5% and are repayable in 1998.


NOTE 8:-  PROPERTY AND EQUIPMENT

                                                         Office
                                  Machinery             furniture    Building
                                     and       Motor       and         and
                                  equipment   vehicles  equipment   leasehold    Total
                                                                   improvements
                                  ----------  --------  ---------  -----------  -------
                                               U.S. dollars in thousands
                                  -----------------------------------------------------
         Cost as of January 1,
          1997*)                        33      125          782           84    1,024
           Additions                   280       64          301          834    1,479
           Disposals                     -      (43)         (16)           -      (59)
                                  ----------  ---------  ---------  ----------   -------
         Balance as of
           December 31, 1997           313      146        1,067          918    2,444
                                  ----------  ---------  ---------  ----------   -------
         Accumulated depreciation
           as of January 1, 1997*)      12       50          259           22      343
           Additions                   119       34          244           99      496
           Disposals                     -      (20)         (16)           -      (36)
                                  ----------  ---------  ---------  ----------   -------
         Balance as of
           December 31, 1997           131       64          487          121      803
                                  ----------  ---------  ---------  ----------   -------
         Depreciated cost as of
           December 31, 1997           182       82          580          797    1,641
                                  ==========  =========  =========  ==========   =======
         Depreciated cost as of
           December 31, 1996*)          21       75          523           62      681
                                  ==========  =========  =========  ==========   =======

          As for charges, see Note 17.

      *) Reclassified.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 9:-  OTHER ASSETS, NET

                                                            December 31,
                                                       ------------------------
                                                         1996         1997
                                                       ----------  ------------
                                                           U.S. dollars in
                                                              thousands
                                                       ------------------------
         Cost:
           Distribution rights                            700         700
           Patent rights                                   61          61
                                                       ----------  ------------

                                                          761         761
                                                       ----------  ------------
         Accumulated amortization:
           Distribution rights                            210         350
           Patent rights                                   22          30
                                                       ----------  ------------

                                                          232         380
                                                       ----------  ------------

         Depreciated cost                                 529         381
                                                       ==========  ============


NOTE 10:- LEASES

      a. Nur America Inc. leases office space and warehouse facilities under a one-year operating lease agreement.

      b. Nur Germany leases office space for a period of 10 years ending in October 2006.

      c. The Company entered into a lease agreement with a former shareholder (Moshe Nur) according to which the Company leases two adjacent buildings each of approximately 6,500 square feet. The term of the lease is approximately 10 years from the date on which all the changes and improvements in the building required by the Company are completed.

            The lease agreement provides that the rental payment under the lease will be determined by an independent land assessor. The rental payments will be linked to the U.S. dollar and will increase every year by 5%. After five years, another independent land assessor may be appointed to reassess the rental payment. The Audit Committee may, at its discretion, appoint an additional land assessor, also to be approved by the shareholder. If the additional assessor is appointed, the amount of the rental payment will be the average of both assessments. If the Company is required to vacate the building or to cease using the entire or a portion of the building due to any suit filed relating to the use of the building, then, provided that the Company had used the building for its intended purposes, the term of the lease shall terminate immediately. If this occurs within the first five years of the lease, then the shareholder will agree to indemnify the Company for relocating expenses, fines levied on the Company, legal expenses and the carrying amount of the improvements made in the building at the Company's expense.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

            During 1996 and 1997, the Company paid $ 545 thousand in respect of the erection of the building, on behalf of Moshe Nur. In 1997, Moshe Nur met financial difficulties, resulting in the filing of a petition in bankruptcy. The amounts paid were recorded as prepaid rent expenses as of December 31, 1996 and 1997.

            The Company's management and its Israeli legal consultants are of the opinion that, in accordance with the lease agreement, the Company is entitled to offset this amount against future rent payments. During 1997, the Company recorded $ 204 thousand as rent expenses in connection with such prepaid expenses.

            On April 29, 1997, the Company received a demand from the Otzar Hahayal Bank the holder of a mortgage lien on the premises to pay the bank the rental fees in respect of the aforementioned buildings.

            On February 4, 1998 in the context bankruptcy proceeding the special manager of Moshe Nur's properties filed an application to the court to compel the company to pay rental fees in respect of the buildings held by the Company or, alternatively, to issue an eviction order to remove the Company from the aforementioned premises.

            Future minimum rental payments as of December 31, 1997, under the aforementioned non cancelable leases, are as follows (U.S. dollars in thousands):

               1998                         28
               1999                        116
               2000                         25
               2001                         25
               2002                         25
               Thereafter                   95
                                       -----------
                                           314
                                       ===========

      d. Rental expenses were $ 42 thousand, $ 244 thousand and $ 350 thousand for the years ended December 31, 1995, 1996 and 1997, respectively.


NOTE 11:- SHORT-TERM BANK LOANS

                                           Weighted average
                                               interest             December 31,
                               Linkage   --------------------- ---------------------
                                terms      1996       1997       1996       1997
                              ---------  ---------- ---------- ---------- ----------
                                                                 U.S. dollars in
                                                  %                 thousands
                                         --------------------- ---------------------
    Revolving bank credit        NIS        17         17         1,462        160
    Short-term loans          U.S. dollar    -          7.3           -        453
    Short-term loans             NIS         -         17.7           -         39
                                                               ---------- ----------
                                                                  1,462        652
                                                               ========== ==========

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12:- TRADE PAYABLES

                                                                December 31,
                                                           -----------------------
                                                             1996        1997
                                                           ---------  ------------
                                                              U.S. dollars in
                                                                 thousands
                                                           -----------------------
         Open accounts                                         3,191      2,695
         Notes payable                                         1,246        521
                                                            ---------  -----------
                                                               4,437      3,216
                                                            =========  ===========

NOTE 13:- ACCRUED EXPENSES AND OTHER LIABILITIES

                                                                  December 31,
                                                              ----------------------
                                                                1996        1997
                                                              ----------  ----------
                                                                 U.S. dollars in
                                                                    thousands
                                                              ----------------------
          Employees and payroll accruals                         577          585
          Royalties payable                                      241          390
          Deferred taxes                                          19            -
          Other accrued expenses                                 680        1,151
                                                              -----------  ---------
                                                               1,517        2,126
                                                              ===========  =========

NOTE 14:- LONG-TERM BANK LOANS, NET

      a.    Composed as follows:

                                     Linkage      Interest
                                      terms         rate
                                     -------     -----------
                                                      %
                                                 -----------
              From banks               U.S.         LIBOR
                                      dollar
                                                    +3.12          971         289
              From leasing companies   U.S.          6.2           255       1,314
                                      dollar                  ----------  ----------
                                                                 1,226       1,603
              Less - current maturities                            818         527
                                                              ----------  ----------
                                                                   408       1,076
                                                              ==========  ==========

      b.    Aggregate maturities of long-term loans:

              First year (current maturities)                      818         527
                                                              ----------  ----------
              Second year                                          388         190
              Third year                                            20         162
              Fourth year                                            -         139
              Fifth year and thereafter                              -         585
                                                              ----------  ----------
                                                                   408       1,076
                                                              ----------  ----------
                                                                 1,226       1,603
                                                              ==========  ==========

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15:- SEVERANCE PAY, NET

      a. The Company's liability for severance pay, pursuant to Israeli law, is fully accrued. Employee insurance policies are purchased to cover a portion of this liability. Since these policies are owned by the Company, the cash value of these policies at each year end is recorded as an asset of the Company and included in severance pay funds in the Company's balance sheet.

            The Company has no liability for any pension payments to its employees.

                                                   Year ended December 31,
                                         --------------------------------------------
                                            1995            1996           1997
                                         ------------   -------------  --------------
                                         The Company    Consolidated   Consolidated
                                         -------------  -------------  --------------
                                                   U.S. dollars in thousands
                                         --------------------------------------------
      b.    Severance pay expense
             included in the
             statements of operations         162           217             312
                                         ============  ==============  ==============

NOTE 16:- CONTINGENT LIABILITIES

      a. The Company entered into several project plans with the Chief Scientist of the Government of Israel regarding the development of the printers and the Mega Light, a discontinued product. The Company has an obligation to pay royalties at the rate of 2% - 3% of the sales derived from the applicable products developed within the framework of such research and development projects, up to an amount equal to 100% - 150% of the grant received, in NIS linked to the exchange rate of the U.S. dollar.

            The Company has no obligation to repay this amount if sales are not sufficient to satisfy the royalty obligations. As of December 31, 1997, the Company has a contingent obligation to pay royalties in the amount of $ 993 thousand, excluding the discontinued Mega Light in respect to which there is no longer royalty obligation.

      b. The Company is required to pay royalties to the Fund for the Encouragement of Marketing Activity at the rate of 3% with respect to increases in export sales of products for which the Company received participations for its marketing activities, up to an amount equal to 100% of the grant received.

            The grant is repayable only in respect of sales of the related products, as a percentage of the growth in export sales.

            If there is no increase in export sales, or if the Company ceases producing the relevant products, the grant is not repayable. As of December 31, 1997, the Company has a contingent obligation to pay royalties in the amount of $ 129 thousand.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      c. The Company is committed to pay royalties to the developer of the Outboard Printer at the rate of 4% of sales of these printers and accessory products, and at the rate of 12% of the gross margin of the sale of ink for printers. (See also note 16g).

      d. The Company has guaranteed to the lessor capital lease payments in the amount of $ 105 thousand for a printer that was leased by a subsidiary.

      e. In the course of the bankruptcy proceedings of Moshe Nur and the companies controlled by him, the Company may, in the future, be exposed to claims arising from the actions of Moshe Nur, the liability of which could be material.

      f. In 1997, claims and threats of claims were brought against the Company in the ordinary course of business in respect of various matters. The Company made a provision in the amount of $ 165 thousand in respect of these claims and threats of claims based on the opinion of the Company's Israeli legal advisors. The Company's management believes that these provisions are adequate.

      g. On December 11, 1997, the Company filed a claim for monetary and other relief against the developer of the Outboard Printer and three companies which he controls ("Dochovna Group"). The claim primarily concerns the monetary damages which the developer and his companies caused to the Company over the course of the years in which they collaborated as well as the parallel and competitive activities carried out by the developer and his companies while infringing upon the Company's contractual and/or proprietary rights. Simultaneously with the claim letter, the Company also filed a request for temporary reliefs of which the most material concern is preventing the developer's competitive activities and the use he has made of the Company's commercial know-how.

            On January 18, 1998, in response, the developer of the Outboard Printer and two of the companies he controls filed a claim against the Company and five other parties (among them, the chief executive officer and the former Chief Executive Officer). Pursuant to the claim:

            1. The Company is indebted to the developer of the Outboard Printer or the companies which he controls the amount of $ 376 thousand in respect of printers supplied to the Company in the past which were not paid for.

            2. The Company is indebted to the developer of the Outboard Printers the amount of $ 1,063 thousand (subject to the presentation of invoices) in respect of an error in the calculation of royalties.

            3. The Company is prevented from manufacturing and marketing Blueboard printers as they are identical to the Wideboard printers which the Company is prohibited from manufacturing without the agreement of the developer of the Outboard Printer.

            Regarding the manufacture and marketing of the Blueboard printers, a temporary restraining order against the Company has been requested.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



            According to the management opinion, and based on the opinion of its Israeli legal counsel, adequate provision was recorded in the books of the Company.

      h. In the context of the various proceedings under way regarding the dissolution of Nur Outdoor Advertising a company controlled by Moshe Nur, the receiver for Nur Outdoor Advertising claimed that the Company is bound to Nur Outdoor Advertising by an exclusivity agreement for the marketing of the Company's printers in Israel.

            Among others, it is claimed that the Company has breached the aforementioned agreement and is selling printers in Israel without paying the royalties due to Nur Outdoor Advertising pursuant to the aforementioned agreement.

            The Company notified Nur Outdoor Advertising's receiver in May 1997, that the agreement at issue was breached by Nur Outdoor Advertising and, therefore, it was canceled by the Company and is null and void.

            In the opinion of the Company's Israeli legal counsel, a claim will be filed by the receiver of Nur Outdoor Advertising in respect of the printers the Company sold in Israel.

            The Company's management and its Israeli legal counsel are of the opinion that no amount will be required to be paid in regards to the abovementioned lawsuit.


NOTE 17:- CHARGES, GUARANTEES AND RESTRICTED LONG-TERM DEPOSIT

      a. As collateral for its liabilities to the banks, the Company granted an unlimited first priority lien on its machinery and equipment, vehicles, receivables from Scitex, major customer (hereinafter "Scitex"), a long-term bank deposit, and marketable securities, as well as a floating lien (a lien on the assets of the Company as they exist from time to time) on all its assets.

      b.    The collateralized liabilities are as follows:

                                                          December 31,
                                                   --------------------------
                                                       1996          1997
                                                   -----------  -------------
                                                    U.S. dollars in thousands
                                                   --------------------------
               Short-term bank loan                   1,462          652
               Long-term liabilities,
                 including current maturities         1,226        1,603
                                                   -----------  -------------
                                                      2,688        2,255
                                                   ===========  =============

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 18:- TRANSACTIONS AND BALANCES WITH RELATED PARTIES

      a. In March 1997, three companies in which Moshe Nur - a former shareholder - has holdings in various percentages, experienced financial difficulties and are in different stages of insolvency. These companies are Nur Outdoor Advertising (Manufacturing and Production) Ltd.("Nur Outdoor"), Nur Focus Assets and Investments Ltd. ("Nur Focus Assets") and Nur Focus Production (1995) Ltd. ("Nur Focus") Consequently, there is a considerable doubt as to whether these companies will continue as going concerns and whether the agreements entered with them will remain valid. As to the write-off of debts of related parties, see Note 22j.

            Agreements:

            1. Pursuant to an Israeli distribution agreement, the Company and Nur Outdoor entered into an ink supply agreement commencing October 1994. According to the ink supply agreement, the Company will supply Nur Outdoor with the ink for distribution in Israel. The price of the ink will be determined based upon the price for the ink paid by Scitex or any other distributor of the Company's products.

            2. The Company entered into maintenance and support agreements with Nur Outdoor and Nur Focus. According to the maintenance agreements, the Company undertook to provide Nur Outdoor and Nur Focus with maintenance and support services for the Outboard Printers bought by them in consideration for an annual payment to the Company of $ 25,000 per machine.

            3. In 1993, the Company entered into an Israeli Distribution Agreement for an indefinite period of time with Nur Outdoor and Nur Focus, affiliates of the Company. According to the terms of the agreement, Nur Outdoor was granted the exclusive rights to use, market and distribute the Outboard Printer in Israel. In addition, under this agreement, Nur Focus is entitled to purchase Outboard Printers from the Company for its own use. Pursuant to the Israeli Distribution Agreement, Nur Outdoor is entitled to purchase Outboard Printers from the Company on the same terms and conditions as Scitex.

                  Pursuant to the agreement, Nur Outdoor has the exclusive right to use, market and distribute the MegaLight for the purpose of providing advertising media services to third parties in Israel. This right also extends to future developments of the MegaLight. Purchase of the MegaLight will be at cost plus 20%, and maintenance services and materials will be at market prices, but not less than those granted to I.E.M. International Media Electronic Ltd. ("IEM"), a subsidiary of Nur Outdoor.

                  Nur Outdoor is entitled to royalties at the rate of 7% in respect of sales of electronic signs to others in Israel.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


            4. In January 1993, the Company entered into an agreement with Nur Outdoor and Poster Media (Israel) Ltd. ("Poster Media"), an unrelated party, pursuant to which Nur Outdoor and Poster Media agreed to establish a joint venture, IEM. Under the agreement, the Company has agreed not to sell the MegaLight in Israel for indoor media services to any entity excluding IEM. In exchange, IEM has agreed to purchase the electronic media billboards only from the Company.

                  In May 1995, the Company entered into an agreement with IEM. According to the agreement, the Company will supply IEM with editing and production services with respect to advertisements to be presented on the MegaLight. In consideration for such services, IEM will pay the Company a monthly payment in NIS equal to $ 1,500.

                  Under a separate agreement, IEM leased from the Company three portable MegaLight boards. IEM will pay the Company consideration equal to half of IEM's revenues from the MegaLight during the lease period, less the direct expenses incurred by it during such period. In addition, IEM agreed to lease from the Company up to eight MegaLight boards for a short-term period and to pay for each MegaLight monthly payments in NIS equal to $ 300.

                  In 1996, Nur Outdoor purchased the shares of Poster Media in IEM, and became a 100% shareholder of IEM.

            The Company terminated all of the aforementioned agreements in May 1997 (see Note 16h).

      b.    For a lease agreement with a former shareholder, see Note 10c.

      c. Between September and December 1997, the Company effected a private offering of its Common Shares in the United States (see also Note
            19a), for which the investment banking firm of Josephthal and Co. Inc. ("Josephthal") acted as exclusive placement agent. The chairman of Josephthal beneficially owns approximately 31.87% of the Company's Common Shares, and other individuals affiliated with Josephthal beneficially own approximately 39.51% of the Company's common Shares. In addition, three members of the Company's board of directors are affiliated with or employed by Josephthal and the chairman of Josephthal is the company's chairman. As compensation for its services as the Company's exclusive placement agent, Josephthal received fees of $439 thousand and warrants to purchase 400,000 Common Shares at an exercise price of $1.00 per share. Finally an individual employed by Josephthal was the Company's acting Chief Financial Officer from April through October 1997 for which he received compensation of approximately $ 45 thousands.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      d.    Transactions with related parties:


                                                 Year ended December 31,
                                     -------------------------------------------
                                         1995           1996           1997
                                     -------------  -------------  -------------
                                     The Company    Consolidated   Consolidated
                                     -------------  -------------  -------------
                                                U.S. dollars in thousands
                                     -------------------------------------------
            Sales:
             Nur Outdoor               $  1,625       $  485        $  159
             Nur Focus                      803          113            31
             IEM                             38            -             -
             Nur International               26            -             -
                                       ----------     --------      ----------
                                       $  2,492       $  598        $  190
                                       ==========     ========      ==========
            Cost of sales:
             Paid to:
             Nur Outdoor               $    283       $  511        $   99
             Nur Focus                      301            7            18
                                       ----------     --------      ----------
                                       $    584       $  518        $  117
                                       ==========     ========      ==========
            Selling expenses:
             Nur Focus                 $      1       $  130        $    -
             Participation from
              Nur International (1)        (209)           -             -
             Participation in
              expenses of
              Nur International             206            -             -
                                       ----------     --------      ----------
                                       $     (2)      $  130        $    -
                                       ==========     ========      ==========

            (1) Mainly reimbursement of direct salaries and traveling
                expenses, which are netted against the applicable expenses

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                      Year ended December 31,
                                              -----------------------------------------
                                                  1995          1996          1997
                                              -------------  -----------  -------------
                                              The Company    Consolidated  Consolidated
                                              -------------  ------------- ------------
                                                     U.S. dollars in thousands
                                              -----------------------------------------
         General and administrative expenses:
           Participation in salary, employee
            benefits, maintenance and
            bookkeeping to
            Nur Outdoor (1)                     $  20          $    -        $    -
               Rent expenses                        -             153           204
           Salary and related benefits
            paid to two shareholders
            (1997 - three shareholders)            79             244           261
                                                -------       ---------      -------
                                                $  99          $  397        $  465
                                                =======       =========      =======
               Financial income:
                Nur Focus                       $ 155          $  107        $    -
                Nur Outdoor                       187             182             -
                Nur International                 134               -             -
                                                -------       ---------      -------
                                                $ 476          $  289        $    -
                                                =======       =========      =======


         As to the write-off of debts of related parties, see Note 22j.


NOTE 19:- SHARE CAPITAL

      a. In October 1995, the Company effected a public offering of its securities in the United States, where its Common Shares are traded on the over-the-counter market. In the public offering, the Company issued 1,550,000 Common Shares.

            Following the initial public offering of the Company's shares in October 1995, the Company issued 155,000 warrants to Josephthal. These warrants are exercisable no later than October 2000 into 155,000 Common Shares of the Company at an exercise price of $ 7.20 per share, or less than 155,000 Common Shares of the Company if the cashless alternative pursuant with the agreement have been chosen.

            Between September and December 1997, the Company effected a private offering of its securities in the United States. In the private offering, the Company issued 4,000,000 Common Shares of NIS 1 par value each in consideration of $ 1 per common share.

            After the aforementioned transactions, the Company had 10,880,000 Common Shares of NIS 1 par value each.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      b.    Stock Option Plan:

            In October 1995, the Company's Board of Directors adopted a Flexible Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan provides for grants of stock options to the Company's employees and outside consultants. An aggregate amount of not more than 500,000 stock options are available for grant under the Stock Incentive Plan. Of such amount, (i) not more than 414,768 options are available for grant as stock options on the basis of future services (such options, "Service Options"), (ii) not more than 18,232 options may be granted as stock options on the basis of performance (such options, "Performance Options") and (iii) not more than 67,000 options may be granted as stock options to consultants on the basis of service or performance in respect of the public offering (such options, "Consultants Options").

            Compensation expenses, which comprise the excess of market value of stock of the Performance Options over the exercise price at grant date, are charged to income over a vesting period of ten years or on an accelerated basis, provided various performance targets are achieved (the only variable component is the vesting period).

            Compensation expenses, which comprise the excess of market value of stock of the Service Options over the exercise price at grant date, are charged to expenses over the vesting period of four years.

            In October 1997, the Company adopted an additional stock option plan. According to that option plan, 1,200,000 options will be granted to Company's employees, directors and consultants. During 1997, the Company granted 825,000 options exercisable from date of grant (out of which 750,000 options were granted to the Chairman of the Board of Directors, two directors and to the Chief Executive Officer) at an exercise price between $ 1.00 to $ 1.50 per share. The aggregate amount of compensation related to the above options was $ 18,800 and was accounted for as compensation expense in the year ended December 31, 1997.

            As part of the private offering described in Note 19a above, the Company issued warrants to the placement agent, Josephthal, expiring in September 2002 to purchase 400,000 Common Shares of the Company at an exercise price of $ 1.00 per share, or less than 400,000 Common Shares of the Company if the cashless alternative pursuant with the agreement have been chosen.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

            The balance of the options at December 31, 1997 is as follows:

                                                           Options outstanding
                                                        --------------------------
                                                                            Weighted
                                             Available   Number              average
                                                for        of     Exercise  exercise
                                               grant     options    price    price
                                              ---------  --------  ------  --------
        Balance as of January 1, 1995               -        -      -         -
          Stock option plan                   500,000        -      -         -
          Options granted
           (9 employees and                  (189,526)  189,526   0.3-4.8   2.32
           consultants                      ---------  --------   ------- --------

        Balance as of December 31, 1995       310,474    189,526   0.3-4.8   2.32
          Options granted
           (1 employee)                       (18,232)    18,232     1.3     1.30
          Options expired                      87,987   ( 87,987)  1.3-4.8   2.37
                                            ---------   --------  -------- -------

        Balance as of December 31, 1996       380,229    119,771   0.3-1.75  1.34
          Additional stock options plan     1,200,000         -      -        -
          Options granted
           (25 employee and a vendor         (325,600)   325,600   0.3-1.75  1.33
          Options granted (2 employees
            and 3 directors)                 (825,000)   825,000     1-3     1.46
                                             ---------  --------  ------- --------

        Balance as of December 31, 1997       429,629  1,270,371   0.3-3     1.3
                                            =========  =========  ======= ========

            The amount of options exercisable as of December 31, 1995, 1996 and 1997 was 36,539, 54,771 and 849,921, respectively. The remaining contractual life of those options ranges between 1-4 years.

            The weighted average exercise price of options exercisable as of December 31, 1995, 1996 and 1997 is $ 0.31, $ 1.06 and $ 1.3,
            respectively.

            The options outstanding as of December 31, 1997 have been separated into ranges of exercise price, as follows:

                                           Options
                                         outstanding       Weighted
                                            as of           average          Weighted
                                         December 31,      remaining          average
               Exercise price                1997       contractual life   exercise price
               --------------          ---------------  ---------------    -------------
               $   0.3                       36,539            4                0.3
               $    1                       100,000            5                1
               $   1.25                     500,000            5                1.25
               $   1.3                       18,232            4                1.3
               $   1.4                      360,600            4                1.4
               $   1.5                      225,000            5                1.5
               $   1.75                      30,000            4                1.75
                                        ---------------                   -------------
                                          1,270,371                           $ 1.3
                                        ===============                   =============

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      c. The Company has elected to follow Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations for its employee stock options. As discussed below, the alternative fair value provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FASB 123), requires the use of option valuation models that were not developed for use in valuating employee stock options. Where the exercise price equals the market price of the underlying stock on the grant date, no compensation expense is recognized under APB 25.

      d. In January 1997, the Company granted to its Israeli counsel an option to purchase 30,000 shares at an exercise price of $1.75 per share. The fair market value of these options was estimated according to FASB-123 at the grant date using Black-Scholes value option pricing model. The aggregate amount of compensation related to the above options was $ 12,000 and was accounted for as compensation expense in the year ended December 31, 1997

      e. Pro-forma information regarding net income and earnings per share is required by FASB 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996 and 1997: risk-free interest rates of 7%, 7% and 6.3% respectively, dividend yields of 0% volatility factors of the expected market price of the Company's Common Shares of 1.3, 1.75 and 1.25, respectively, and a weighted average expected life of the option of 3 years.

            The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected share price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the value of its employee stock options. For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period.

            The weighted average fair value of the options at their grant dates in 1995, 1996 and 1997 was $ 0.65, $ 0.86 and $ 0.42, respectively.

            For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options vesting period. Because SFAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until the year 1999.

            The total compensation expense included in the statements of operations for 1995, 1996 and 1997 is $ 177 thousand, $ 49 thousand and $ 91 thousand, respectively.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


            Pro-forma information is as follows

                                                    Year ended December 31,
                                      --------------------------------------------------
                                             1995            1996            1997
                                      --------------------------------------------------
                                         The Company     Consolidated    Consolidated
                                        --------------  --------------  --------------
                                      U. S. dollars in thousands except per share amount
                                      --------------------------------------------------
             Net income (loss), as                 61       (10,088)       485
             reported
                                         =============  =============  =============

             Pro forma net income                  53       (10,142)       129
             (loss)
                                         =============  =============  =============

             Pro forma basic earnings
               (loss) per share                  0.01         (1.47)        0.02
                                         =============  =============  =============

             Pro forma diluted
             earnings (loss) per share           0.01         (1.47)        0.02
                                         =============  =============  =============



      f.    Dividends:

            Dividends if any, will be paid in NIS. Dividends paid to shareholders outside Israel will be converted into U.S. dollars on the basis of the exchange rate prevailing at the date of payment.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 20:- TAXES ON INCOME

      a. Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the "law"):

            Certain of the Company's production facilities have been granted the status of "approved enterprise" under the law, under two separate investment plans.

            The implementation of the investments under the first plan was finalized in 1993. The implementation of the second plan is expected to be finalized in 1998.

            According to the provisions of this law, the Company chose to enjoy "alternative benefits" which provide tax exemption in exchange for waiver of grants. Accordingly, the Company's income from the approved enterprise will be tax-exempt for a period of two and four years for the first and second plan, respectively, commencing with the year it first earns taxable income, and subject to corporate tax at the rate of 25%, for additional periods of five and three years, for the first and second plan, respectively.

            The period of tax benefits detailed above is subject to limits of 12 years from the commencement of production, or 14 years from receiving the approval, whichever is earlier. Given the abovementioned conditions, the period of benefits for the first plan commenced in 1994 and will terminate in 2000. The period of benefits for the second plan has not yet commenced.

            The tax-exempt profits earned by the Company's "approved enterprise" can be distributed to shareholders without subjecting the Company to taxes only upon the complete liquidation of the Company. If these retained tax-exempt profits are distributed in a manner other than upon the complete liquidation of the Company, they would be taxed at the corporate tax rate applicable to such profits as if the Company had not chosen the alternative tax benefits (currently - 25% for an "approved enterprise") and an income tax liability of approximately $ 415 would be incurred.

            Income from sources other than the "approved enterprise" during the periods of benefits, will be taxable at regular tax rate of 36%.

            The law also entitles the Company to claim accelerated rates of depreciation on equipment used by the "approved enterprise" during five tax years.

      b.    Measurement of results for tax purposes:

            Results for tax purposes are measured in terms of earnings in NIS after certain adjustments for increases in the Israeli CPI. As explained in Note 2a, the financial statements are prepared in dollars. The difference between the annual change in the Israeli CPI and in the NIS/dollar exchange rate causes a difference between taxable income and the income in dollars as reflected in the financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      c. Tax benefits under the Law for the Encouragement of Industry (Taxation), 1969:

            The Company is an "industrial company" under the above law and as such is entitled to claim accelerated rates of depreciation, in accordance with regulations published under the inflationary adjustments law.

            The Company is also entitled to deduct the offering expenses from its taxable income in three equal annual payments.

      d. A reconciliation of the theoretical tax expense, assuming all income is taxed at the regular statutory rate applied to corporations in Israel up to December 31, 1997, and the actual tax expense, is as follows:

                                                      Year ended December 31,
                                             -------------------------------------------
                                                 1995            1996          1997
                                             -------------   -------------  ------------
                                              The Company    Consolidated   Consolidated
                                             --------------  -------------  ------------
                                                       U.S. dollars in thousands
                                             -------------------------------------------
            Theoretical tax expense (benefit)
              computed at the rate of 36%
              (1995 - 37%)                        520         (3,624)            208
            Increase (decrease) in taxes:
              Effect of certain adjustments
               on the results for tax purposes
               and the Israeli CPI                 76             49              61
              Effect of tax-exempt income
               during the benefit period
               (see a. above) and other, net     (375)             -               -
              Deferred income taxes
               resulting from carryforward
               losses for which valuation
               allowance was recorded               -          3,975               -
              Utilization of deferred
               taxes in respect of                  -              -            (202)
               carryforward losses
                                             -------------  --------------  ------------
            Actual tax expense                    221            400              67
                                             =============  ==============  ============
            Increase in earnings per share
              due to tax-exempt income            0.08             -               -
                                             =============  ==============  ============

      e.    The provision for taxes is comprised as follows:

             Deferred taxes                        221             400            (27)
             Current taxes                           -               -             94
                                             -------------   -------------  ------------
                                                   221             400             67
                                             =============   =============  ============

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      f.    Deferred taxes:

                                                               Year ended December 31,
                                                     ---------------------------------------------
                                                         1995            1996            1997
                                                     --------------  --------------  -------------
                                                      The Company     Consolidated    Consolidated
                                                     ---------------  -------------   ------------
                                                              U.S. dollars in thousands
                                                     ---------------------------------------------
             Deferred tax assets (liabilities)
              are comprised of the following:

             Provisions for severance pay                       26              76          34
             Deductible public offering
              expenses                                         390             195           -
             Others (mainly capitalized
              royalties)                                       387             326         120
             Net operating loss carryforward                     -           3,539       3,337
                                                     --------------  --------------  -------------
             Gross deferred tax assets                         803           4,136       3,491
                                                     --------------  --------------  -------------
             Fixed assets                                      (32)            (52)        (64)
             Inventories                                         -               -         (12)
                                                     --------------  --------------  -------------
             Gross deferred tax liabilities                    (32)            (52)        (76)
                                                     --------------  --------------  -------------
             Valuation allowance (1)                          (390)         (4,103)     (3,407)
                                                     --------------  --------------  -------------
             Net deferred tax assets (liabilities)             381             (19)          8
                                                     ==============  ==============  =============
             Presented as follows:

             Current assets                                     81               -           8
             Long-term assets                                  300               -           -
             Current liabilities                                 -             (19)          -
                                                     --------------  --------------  -------------
                                                               381             (19)          8
                                                     ==============  ==============  =============

            (1) The company has provided valuation allowances against the deferred tax assets in respect of tax loss carryforward and other temporary differences due to history of losses and current uncertainty concerning its ability to realize these deferred tax assets in the future.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      g. Income tax assessments, losses and deductions carried forward to future years:

            Final tax assessments have not been received by the Company since its incorporation. At December 31, 1997, the Company had available carryforward losses (excluding capital losses totaling $ 2,363 thousand) and deductions aggregating $ 6,286 thousand. Carryforward losses for tax purposes in the Company are not limited in time.

            Nur America, Nur International and Nur Europe had available carryforward losses aggregating $ 82 thousand, $ 1,372 thousand and $ 150 thousand, respectively.

            The Company has valuation allowances against amounts of the tax benefits in the accompanying consolidated financial statements due to its accumulated deficit and the uncertainty as to when these benefits will be utilized.



      h.    Income (loss) before income taxes consisted of the following:

                                                    Year ended December 31,
                                         -------------------------------------------
                                             1995            1996          1997
                                         --------------  -------------  ------------
                                            Company             Consolidated
                                         --------------  ---------------------------
                                                   U.S. dollars in thousands
                                         -------------------------------------------
                 Domestic                $   1,407      $   (8,947)     $   1,156
                 Foreign                         -           (741)           (578)
                                         -------------- --------------  ------------
                                         $   1,407      $  (9,688)      $     578
                                         ============== ==============  ============

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 21:- LINKAGE TERMS OF MONETARY BALANCES

            The following tables reflect the linkage terms of monetary balances at each balance sheet date:

                                                                   December 31, 1997
                                                   ------------------------------------------------
                                                                        In other
                                                   Linked to  In U.S.$  foreign
                                                      to        or      currency
                                                   Israeli    linked    or linked
                                                     CPI      thereto    thereto  Unlinked    Total
                                                   ---------  --------  --------- ---------  -------
                                                                U.S. dollars in thousands
                                                   ------------------------------------------------
          Assets:
            Cash and cash equivalents                  -      1,031        196         7      1,234
            Trade receivables                          -      2,671      3,021       289      5,981
            Other accounts receivable
             and prepaid expenses                    312        391          -     1,034      1,737
            Restricted long-term deposit               -        150          -         -        150
            Prepaid expenses                           -          -          -       137        137
                                                   ---------  --------  --------- ---------  -------
                                                     312      4,243      3,217     1,467      9,239
                                                   =========  ========  ========= =========  =======
          Liabilities:
            Short-term bank loans                      -        453          -       199        652
            Trade payables                             -        154        766     2,296      3,216
            Accrued expenses and
             other liabilities                         -        512          -     1,614      2,126
            Customer advances                          -         17          -         -         17
            Long-term bank loans,
             including current maturities              -      1,603          -         -      1,603
                                                   ---------  --------  --------- ---------  -------
                                                       -      2,739        766     4,109      7,614
                                                   =========  ========  ========= =========  =======

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                   December 31, 1996
                                                   ------------------------------------------------
                                                                        In other
                                                   Linked to  In U.S.$  foreign
                                                      to        or      currency
                                                   Israeli    linked    or linked
                                                     CPI      thereto    thereto  Unlinked    Total
                                                   ---------  --------  --------- ---------  -------
                                                                U.S. dollars in thousands
                                                   ------------------------------------------------
         Assets:
           Cash and cash equivalents                   -      1,659          74         5      1,738
           Trade receivables                           -      3,658         514        41      4,213
           Other accounts receivable
            and prepaid expenses                     621        539           -       589      1,749
           Long-term trade receivables                 -         90           -         -         90
           Prepaid expenses                            -          -           -       368        368
                                                   ---------  ---------  --------  ---------  --------
                                                     621      5,946        588      1,003      8,158
                                                   =========  =========  ========  =========  ========

         Liabilities:
           Short-term bank loans                       -          -           -     1,462      1,462
           Trade payables                              -      1,443       1,542     1,452      4,437
           Accrued expenses and
            other liabilities                          -        212           -     1,305      1,517
           Customer advances                           -      1,345           -         -      1,345
           Long-term bank loans,
            including current maturities               -      1,226           -         -      1,226
                                                   ---------  ---------  --------  ---------  --------
                                                       -      4,226       1,542     4,219      9,987
                                                   =========  =========  ========  =========  ========

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 22:- SELECTED STATEMENTS OF OPERATIONS DATA


                                                    Year ended December 31,
                                             ---------------------------------------
                                                 1995          1996         1997
                                             -------------  -----------  -----------
                                             The Company    Consolidated Consolidated
                                             -------------  -----------  -----------
                                                   U.S. dollars in thousands
                                             ---------------------------------------
      a.    Major customer data:

              Sales to customer A              8,171          7,665        2,455
                                             =============  ===========  ===========

              Percentage of total sales         59.1%          46.1%         11.18%
                                             =============  ===========  ===========

              Sales to customer B              1,625            485          159
                                             =============  ===========  ===========

              Percentage of total sales         11.8%           2.9%          0.7%
                                             =============  ===========  ===========


      b. Information regarding Company operations in different geographical areas:

            Inter-segment sales are accounted for at prices comparable to unaffiliated customer sales.


                                              Year ended December 31, 1997
                                  ----------------------------------------------------
                                                              Adjustments
                                                     United      and
                                  Israel    Europe   States   eliminations Consolidated
                                  -------   -------  -------  -----------  -----------
                                                U.S. dollars in thousands
                                  ----------------------------------------------------
               Sales to
               unaffiliated        3,049    11,849   7,061           -      21,959
               customers
               Transfers between
               geographic areas   13,250                 -     (13,250)          -
                                  -------   -------  -------  -----------  -----------
               Total sales        16,299    11,849   7,061     (13,250)     21,959
                                  =======   =======  =======  ===========  ===========
               Operating income    1,204       199    (195)       (302)        906
               (loss)             =======   =======  =======  ===========

               Financial                                                      (320)
               expenses, net
               Other expenses, net                                              (8)
                                                                           -----------

               Income before
               taxes on income                                                 578
                                                                           ===========

               Identifiable
               assets as of
               December 31, 1997   11,315    2,518    1,353      (1,403)     13,783
                                  =======   =======  =======  ===========  ===========

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                              Year ended December 31, 1996
                                  ----------------------------------------------------
                                                              Adjustments
                                                     United      and
                                  Israel    Europe   States   eliminations Consolidated
                                  -------   -------  -------  -----------  -----------
                                                U.S. dollars in thousands
                                  ----------------------------------------------------
               Sales to
                unaffiliated
                customers          7,724    7,373    1,540           -      16,637
               Transfers between
                geographic areas   4,398                 -      (4,398)          -
                                  -------   -------  -------  -----------  -----------
               Total sales        12,122    7,373    1,540      (4,398)     16,637
                                  =======   =======  =======  ===========  ===========
               Operating loss     (8,995)     (74)    (128)          -      (9,197)
                                  =======   =======  =======  ===========
               Financial
               expenses, net                                                  (589)
               Gain on
                marketable
                securities                                                      22
               Other income, net                                                76
                                                                           -----------
               Loss before taxes
                on income                                                   (9,688)
                                                                           ===========
               Identifiable assets
                as of December
                31, 1996           9,532     4,670   1,208     (3,249)      12,161
                                  =======   =======  =======  ===========  ===========

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                    Year ended December 31,
                                            -----------------------------------------
                                                1995           1996         1997
                                            --------------  -----------  ------------
                                             The Company    Consolidated Consolidated
                                            --------------  -----------  ------------
                                                   U.S. dollars in thousands
                                            -----------------------------------------
      c.    Sales from Israel
             classified by
             geographical
             destinations:

            Local:
                Israel                           2,774            780            679
            Export (1):
                Europe                           5,684          3,957          1,325
                U.S.A.                           2,564          2,325            907
                Others                           2,802            662            138
                                            --------------  -----------  ------------
                                                13,824          7,724          3,049
                                            ==============  ===========  ============
             (1) Including indirect
                 export sales to
                 distributor, which
                 are presented in
                 accordance with the
                 geographical
                 location of the
                 end customer.

      d.    Cost of sales of printers and related products:

             Materials consumed                  6,666          10,986       8,554
             Salaries, wages and
              employee benefits                    379             627         352
               Subcontractors                    1,494             526          52
               Other manufacturing costs           301             541         542
               Depreciation and
                amortization                        13              34           3
                                            --------------  -----------  ------------
                                                 8,853          12,714       9,503
             Less (add) decrease
              (increase) in
              inventories of finished
              products and work-in-progress        521          (1,186)        124
                                            --------------  -----------  ------------
                                                 9,374          11,528       9,627
                                            ==============  ===========  ============

      e.    Cost of sales of printed materials:

            Materials consumed                       -           1,650       1,358
            Subcontractors                           -             358         326
                                            --------------  -----------  ------------
                                                     -           2,008       1,684
                                            ==============  ===========  ============

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                    Year ended December 31,
                                            -----------------------------------------
                                                1995           1996         1997
                                            --------------  -----------  ------------
                                             The Company    Consolidated Consolidated
                                            --------------  -----------  ------------
                                                   U.S. dollars in thousands
                                            -----------------------------------------
      f.    Research and development expenses:

            Salaries, wages and employee
                benefits                         561           898           1,119
            Materials and subcontractors         351           529             154
            Other costs                          128           103             453
                                            --------------  -----------  ------------
                                               1,040          1,530          1,726
                                            ==============  ===========  ============

      g.    Selling and marketing expenses, net (1):

            Salaries, wages and employee
                benefits                         181          1,603          1,562
            Commissions                          409           437             247
            Traveling                            185           503             570
            Advertising                          240           652             738
            Bad debts                            132           509             448
            Other costs                          145          1,119          1,255
                                            --------------  -----------  ------------
                                               1,292          4,823          4,820
            Less - participation of the
                Fund for the Encouragement
                of Marketing Activity            253            -              200
                                            --------------  -----------  ------------
                                               1,039          4,823          4,620
                                            ==============  ===========  ============


            (1) Net of participation from
                Nur International of
                $ 209 thousand in 1995.

      h.    General and administrative expenses:

            Salaries, wages and employee
               benefits                          463            914          1,048
            Office maintenance                   300            702            909
            Other costs                          424            944          1,482
                                            --------------  -----------  ------------
                                               1,187          2,560          3,439
                                            ==============  ===========  ============

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                    Year ended December 31,
                                            -----------------------------------------
                                                1995           1996         1997
                                            --------------  -----------  ------------
                                             The Company    Consolidated Consolidated
                                            --------------  -----------  ------------
                                                   U.S. dollars in thousands
                                            -----------------------------------------

      i.    Financial expenses, net:

            Expenses:
             Interest
              On short-term credit                 152          682         390
              On long-term loans                   123           72         193
             Loss arising from foreign
              currency transactions                351          154           -
                                         --------------  -----------  ------------
                                                   626          908         583
                                         --------------  -----------  ------------
            Income:
             Interest                              421          319         234
             Gain arising from foreign
              currency transactions                  -            -          29
                                         --------------  -----------  ------------
                                                   421          319         263
                                         --------------  -----------  ------------
                                                   205          589         320
                                         ==============  ===========  ============

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      j.    Write-off of debts of related parties:

            In March 1997, three companies in which Moshe Nur - a former shareholder - has holdings in various percentages, experienced financial difficulties (see also Note 18a). The debts stem from the purchases of printers, spare parts and ink and cash transfers from the Company.

            The management of the company believes that the company will not be able to collect the debts of these companies and therefore it was decided to write-off the debts totaling $ 3,757 thousand, comprised as follows:

                                                                      Year ended
                                                                     December 31,
                                                                         1996
                                                                    ----------------
                                                                      U.S. dollars
                                                                      in thousands
                                                                    ----------------
               Nur Outdoor Advertising
                  (Manufacturing and Production) Ltd.                       994
               Nur Focus Assets and Investments Ltd.                      2,117
               Nur Focus Production (1995) Ltd.                             646
                                                                    ----------------
                                                                          3,757
                                                                    ================


      k.    Equity in losses of a 50%-owned joint venture:

                                                     Year ended December 31,
                                           -----------------------------------------
                                               1995          1996           1997
                                           -------------  ------------   -----------
                                           The Company    Consolidated   Consolidated
                                           -------------  ------------   -----------
                                                    U.S. dollars in thousands
                                           -----------------------------------------
             Equity in post-acquisition
               losses                           (593)                -             -
             Losses from increase in
              equity of joint venture           (630)                -             -
             Less - amortization of
              negative goodwill                   98                 -             -
                                           -------------  ------------   -----------
                                              (1,125)                -             -
                                           =============  ============   ===========

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 23:- INVESTEES

                                                                             Percentage of (1)
                                                                         --------------------------
                     Name of the Company                                 Ownership       Control
          -------------------------------------------                    ----------     -----------
                                                                                     %
                                                                         --------------------------
      a.    Subsidiaries outside Israel:

            Active:
            -------

            Nur International S.A.("Nur International")                      100             100

            Nur Advanced Technologies (Europe) S.A.
             ("Nur Europe")                                                  100             100

            Nur America Inc. ("Nur America")                                 100             100

            Nur Marketing and Communication GmbH
             ("Nur Germany")                                                  84              84

            Inactive:
            ---------

            Nur Hungaria KFT ("Nur Hungary") (1)                             100             100

            Good-Lux S.A.("Nur Luxembourg") (1)                              100             100

      b.    Subsidiaries in Israel:

            Inactive:
            ---------

            M.B.T. (Nur) Industries Ltd.("M.B.T.")                           100             100

            Nur Print Technologies (1993) Ltd. ("Nur Print")                 100             100

            N.A.T. Holdings and Investments (1997) Ltd.                      100             100

            (1) Represents the percentages of ownership of Nur International in these subsidiaries. The shares of some of these subsidiaries are held in custody by the Company.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                     September
                                                                        30,
                                                                       1998
                                                                    ------------
                                                                     Unaudited
                                                                    ------------
                                                                       U.S.
                                                                      dollars
                                                                        in
                                                                     thousands
                                                                    ------------
                     ASSETS:

CURRENT ASSETS:
  Cash and cash equivalents                                               875
  Marketable securities                                                   125
  Trade receivables                                                     9,772
  Other accounts receivable and prepaid expenses                        2,366
  Inventories                                                           3,593
                                                                    ------------
Total current assets                                                   16,731
                                                                    ------------
LONG-TERM INVESTMENTS:
  Restricted long-term bank deposit                                       395
  Prepaid expenses                                                         88
  Severance pay funds                                                     331
                                                                    ------------
Total long-term investments                                               814
                                                                    ------------
PROPERTY AND EQUIPMENT:
  Cost                                                                  3,315
  Less - accumulated depreciation                                         968
                                                                    ------------
                                                                        2,347
                                                                    ------------
OTHER ASSETS, net                                                         308
                                                                    ------------
Total assets                                                           20,200
                                                                    ============


The accompanying notes are an integral part of the consolidated financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                     September
                                                                        30,
                                                                       1998
                                                                    ------------
                                                                     Unaudited
                                                                    ------------
                                                                       U.S.
                                                                      dollars
                                                                        in
                                                                     thousands
                                                                    ------------
         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term bank loans                                                 1,140
  Current maturities of long-term bank loans                              214
  Trade payables                                                        6,533
  Accrued expenses and other liabilities                                4,537
                                                                    ------------
Total current liabilities                                              12,424
                                                                    ------------
LONG-TERM LIABILITIES:
  Long-term bank loans, net                                             1,223
  Deferred taxes                                                           62
  Accrued severance pay                                                   457
                                                                    ------------
Total long-term liabilities                                             1,742
                                                                    ------------
MINORITY INTEREST                                                          59
                                                                    ------------
SHAREHOLDERS' EQUITY:
  Share capital:
   Common Shares of NIS 1 per nominal value:
    Authorized: 20,000,000
    Issued and outstanding: 6,880,000 Common Shares as of
     September, 1997;
     10,880,000 Common Shares as of September 30, 1998                  2,729
  Additional paid-in capital                                           14,357
  Other comprehensive income                                             (119)
  Accumulated deficit                                                 (10,992)
                                                                    ------------
Total shareholders' equity                                              5,975
                                                                    ------------
Total liabilities and shareholders' equity                             20,200
                                                                    ============


The accompanying notes are an integral part of the consolidated financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------



                                                              Nine months ended
                                                                September 30,
                                                          --------------------------
                                                             1997          1998
                                                          ------------  ------------
                                                                  Unaudited
                                                          --------------------------
                                                                U.S. dollars in
                                                                   thousands,
                                                           except per share amounts
                                                          --------------------------
Revenues
  Sales of printers and related products                     12,660         22,824
  Sales of printed materials                                  2,171          3,110
                                                          ------------  ------------
                                                             14,831         25,934
                                                          ------------  ------------
Cost of revenues:
  Cost of sales of printers and related products              6,697         11,283
  Cost of sales of printed materials                          1,182          2,036
                                                          ------------  ------------
                                                              7,879         13,319
                                                          ------------  ------------
Gross profit                                                  6,952         12,615
                                                          ------------  ------------
Research and development expenses                             1,096          3,965
Less - royalty-bearing grants                                   127            480
                                                          ------------  ------------
Research and development expenses, net                          969          3,485
                                                          ------------  ------------
Selling and marketing expenses, net                           2,936          4,347
General and administrative expenses                           2,706          3,753
Write-off of debts of related parties                            99              -
                                                          ------------  ------------
                                                              5,741          8,100
                                                          ------------  ------------
Operating income                                                242          1,030
Financial expenses, net                                         207            433
Loss on marketable securities                                     -             29
Other loss, net                                                   -              6
                                                          ------------  ------------
Income before taxes on income                                    35            562
Taxes on income                                                   -            227
                                                          ------------  ------------
Income after taxes on income                                     35            335
Minority interest in losses of subsidiary                         -             30
                                                          ------------  ------------
Net income for the period                                        35            305
                                                          ============  ============
Basic and diluted earnings per share                           0.01           0.03
                                                          ============  ============
Weighted average number of shares used in
  computing basic and diluted earnings per share          6,880,000     10,880,000
                                                          ============  ============

The accompanying notes are an integral part of the consolidated financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------

                                                            Nine months ended September 30, 1997
                                ----------------------------------------------------------------------------------------
                                 Number of
                                  shares
                                outstanding
                                ----------              Additional     Other                                     Total
                                  Common      Share      paid-in    comprehensive Accumulated  Comprehensive shareholders'
                                  shares     capital     capital       income       deficit       income        equity
                                ----------  ----------  -----------  -----------  -----------  -----------   ------------
                                                                 U.S. dollars in thousands
                                -----------------------------------------------------------------------------------------
Balance as of January 1, 1997   6,880,000      1,593      11,916           109      (11,782)                    1,836
-----------------------------

Comprehensive income:
  Net income for the period            -           -           -             -           35           35           35
                                                                                               -----------
  Other comprehensive income:
  Foreign currency
   translation adjustment              -           -           -           168            -          168          168
                                                                                               ===========
Comprehensive income                   -           -           -             -            -          203            -
                                                                                               ===========
Issuance of shares, net          975,000         279         562             -            -                       841
Amortization of deferred
 compensation                          -           -          76             -            -                        76
                                ----------  ----------  -----------  -----------  -----------               ------------

Balance as of September 30,
---------------------------
1997 (Unaudited)                7,855,000      1,872      12,554           277      (11,747)                    2,956
----------------               ==========  ==========  ===========  ===========  ===========               ============


                                                            Nine months ended September 30, 1997
                                ----------------------------------------------------------------------------------------

Balance as of January 1, 1998  10,880,000      2,729      14,383           (30)     (11,297)                    5,785
-----------------------------

Comprehensive income:
  Net income for the period            -           -           -             -          305          305          305
                                                                                               -----------
  Other comprehensive income:
  Foreign currency
   translation adjustment              -           -           -           (89)           -          (89)         (89)
                                                                                               -----------
Comprehensive income                   -           -           -             -            -          216            -
                                                                                               ===========
Share capital issuance
 expenses                              -           -         (47)            -            -            -          (47)
Amortization of deferred
 compensation                          -           -          21             -            -            -           21
                                ----------  ----------  -----------  -----------  -----------               ------------

Balance as of September 30,
1998  (Unaudited)               10,880,000     2,729      14,357          (119)     (10,992)                    5,975
----------------                ==========  ==========  ===========  ===========  ===========               ============


The accompanying notes are an integral part of the consolidated financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                              Nine months ended
                                                                September 30,
                                                          --------------------------
                                                             1997          1998
                                                          ------------  ------------
                                                                  Unaudited
                                                          --------------------------
                                                          U.S. dollars in thousands
                                                          --------------------------
Cash flows from operating activities:
-------------------------------------

Net income for the period                                        35           305
Adjustments to reconcile net income to net
  cash provided by (used in) operating activities:

  Loss from sale of property and equipment                        -             6
  Minority interest in earnings of subsidiary                     -            30
  Depreciation and amortization                                 383           259
  Deferred taxes, net                                            51            70
  Amortization of deferred compensation                          76            21
  Severance pay, net                                             24            30

  Write-off of technology assigned to  research and
   development                                                    -           750
  Increase in marketable securities, net                          -          (125)
  Increase in trade receivables                                (472)       (3,984)
  Decrease (increase) in other accounts receivable
   and prepaid expenses                                         769          (632)
  Decrease (increase) in inventories                            667        (1,403)
  Increase (decrease) in trade payables                      (1,401)        3,423
  Increase in accrued expenses and other liabilities            811         2,462
  Decrease in customer advances                              (1,329)          (17)
                                                          ------------  ------------
Net cash provided by (used in) operating activities            (386)        1,195
                                                          ------------  ------------




The accompanying notes are an integral part of the consolidated financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                              Nine months ended
                                                                September 30,
                                                          --------------------------
                                                             1997          1998
                                                          ------------  ------------
                                                                  Unaudited
                                                          --------------------------
                                                          U.S. dollars in thousands
                                                          --------------------------
Cash flows from operating activities:
-------------------------------------
  Prepaid expenses                                              146            49
  Restricted long-term bank deposit                               -          (245)
  Purchase of property and equipment                         (1,136)         (893)
  Proceeds from sale of property and equipment                    -            57
  Acquisition of technology                                       -          (750)
                                                          ------------  ------------
Net cash used in investing activities                          (990)       (1,782)
                                                          ------------  ------------

Cash flows from financing activities:
-------------------------------------
  Proceeds from issuance of shares, net                         841             -
  Share capital issuance expenses                                 -           (47)
  Short-term bank credit, net                                    96           488
  Proceeds from principal of long-term bank loans             1,216           381
  Repayment of principal of long-term bank loans               (799)         (547)
                                                          ------------  ------------
Net cash provided by financing activities                     1,354           275
                                                          ------------  ------------
Effect of exchange rate changes on cash and cash
 equivalents                                                    (43)          (47)
                                                          ------------  ------------
Decrease in cash and cash equivalents                           (65)         (359)
Cash and cash equivalents at the beginning of the
 period                                                       1,738         1,234
                                                          ------------  ------------
Cash and cash equivalents at the end of the period            1,673           875
                                                          ============  ============
Non-cash investing information:
Inventory transferred to property and equipment                   -            62
                                                          ============  ============



The accompanying notes are an integral part of the consolidated financial statements.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 1:-  GENERAL

          The Company develops, manufactures and sells digital continuous ink-jet printing systems and related consumable products for large format printing.

          These financial statements have been prepared as of September 30, 1998 and for the nine months then ended.

          These financial statement are to be read in conjunction with the annual financial statements of the Company as of December 31, 1997 and their accompanying notes.



NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES

          The significant accounting policies applied in the annual financial statements of the Company as of December 31, 1997 are applied consistently in these financial statements.



NOTE 3:-  UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

          The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal requiring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-months period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.



NOTE 4:-  ACQUISITION OF TECHNOLOGY

          In September 1998, the Company acquired from Meital all rights (including all related assets) to Meital's piezo DoD inkjet technologies for application in wide format digital printers for $ 3.0 million, consisting of an up-front payment of $ 750 thousand, the assumption of certain liabilities and the legal dispute between Idanit Technologies Ltd. and Meital and future sales based royalties. The Meital acquisition caused a one-time charge involving a write-off assigned to research and development in the amount of $ 1.6 million. In addition, the Company has future royalty obligations, during the next three years, which will not exceed $ 1.3 million and based on future sales of Meital's technology-based printers. If such payments are not paid, Meital has the option to buy the technology back for approximately the royalties paid by the Company to date.

                                                          NUR MACROPRINTERS LTD.
                                      (Formerly: Nur Advanced Technologies Ltd.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 5:-  LEGAL SETTLEMENTS AND LAWSUIT

          a. During September, 1998 the district court of Tel Aviv approved several settlement agreements among the Company, the special manager for Moshe Nur's assets in his bankruptcy proceedings, Moshe Nur and other of his family members, two Israeli banks, and the temporary receiver of Nur Outdoor Advertising Ltd. (a company formerly affiliated with Mr. Nur).

               According to the agreements, all material claims against the Company relating to the lease of its offices (including confirmation of the Company's pre-payment of lease until July
               2000), alleged breach of contracts and alleged debts owed to any of the above mentioned parties were dismissed.

               As part of the various settlement agreements, the Company will pay an aggregate of $100 thousand. A provision was recorded in the Company's financial statements.

          b. In connection with a claim (see Note 16g of the financial statements for the year ended December 31, 1997), a settlement was reached between the Company and the Dochovna Group, according to which the Company will pay a total of $ 880 thousand during a three year period and the patents under dispute will become property of the Company.

               The settlement agreement also resolves all legal disputes between Idanit Technologies Ltd. And Meital Technologies, which the Company recently acquired.

               A provision was recorded in the Company's financial statements.

         c. In June 1998, Quantum Securities Ltd. ("Quantum") filed a suit against the Company claiming that the Company breached an alleged investor relations agreement between Quantum and the Company. In the suit Quantum claims $33,380 in monetary damages and the right to Ordinary Share purchase warrants to purchase 100,000 Ordinary Shares of the Company at $ 1.75 per share and 100,000 Ordinary Shares of the Company at $2.00 per share. The Company has denied that such an agreement with Quantum exists with the Company and plans to defend itself vigorously. The Company has also counterclaimed for reimbursement of approximately $ 17,000 paid to Quantum in the past.

               According to the Company's legal counsel, the Company's liability in connection with this claim will not exceed $ 18,000, which was fully provided in the Company's financial statements.



                               - - - - - - - - - -

================================================================================


      We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of February 23, 1999.



                                -----------------


                                TABLE OF CONTENTS

                                                      Page
                                                      ----
Prospectus Summary.........................              3
Risk Factors...............................              8
Use of Proceeds...........................              16
Market for Common Equity..................              16
Dividend Policy...........................              17
Capitalization............................              17
Selected Consolidated Financial Data......              18
Management's Discussion and Analysis of
    Financial Condition and Results
    of Operations.........................              20
Business..................................              31
Management................................              42
Principal Shareholders....................              48
Selling Security Holders..................              49
Certain Transactions......................              54
Description of Securities.................              55
Commission Position on Indemnification
    for Securities Act Liabilities........              56
Shares Eligible for Future Sale...........              56
Exchange Controls and Other Limitations
    Affecting Security Holdings...........              56
Israeli Taxation and Foreign Exchange
    Regulations...........................              56
US Tax Considerations Regarding
    Ordinary Shares.......................              60
Plan of Distribution......................              62
Legal Matters.............................              64
Experts...................................              64
Additional Information....................              64
ISA Exemption.............................              64
Index to Financial Statements.............             F-1

================================================================================


================================================================================






                             NUR MACROPRINTERS LTD.



                                    9,119,483


                                 ORDINARY SHARES


                                 ---------------

                                   PROSPECTUS
                                 ---------------





                                February 23, 1999



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution


      The following table sets forth an estimate (except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq fee) of the fees and expenses expected to be incurred by the Company on behalf of the selling security holders in connection with the issuance and distribution of the securities being registered under the Registration Statement:

                                                                                  Amount
                                                                                to be Paid
                                                                             ------------------
         Securities and Exchange Commission registration fee..........         $     7,764.10
         NASD filing fee..............................................               3,292.84
         Nasdaq fee...................................................                8000.00
         Printing and engraving expenses..............................              70,000.00
         Legal fees and expenses......................................             150,000.00
         Accounting fees and expenses.................................              30,000.00
         Miscellaneous expenses.......................................              10,000.00
                                                                             ------------------

                 Total................................................            $279,056.94
                                                                             ==================


Item 14.  Indemnification of Directors and Officers

      Pursuant to the Registrant's Articles of Association, the Registrant may indemnify its Office Holders, as defined in the Israeli Companies Ordinance (New Version), 1983 (the "Israeli Companies Ordinance") for (a) any monetary obligation imposed upon them for the benefit of a third party by a judgment, including a settlement approved by the Registrant or an arbitration decision certified by court, as a result of an act or omission of such person in his capacity as an Office Holder and (b) reasonable litigation expenses, including legal fees, incurred by such Office Holder or which he is obligated to pay, in proceedings brought against him by or on behalf of the Registrant or by others, or in connection with criminal proceedings in which he was acquitted, in each case relating to acts or omissions of such person in his capacity of Office Holder of the Registrant. The Israeli Companies Ordinance defines "Office Holder" to include directors, managing director, general manager, chief executive officer, executive vice president, vice president, other manager directly subordinate to the managing director and any person assuming the responsibilities of the foregoing positions without regard to such person's title.

      In addition, pursuant to the Israeli Companies Ordinance, indemnification of, and procurement of insurance coverage for, an Office Holder of the Registrant is permitted if it is permitted by the Registrant's Articles of Association and if it is approved by the Registrant's Audit Committee and Board of Directors. The Registrant's Articles of Association permit such indemnification and procurement of insurance coverage. In certain circumstances, the Israeli Companies Ordinance also requires approval of such indemnification and insurance by the Registrant's shareholders. The approval of indemnification agreements and procurement of insurance for all of the Registrant's directors will require shareholder approval. In addition, the approval of indemnification and procurement of insurance for certain directors who may be deemed to hold 25% or more of the share capital of the Registrant requires the consent of disinterested shareholders subject and pursuant to the Israeli Companies Ordinance.

      The Registrant intends to purchase a directors' and officers' liability insurance policy insuring its Office Holders with respect to those matters permitted by the Israeli Companies Ordinance.

Item 15.  Recent Sales of Unregistered Securities

      During the past three years, the Registrant made the following sales of its unregistered securities.

      Between September and December 1997, the Registrant effected a private offering of its Ordinary Shares in the United States, for which Josephthal & Co. Inc. ("Josephthal") acted as exclusive placement agent. See "Certain

Transactions." The private placement was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof. As compensation for its services as the Registrant's exclusive placement agent, Josephthal received fees of $439,000 and warrants to purchase 400,000 Ordinary Shares at an exercise price of $1.00 per share. Payment to Josephthal in consideration for the banking services rendered by Josephthal to the Registrant has been approved by the Registrant's shareholders.


Item 16.  Exhibits and Financial Statement Schedules.

(a)     Exhibits


Exhibit
Number   Description
-------  -----------
   3.1   Memorandum of Association of the Registrant, in Hebrew with a translation to English.(1)

   3.2   Articles of Association of the Registrant.(1)

   3.3   Certificate of Name Change.(2)

   4.1   Specimen Certificate for Ordinary Shares.(1)

   4.2   Representative's Warrant Agreement dated October 12, 1995.(1)

   4.3   Form of Representative's Warrant Certificate.(1)

   4.4   Forms of Placement Agent's Warrant Agreement and Certificate

   4.5   Forms of Qualified Independent Underwriter's Warrant Agreement and
         Certificate.

   5.1   Opinion of Shimonov Barnea & Co.

   10.1  1995 Stock Option / Stock Purchase Plan.(1)

   10.2  Amendment to the 1995 Stock Option / Stock Purchase Plan.

   10.3  1997 Stock Option Plan.(3)

   10.4  1998 Non-Employee Director Share Option Plan.(4)

   10.5  Lease Agreement between the Registrant and Mr. Moshe Nur dated October
         4, 1993, as amended on May 29, 1995, in Hebrew with a translation to English.(1)

   10.6 Lease Agreement for office space in Brussels, Belgium between Nivellease, S.A. and the Registrant dated November 25, 1996.

   10.7 Lease Agreement for office space in Newton Centre, Massachusetts between WHTR Real Estate Limited Partnership and the Registrant dated
         July 10, 1998.

   10.8  Qualified Independent Underwriting Agreement.

   10.9  Distribution Agreement between Imaje S.A. and the Registrant dated
         June 26, 1995.(1)

  10.10 Settlement Agreements relating to Moshe Nur and his affiliated companies.

  10.11  Bank BBL credit line(s).(5) (P)

  10.12  Banque Artesia credit line(s).(5) (P)

  10.13  Fleet National Bank credit line.(5) (P)

  10.14  Bank Hapoalim credit line.(5) (P)

  10.15  Bank Clali credit line.(5) (P)

  10.16  Bank Hapoalin revolving loan agreement.(5) (P)

  10.17  Agreement between I.T.S. Machinery Development Ltd. and the
         Registrant dated February 10, 1997.

  10.18  Form of confidentiality agreement.

  10.19  Agreement dated September 13, 1998 between "Meital" Electronic
         Technology Ltd. and Markowitz Yaakov and Nur Macroprinters Ltd.

  21     List of Subsidiaries of the Registrant.(6)

  23.1   Consent of Krost Forer & Gabbay.

  23.2   Consent of Willy Knyrim.

  23.3   Consent of Shimonov Barnea & Co. (included in Exhibit 5.1).

  24     Power of Attorney.(7)

  27.1  Financial Data Schedule as of and for the year ended December 31, 1995.(3)

  27.2  Financial Data Schedule as of and for the year ended December 31, 1996.(3)

  27.3  Financial Data Schedule as of and for the year ended December 31, 1997.(3)

  27.4  Financial Data Schedule as of and for the nine months ended September
        30, 1997.

  27.5  Financial Data Schedule as of and for the nine months ended September
        30, 1998.

----------------
1/ Previously filed with the Company's Registration Statement (File No. 33-93160) on Form F-1 and incorporated by reference herein.
2/ Previously filed with the Company's Form 6-K dated January 7, 1998 and incorporated by reference herein.
3/ Previously filed with the Company's Form 20-F for the year ended December 31, 1997 and incorporated by reference herein.
4/ Previously filed with the Company's Form 6-K dated November 13, 1998 and incorporated by reference herein.
5/    Filed in summary form. Original filed in paper format pursuant to Form SE.
6/ Previously filed with the Company's Form 20-F for the year ended December 31, 1997 and incorporated by reference herein.
7/ Previously filed with the Company's Form F-1 (File No. 333-66103) on October 26, 1998.


      (b) Financial Statement Schedules


      Other than as set fourth below, all schedules have been omitted as the required information is either not applicable or presented in the financial statements or notes thereto.

                         Report of Independent Auditors

To: Board of Directors
NUR MACROPRINTERS LTD.


We have audited the consolidated financial statements of Nur Macroprinters Ltd. as of December 31, 1997, 1996, and for each of the two years in the period ended December 31, 1997, and the financial statements for the year ended December 31, 1995 and have issued our report thereon dated March 9, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                       /s/ Kost, Forer and Gabbay
Tel-Aviv, Israel                       KOST, FORER AND GABBAY
February 22, 1999                      Certified Public Accountants (Israel)

                             NUR MACROPRINTERS LTD.
                 Schedule II - VALUATION AND QUALIFING ACCOUNTS
                            US DOLLARS in THOUSANDS

------------------------------------------------------------------------------------------------------
                       Balance at            Charged to costs      Deductions        Balance at
                       December 31, 1994     and expenses                            December 31, 1995
------------------------------------------------------------------------------------------------------
Allowance for                 --                   132                  --                 132
doubtful accounts
------------------------------------------------------------------------------------------------------
Allowance for                 --                    --                  --                  --
returns
------------------------------------------------------------------------------------------------------
Allowance for price           --                    --                  --                  --
protection
------------------------------------------------------------------------------------------------------
Total                         --                   132                  --                 132
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                       Balance at            Charged to costs      Deductions        Balance at
                       December 31, 1995     and expenses                            December 31, 1996
------------------------------------------------------------------------------------------------------
Allowance for                132                   499                 (25)                606
doubtful accounts
------------------------------------------------------------------------------------------------------
Allowance for                 --                    --                  --                  --
returns
------------------------------------------------------------------------------------------------------
Allowance for price           --                    --                  --                  --
protection
------------------------------------------------------------------------------------------------------
Total                        132                   499                 (25)                606
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                       Balance at            Charged to costs      Deductions        Balance at
                       December 31, 1996     and expenses                            December 31, 1997
------------------------------------------------------------------------------------------------------
Allowance for                606                   448                (514)                540
doubtful accounts
------------------------------------------------------------------------------------------------------
Allowance for                 --                    --                  --                  --
returns
------------------------------------------------------------------------------------------------------
Allowance for price           --                    --                  --                  --
protection
------------------------------------------------------------------------------------------------------
Total                        606                   448                (514)                540
------------------------------------------------------------------------------------------------------

Item 17.  Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unacceptable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, however, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to paragraph (4) below and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.


      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X promulgated under the Securities Act, as interpreted by the Securities and Exchange Commission, at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1, and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The State of Israel, on February 23, 1999.



                                   NUR MACROPRINTERS LTD.
                                   By: /s/ Erez Shachar
                                       -----------------------------
                                       Erez Shachar
                                       President and Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


             Signature                        Title of Capacities                 Date
             ---------                        -------------------                 ----
                    *                     Chairman of the Board of          February 23, 1999
----------------------------------------    Directors
Dan Purjes

                    *                     President and Chief Executive     February 23, 1999
----------------------------------------    Officer and Director
Erez Shachar

            /s/ Hilel Kremer              Chief Financial Officer and       February 23, 1999
----------------------------------------    Secretary
Hilel Kremer

                    *                              Director                 February 23, 1999
----------------------------------------
Roni Ferber

                    *                              Director                 February 23, 1999
----------------------------------------
Yoram Ben-Porat

                    *                              Director                 February 23, 1999
----------------------------------------
Robert L. Berenson

                    *                              Director                 February 23, 1999
----------------------------------------
Robert Hussey

*   By:  /s/ Erez Shachar
         ------------------------------
         Erez Shachar, Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit
Number  Description
------- -----------
   3.1   Memorandum of Association of the Registrant, in Hebrew with a translation to English.(1)

   3.2   Articles of Association of the Registrant.(1)

   3.3   Certificate of Name Change.(2)

   4.1   Specimen Certificate for Ordinary Shares.(1)

   4.2   Representative's Warrant Agreement dated October 12, 1995.(1)

   4.3   Form of Representative's Warrant Certificate.(1)

   4.4   Forms of Placement Agent's Warrant Agreement and Certificate

   4.5   Forms of Qualified Independent Underwriter's Warrant Agreement and Certificate.

   5.1   Opinion of Shimonov Barnea & Co.

   10.1  1995 Stock Option / Stock Purchase Plan.(1)

   10.2  Amendment to the 1995 Stock Option / Stock Purchase Plan.

   10.3  1997 Stock Option Plan.(3)

   10.4  1998 Non-Employee Director Share Option Plan.(4)

   10.5  Lease Agreement between the Registrant and Mr. Moshe Nur dated October
         4, 1993, as amended on May 29, 1995, in Hebrew with a translation to English.(1)

   10.6 Lease Agreement for office space in Brussels, Belgium between Nivellease, S.A. and the Registrant dated November 25, 1996.

   10.7 Lease Agreement for office space in Newton Centre, Massachusetts between WHTR Real Estate Limited Partnership and the Registrant dated
         July 10, 1998.

   10.8  Qualified Independent Underwriting Agreement.

   10.9  Distribution Agreement between Imaje S.A. and the Registrant dated
         June 26, 1995.(1)

  10.10 Settlement Agreements relating to Moshe Nur and his affiliated companies.

  10.11  Bank BBL credit line(s).(5) (P)

  10.12  Banque Artesia credit line(s).(5) (P)

  10.13  Fleet National Bank credit line.(5) (P)

  10.14  Bank Hapoalim credit line.(5) (P)

  10.15  Bank Clali credit line.(5) (P)

  10.16  Bank Hapoalim revolving loan agreement.(5) (P)

  10.17  Agreement between I.T.S. Machinery Development Ltd. and the Registrant dated
         February 10, 1997.

  10.18  Form of confidentiality agreement.

  10.19  Agreement dated September 13, 1998 between "Meital" Electronic
         Technology Ltd. and Markowitz Yaakov and Nur Macroprinters Ltd.

  21     List of Subsidiaries of the Registrant.(6)

  23.1   Consent of Krost Forer & Gabbay.

  23.2   Consent of Willy Knyrim.

  23.3   Consent of Shimonov Barnea & Co. (included in Exhibit 5.1).

  24.    Power of Attorney.(7)

  27.1   Financial Data Schedule as of and for the year ended December 31, 1995.(3)

  27.2   Financial Data Schedule as of and for the year ended December 31, 1996.(3)

  27.3   Financial Data Schedule as of and for the year ended December 31, 1997.(3)

  27.4   Financial Data Schedule as of and for the nine months ended September
         30, 1997.

  27.5   Financial Data Schedule as of and for the nine months ended
         September 30, 1998.

-------------------
1/ Previously filed with the Company's Registration Statement (File No. 33-93160) on Form F-1 and incorporated by reference herein.
2/ Previously filed with the Company's Form 6-K dated January 7, 1998 and incorporated by reference herein.
3/ Previously filed with the Company's Form 20-F for the year ended December 31, 1997 and incorporated by reference herein.
4/ Previously filed with the Company's Form 6-K dated November 13, 1998 and incorporated by reference herein.
5/    Filed in summary form. Original filed in paper format pursuant to Form SE.
6/ Previously filed with the Company's Form 20-F for the year ended December 31, 1997 and incorporated by reference herein.
7/ Previously filed with the Company's Form F-1 (File No. 333-66103) on October 26, 1998